As filed with the Securities and Exchange Commission on March 30, 2022
Registration No. 333-240278
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Digital Media Solutions, Inc.
(Exact name of registrant as specified in its charter)
Delaware	7389	98-1399727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4800 140th Avenue N., Suite 101
Clearwater, Florida 33762
(877) 236-8632
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Anthony Saldana
General Counsel, Executive Vice President of Compliance and Secretary
4800 140th Avenue N., Suite 101
Clearwater, Florida 33762
(877) 236-8632
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Jeremy L. Moore
Baker & McKenzie LLP
700 Louisiana Street
Houston, Texas 77002
(713) 427-5000
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
This Post-Effective Amendment No. 3 (this “Post-Effective Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-240278) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 7, 2020, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 16, 2022, and to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement on July 31, 2020.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included herein is a combined prospectus which also relates to the Registration Statement on Form S-4 (File No. 333-238180), which was declared effective on June 23, 2020, as supplemented (the “Prior Registration Statement”), relating to the issuance by the registrant of, among other securities, 14,000,000 shares of Class A Common Stock, par value $0.0001, (“Class A Common Stock”), of the registrant upon the exercise of warrants to purchase shares of Class A Common Stock, Pursuant to Rule 429 under the Securities Act, this Registration Statement also constitutes a post-effective amendment to the Prior Registration Statement, as amended by Post-Effective Amendment No. 1 filed on March 26, 2021, as further amended by Post-Effective Amendment No. 2 filed on April 7, 2021, and this post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 30, 2022
PRELIMINARY PROSPECTUS

Digital Media Solutions, Inc.
72,291,202 Shares of Class A Common Stock
4,000,000 Warrants to Purchase Class A Common Stock
This prospectus relates to the following: (i) the issuance by Digital Media Solutions, Inc., a Delaware corporation (“DMS”), of up to 13,999,078 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“Warrants”), including the Public Warrants and the Private Placement Warrants (each as defined in the “Selected Definitions” section of this prospectus); and (ii) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (A) up to 58,292,124 shares of Class A Common Stock and (B) up to 4,000,000 Private Placement Warrants.
This prospectus provides you with a general description of such securities and the general manner in which DMS and the Selling Holders may offer or sell the securities. More specific terms of any securities that DMS and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
DMS will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock issued by DMS pursuant to this prospectus, except with respect to amounts received by DMS upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, DMS will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
The registration of the securities covered by this prospectus does not mean that either DMS or the Selling Holders will issue, offer or sell, as applicable, any of such securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See the section of this prospectus entitled “Plan of Distribution” for additional information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in DMS securities.
The Class A Common Stock and Warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively. On March 28, 2022, the closing price of the Class A Common Stock was $3.56 per share and the closing price of the Warrants was $0.28 per warrant.
DMS is an “emerging growth company” and a “smaller reporting company,” as such terms are defined under the federal securities laws and, as such, is subject to certain reduced public company reporting requirements.
Investing in DMS securities involves risks. See the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4 and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, (the “Securities Act”), this prospectus is a combined prospectus which also relates to the Registration Statement on Form S-4 (File No. 333-238180), which was declared effective on June 23, 2020, as supplemented (the “Prior Registration Statement”), relating to the issuance by DMS of, among other securities, 14,000,000 shares of Class A Common Stock upon exercise of the Warrants. Pursuant to Rule 429 under the Securities Act, the Registration Statement of which this prospectus is a part also constitutes a post-effective amendment to the Prior Registration Statements, and such post-effective amendment became effective concurrently with the effectiveness of the Registration Statement of which this prospectus is a part in accordance with Section 8(c) of the Securities Act.
The date of this prospectus is      , 2022.

i

ABOUT THIS PROSPECTUS
Unless the context indicates otherwise, references to “DMS,” the “Company,” “we,” “us” and “our” in this prospectus refer to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined in “Selected Definitions”).
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 13,999,078 shares of Class A Common Stock upon exercise of the Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 59,445,024 shares of Class A Common Stock and up to 4,000,000 Private Placement Warrants from time to time through any means described in “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and Private Placement Warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
MARKET, RANKING AND OTHER INDUSTRY DATA
Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.
We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.
Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•
“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement entered into by DMS, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the Leo Independent Directors at Closing;

•
“Amended Partnership Agreement” are to the amended and restated limited liability company agreement of DMSH entered into by DMS, DMSH, Prism, Clairvest Direct Seller, Blocker Corp and the Prism members at Closing;

•	“Amended and Restated Warrant Agreement” are to the amended and restated warrant agreement entered into by DMS and Continental at Closing;
•	“Blocker Corp” are to CEP V DMS US Blocker Company, a Delaware corporation;
•	“Blocker Seller 1” are to Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership;
•	“Blocker Seller 2” are to CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership;
•	“Blocker Sellers” are to Blocker Seller 1 and Blocker Seller 2;
•	“Board” are to the board of directors of DMS;
•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement, collectively;
•
“Business Combination Agreement” are to Business Combination Agreement, dated as of April 23, 2020 by and among Leo, DMS, Blocker Corp, Sellers, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor.

•	“Business Combination Consideration” are to a combination of cash consideration, the Seller Warrants, shares of Class B Common Stock and shares of Class C Common Stock;
•	“Bylaws” are to the bylaws of DMS which were made effective upon the Domestication;
•	“Certificate of Incorporation” are to the certificate of incorporation of DMS which was made effective upon the Domestication;

•	“Clairvest” are to Clairvest Group Inc., an Ontario corporation;
•	“Clairvest Direct Seller” are to CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership;
•	“Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of DMS;
•
“Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of DMS, which have no economic value but entitle the holder thereof to one vote per share and, in accordance with the Certificate of Incorporation, will be retired on a one-for-one basis upon the redemption of any DMS Units held by Prism or Clairvest Direct Seller in accordance with the Amended Partnership Agreement;

•
“Class C Common Stock” are to the Class C common stock, par value $0.0001 per share, of DMS, which are convertible into shares of Class A Common Stock in accordance with the Certificate of Incorporation on a one-to-one basis;

•	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of DMS;
•
“Class B ordinary shares” or “Founder Shares” are to the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo (of which at least 1,924,282 Class B ordinary shares were surrendered and forfeited pursuant to the Surrender Agreement described in this registration statement);

•	“Closing” are to the closing of the Business Combination;
•	“Continental” are to Continental Stock Transfer & Trust Company;
•	“Converted Founder Shares” are to the shares of Class A Common Stock issued as a matter of law upon the conversion of the Class B ordinary shares at the time of the Domestication;
•
“Conversion” are to the conversion by Blocker Sellers of the shares of Class C Common Stock issued to them in the Business Combination into shares of Class A Common Stock, on a one-for-one basis, in accordance with the Certificate of Incorporation that was effective as of immediately prior to the close of business on July 17, 2020;

•	“Conversion Shares” are to the 17,937,954 shares of Class A Common Stock that were issued to the Blocker Sellers in connection with the Conversion;
•
“Crisp Results Purchase Agreement” are to asset purchase agreement, dated as of April 1, 2021, by and among DMS, Inc., Edge Marketing LLC, a Delaware LLC, Crisp Marketing LLC, a Florida LLC, Union Health, LLC, a Florida LLC and Justin Ferreira as Seller Representative in connection with the Crisp Results Acquisition.

•	“Director Nomination Agreement” are to the director nomination agreement to entered into by DMS, Sponsor, Sponsor PIPE Entity, Clairvest and Prism at the Closing;
•	“DMS” are to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries;
•	“DMS Common Stock” are collectively to Class A Common Stock, Class B Common Stock and Class C Common Stock;
•	“DMS LLC” are to Digital Media Solutions, LLC, a Delaware limited liability company;
•	“DMS Units” are to the membership interests in DMSH;
•	“DMSH” are to Digital Media Solutions Holdings, LLC, a Delaware limited liability company;
•	“Domestication” are to the domestication of Leo Holdings Corp. as a corporation incorporated in the State of Delaware;
•	“initial public offering” are to Leo’s initial public offering that was consummated on February 15, 2018;
•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-222599) filed by Leo in connection with its initial public offering and declared effective by the SEC on February 12, 2018;

•	“Leo” are to Leo Holdings Corp. prior to the Domestication;
•	“Leo Independent Directors” are to Mss. Bush and Minnick, and Mr. Bensoussan;
•
“Leo private placement warrants” are to the 4,000,000 private placement warrants of Leo (of which 2,000,000 Leo private placement warrants were surrendered and forfeited pursuant to the Surrender Agreement described in this prospectus), which were automatically converted by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections were waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into warrants to acquire shares of Class A Common Stock in the Domestication;

•	“Lion Capital” are to Lion Capital, LLP, an affiliate of Sponsor;
•
“Majority Shareholders” are to Prism and three Clairvest funds, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, and CEP V Co-Investment Limited Partnership, collectively;

•
“Non-Blocker Member” are to any individual or entity (other than Blocker Corp) that is, from time to time, admitted to DMSH as a member pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement and that has not ceased to be a member of DMSH pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement;

•
the outstanding Class A Common Stock “on an as-redeemed basis” are to the number of shares of Class A Common Stock that would be outstanding assuming all DMS Units held by Prism, Clairvest Direct Seller and the SmarterChaos sellers were acquired upon a Redemption by DMS for shares of Class A Common Stock in accordance with the Amended Partnership Agreement;

•	“ordinary shares” are to the Class A ordinary shares and the Class B ordinary shares, collectively;
•
“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively committed to subscribe for the PIPE Shares for an aggregate purchase price equal to $100.0 million, which were consummated substantially concurrently with the Closing;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including Sponsor PIPE Entity) that received the PIPE Shares in the PIPE Investment;
•	“PIPE Shares” are to the 10,424,282 shares of Class A Common Stock that were issued to the PIPE Investors in connection with the PIPE Investment;
•	“Prism” are to Prism Data, LLC, a Delaware limited liability company;
•
“Private Placement Warrants” are to the 2,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the Leo private placement warrants and the Seller Warrants;

•	“pro forma” are to giving pro forma effect to the Business Combination;
•
“Public Warrants” are to the 10,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the public warrants that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;

•
“Redemption” are to an acquisition made pursuant to the Amended Partnership Agreement by DMS of DMS Units in exchange for Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications);

•	“Redemption Shares” are to shares of Class A Common Stock issued in connection with a Redemption;
•	“SEC” are to the Securities and Exchange Commission;
•	“Sellers” are to Prism, Clairvest Direct Seller and Blocker Sellers;
v

•	“Seller Warrants” are to the 2,000,000 warrants issued to Sellers as part of the Business Combination Consideration and pursuant to the Amended and Restated Warrant Agreement;
•	“Surrender Agreement” are to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated as of June 22, 2020, entered into by Leo, the Sponsor and the Leo Independent Directors;
•	“Sponsor” are to Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership;
•	“Sponsor PIPE Entity” are to Lion Capital (Guernsey) Bridgeco Limited, a company organized under the laws of Guernsey;
•	“Subscription Agreements” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Investment;
•	“Tax Receivable Agreement” are to the tax receivable agreement entered into by DMS, Blocker Corp and the Sellers at the Closing; and
•	“Trust Account” are to the trust account established at the consummation of Leo’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are made in reliance upon the protections provided by such acts for forward-looking statements. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:
•	our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives;
•	the possibility that DMS may not be able to realize higher value for its business through a strategic alternative and therefore retains its current corporate and business structure;
•
the possibility that DMS may decide not to undertake a strategic alternative or that it is not able to consummate any proposed strategic alternative due to, among other things, market, regulatory and other factors;

•	the potential for disruption to DMS’s business, including, among other things, attracting and retaining customers, suppliers, key personnel;
•	any potential adverse effects on DMS’s stock price resulting from the announcement of the process to review potential strategic alternatives or the results of that review;
•	the COVID-19 pandemic or other public health crises;
•	changes in client demand for our services and our ability to adapt to such changes; (8) the entry of new competitors in the market;
•	the ability to maintain and attract consumers and advertisers and successfully grow and operate our new health insurance agency business, in the face of changing economic or competitive conditions;
•	the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers;
•	the performance of DMS’s technology infrastructure;
•	the ability to protect DMS’s intellectual property rights;
•	the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including the Crisp Results assets and Aimtell, PushPros and Aramis Interactive;
•	the ability to improve and maintain adequate internal controls over financial and management systems, and remediate the identified material weakness;
•	changes in applicable laws or regulations and the ability to maintain compliance;
•	our substantial levels of indebtedness;
•	volatility in the trading price on the NYSE of our common stock and warrants;
•	fluctuations in value of our private placement warrants; and
•	other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those described herein under the heading “Risk Factors.”
There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. In addition, DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”
Our Business
DMS is a leading provider of technology-enabled, data-driven digital performance advertising solutions. DMS is headquartered in Clearwater, Florida with nearly 580 employees as of December 31, 2021.
Our performance-based ROI-driven business model derisks ad spend for advertisers which in turn positions DMS to grow as digital ad spend accelerates because advertisers are shifting more of their ad spend from traditional channels like TV and radio to digital channels, including social media, search, display, e-mail, push and connected TV.
The Company has three material revenue streams, which represents disaggregation of services for:
(1) customer acquisition, (2) managed services and (3) software services (“SaaS”).
•
Customer acquisition - The process of identifying and cultivating potential customers (also known as customers or near customers otherwise known as leads) for our customer’s business products or services through impressions, clicks and direct messaging (email, push and text/SMS or short message service) based on predefined qualifying characteristics specified by the customer. Revenue is earned based on the cost per action (“CPA”) defined within the executed insertion order (“IO”) and/or agreed to with the customer.

•
Managed Services - The management of a customer’s marketing spend and performance, through the utilization of proprietary software delivery platform. Revenue in certain cases, is earned based on a percentage (%) of the customer’s total media spend, which is recognized as a net revenue, while other revenue is recognized on a gross basis.

•
Software Services (“SaaS”) - The application of propriety performance marketing software, which tracks lead counts, sources and channels, pricing and overall spend for each client. The software allows online real-time management of marketing activities and spend to attract potential applicants, sourced through various digital online methods. Revenue is earned by licensing the software to customers under a Software Services (“SaaS”) based contract.

Recent Business Acquisitions
Over the past eight years, we have adopted a diversification strategy and have grown to become a leading provider of digital performance advertising solutions, with three reportable segments (described above). Our recent acquisitions are as follows.
On April 1, 2021, the Company completed a transaction to purchase the assets of Crisp Marketing, LLC (“Crisp Results”). Crisp Results is a digital performance advertising company. The Company paid consideration of $40.0 million upon closing of the transaction, consisting of $20.0 million cash and Class A Common Stock valued at $20.0 million. The transaction also includes up to $10.0 million in contingent consideration to be earned over the 12 months following the acquisition, subject to the achievement of certain milestones, and a $5.0 million deferred payment to be paid 18 months after the acquisition date in the form of cash or Class A common stock at the Company’s discretion.
On February 1, 2021, the Company acquired Aimtell, Inc. (“Aimtell”), PushPros, Inc. (“PushPros”) and Aramis Interactive (“Aramis”). Aimtell and PushPros are leading providers of technology-enabled digital performance advertising solutions connecting consumers and advertisers within the home, auto, health and life insurance verticals. Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20.0 million upon the closing transaction, consisting of $5.0 million in cash and approximately 1.29 million shares of Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the three years following the acquisition, subject to the achievement of certain milestones. The contingent consideration can be paid in cash or Class A Common Stock at the election of the Company.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of our initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” included in this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632. Our website is https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING
We are registering the issuance by us of up to 13,999,078 shares of Class A Common Stock that may be issued upon exercise of Warrants, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 59,445,024 shares of Class A Common Stock and (ii) up to 4,000,000 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the heading “Risk Factors.”
Issuance of Class A Common Stock
The following information is as of March 28, 2022 and does not give effect to issuances of our Class A Common Stock or the exercise of Warrants after such date.
Shares of Class A Common Stock to be issued upon exercise of all Warrants
13,999,078 shares
Shares of Class A Common Stock outstanding prior to exercise of all Warrants
36,394,335 shares
Use of proceeds
We will receive up to an aggregate of approximately $161,000,000 from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A Common Stock and Private Placement Warrants
Shares of Class A Common Stock potentially offered by the Selling Holders (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Conversion Shares, the Redemption Shares, the Converted Founder Shares and the PIPE Shares)
58,292,124 shares
Private Placement Warrants offered by the Selling Holders (includes the Seller Warrants and 2,000,000 Private Placement Warrants held by Sponsor)
4,000,000 warrants
Exercise Price Redemption
$11.50 per share, subject to adjustment as described herein The warrants are redeemable in certain circumstances. See “Description of Securities—Private Placement Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of the Class A Common Stock or Private Placement Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
NYSE Ticker Symbols
Class A Common Stock: “DMS”
Warrants: “DMS WS”

RISK FACTORS
An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the risk factors and the other information included in this prospectus, including “Cautionary Statement Regarding Forward-Looking Statements,” “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us.
Summary of Risk Factors
The following summarizes the significant factors, events and uncertainties that could create risk with an investment in our securities. The events and consequences discussed in these risk factors could, in circumstances we may not be able to accurately predict, recognize or control, have a material adverse effect on our business, growth, strategy, financial condition, operating results, cash flows, liquidity, and stock price. These risk factors do not identify all risks that we face. Our operations could also be affected by factors, events or uncertainties that are not presently known to us or that we currently do not consider to present significant risks to our operations. We group these risk factors into four categories:
Risks related to our business:
•	changes in client demand for our services and our ability to adapt to such changes;
•	we participate in highly competitive markets, and the entry of new competitors in these markets;
•	the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;
•	dependence on search engines, display advertising, social media, email, and content-based online advertising and other online sources to attract consumers;
•
if our messages are not delivered and accepted or are routed by messaging providers less favorably than other messages, or if our sites are not accessible or treated disadvantageously by internet service providers;

•	the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers;
•	the performance of DMS technology infrastructure;
•	the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires;
•	our substantial levels of indebtedness, and maintaining covenants under our credit facility;
•	litigation could distract management, increase our expenses or subject us to material money damages and other remedies;
•
the change in fair value of our private placement warrants at each reporting period and the potential that such change may adversely affect our net income (loss) in our consolidated statements of earnings (loss); and

•	dependence on key personnel to operate our business, and our management team has limited experience managing a public company.
Risks related to intellectual property:
•	the ability to protect DMS intellectual property rights; and
•	we may face litigation and liability due to claims of infringement of third-party intellectual property rights.

Risks related to government regulation:
•	our businesses are heavily regulated, and are subject to a variety of international, federal, state, and local laws;
•	federal, state and international laws regulating telephone and messaging marketing practices impose certain obligations on advertisers, which could reduce our ability to expand our business; and
•	changes in applicable laws or regulations and the ability to maintain compliance.
Risks related to our capital stock and warrants and other business risks:
•	we are a holding company and our only material asset is our indirect interest in DMS, and we are accordingly dependent upon DMS distributions;
•
we are required under the Tax Receivable Agreement to make payments to the Sellers (as defined below) in respect of certain tax benefits and certain refunds of pre-Closing taxes of DMS and Blocker Corp, and such payments may be substantial;

•	the ability to improve and maintain adequate internal controls over financial and management systems;
•	our large shareholders have significant influence over us; and
•	volatility in the trading price on NYSE of our common stock and warrants.
Risks Related to Our Business
Our business is dependent on our relationships with advertisers with few long-term contractual commitments. If advertisers stop purchasing consumer engagement or referrals from us, decrease the amount they are willing to spend per engagement or referral, or if we are unable to establish and maintain new relationships with advertisers, our business, results of operations and financial condition could be materially adversely affected.
A substantial majority of our revenue is derived from sales of consumer engagements in the forms of referrals to our advertisers clients. Our relationships with advertisers are dependent on our ability to deliver quality engagements and referrals in the form of clicks, leads, calls and customers at attractive volumes and prices. If advertisers are not able to acquire their preferred engagements and referrals in our marketplaces and through our brand direct solutions, they may stop buying engagements and referrals from us or may decrease the amount they are willing to spend for engagements and referrals. Our agreements with advertisers are almost entirely short-term agreements, and advertisers can stop participating in our marketplaces and through our brand direct solutions at any time with no notice. As a result, we cannot guarantee that advertisers will continue to work with us or, if they do, the number of engagements and referrals they will purchase from us, the price they will pay per engagements and referral or their total spend with us. In addition, we may not be able to attract new advertisers to our marketplaces and our brand direct solutions or increase the amount of revenue we earn from advertisers over time.
If we are unable to maintain existing relationships with advertisers in our marketplaces and through our brand direct solutions or unable to add new advertisers, we may be unable to offer our consumers the experience they expect. This deficiency could reduce consumers’ confidence in our services, making us less popular with consumers. As a result, consumers could cease to use us or use us at a decreasing rate.
We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites, marketplaces, or through our brand direct solutions and if we are unable to cost-effectively attract consumers and convert them into sales for our advertisers, our business and financial results may be harmed.
Our success depends on our ability to attract online consumers to our websites, marketplaces or through our brand direct solutions and convert those consumers into sales for our advertisers. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement and, separately, organic searches that depend upon the content on our sites.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business could suffer.
If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites, and a decrease in consumer traffic to our websites, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and the volume of sales generated by consumer traffic varies and can decline from to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.
We currently compete with numerous other online marketing companies, and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position. In addition, other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining consumers, or if we are unable to effectively convert visits into consumer sales, our business, financial condition and results of operations could be materially adversely affected.
We compete with other media for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.
We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites, marketplaces and through our brand direct solutions. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:
•	the ability of our advertisers to earn an attractive return on investment from their spending with us;
•	our ability to increase the number of consumers using our marketplaces and brand direct solutions;
•	our ability to compete effectively with other media for advertising spending; and
•	our ability to keep pace with changes in technology and the practices and offerings of our competitors.
We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.
In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the internet. The adoption of online marketing may require a cultural shift among advertisers as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.
If consumers do not find value in our services or do not like the consumer experience on our platform, the number of engagement or referrals in our marketplaces and through our brand direct solutions may decline, and our business, results of operations and financial condition could be materially adversely affected.
If we fail to provide a compelling experience to our consumers through our web platforms (i.e., our desktop and mobile experiences which include both tablets and phones), the number of consumer engagements or referrals purchased from us will decline, and advertisers may terminate their relationships with us or reduce their spending with us. If advertisers stop offering products in our marketplaces and through our brand direct solutions, we may not be able to maintain and grow our consumer traffic, which may cause other advertisers to stop using our marketplaces and our brand direct solutions. We believe that our ability to provide a compelling web platform experience is subject to a number of factors, including:
•
our ability to maintain marketplaces and brand direct solutions for consumers and advertisers that efficiently captures user intent and effectively delivers relevant information to each individual consumer;

•	our ability to continue to innovate and improve our marketplaces and our brand direct solutions;
•	our ability to launch new vertical offerings that are effective and have a high degree of consumer and advertiser engagement;
•	our ability to maintain the compatibility of our mobile applications with operating systems, such as iOS and Android, and with popular mobile devices running such operating systems; and
•
our ability to access a sufficient amount of data to enable us to provide relevant information to consumers. If the use of our marketplaces and brand direct solutions declines or does not continue to grow, our business and operating results would be harmed.

We rely on the data provided to us by consumers and advertisers to improve our product and service offerings, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business.
Our business relies on the data provided to us by consumers and advertisers using our marketplaces brand direct solutions. The large amount of information we use in operating our marketplaces and brand direct solutions is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our marketplaces and our brand direct solutions may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our marketplaces and our brand direct solutions and could materially adversely affect our business and financial results.
If our emails are not delivered and accepted or are routed by email providers less favorably than other emails, or if our sites are not accessible or treated disadvantageously by internet service providers, our business may be substantially harmed.
If email providers or internet service providers, or ISPs, implement new or more restrictive email or content delivery or accessibility policies, including with respect to net neutrality, it may become more difficult to deliver emails to consumers or for consumers to access our websites and services. For example, certain email providers, including Google, may categorize our emails as “promotional,” and these emails may be directed to an alternate, and less readily accessible, section of a consumer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to consumers in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact consumers through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our operating results and financial condition could be substantially harmed. Further, if ISPs prioritize or provide superior access to our competitors’ content, our business and results of operations may be adversely affected.
Advertisers who use our marketplaces and brand direct solutions can offer products and services outside of our marketplaces and brand direct solutions or obtain similar services from our competitors.
Because generally we do not have exclusive relationships with advertisers, consumers may purchase products from them without having to use our marketplaces and brand direct solutions. Advertisers can attract consumers directly through their own marketing campaigns or other traditional methods of distribution, such as referral arrangements, physical storefront operations or broker agreements. Advertisers also may offer information to prospective customers online directly, through one or more online competitors of our business, or both. If our advertisers determine to compete directly with us or choose to favor one or more of our competitors, they could cease providing us with information and terminate any direct interactions we have with their online workflows, customer relationship management systems and internal platforms, which would reduce the breadth of the information available to us and could put us at a competitive disadvantage against their direct marketing efforts or our competitors that retain such access. If consumers seek products directly from advertisers or through our competitors, or if advertisers cease providing us with access to their systems or information, the number of consumers searching for products on our marketplaces and through our brand direct solutions may decline, and our business, financial condition and results of operations could be materially adversely affected.
If we are unable to develop new offerings, achieve increased consumer adoption of those offerings or penetrate new vertical markets, our business and financial results could be materially adversely affected.
Our success depends on our continued innovation to provide product and service offerings that make our marketplaces, brand direct solutions and websites useful for consumers. These new offerings must be widely adopted by consumers in order for us to continue to attract advertisers to our marketplaces and brand direct solutions. Accordingly, we must continually invest resources in product, technology and development in order to improve the comprehensiveness and effectiveness of our marketplaces and brand direct solutions and their related product and service offerings and effectively incorporate new internet technologies into them. These product, technology and development expenses may include costs of hiring additional personnel and of engaging third-party service providers and other research and development costs.
Without innovative marketplaces and brand direct solutions and related product and service offerings, we may be unable to attract additional consumers or retain current consumers, which could adversely affect our ability to attract and retain advertisers who want to participate in our marketplaces and through our brand direct solutions, which could, in turn, harm our business and financial results. In addition, while we have historically concentrated our efforts on the home and auto insurance, consumer finance, education home services and health and wellness markets, we will need to penetrate additional vertical markets, such as health insurance, life insurance and charitable giving / nonprofits, in order to achieve our long-term growth goals. Our success in the home and auto insurance, consumer finance, education home services and health and wellness markets depend on our deep understanding of these industries. In order to penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources and we may not be successful. In addition, these new vertical markets may have specific risks associated with them. If we fail to penetrate new vertical markets successfully, our revenue may grow at a slower rate than we anticipate and our financial condition could suffer.
If we fail to build and maintain our brand, our ability to expand the use of our marketplaces and brand direct solutions by consumers and advertisers may be adversely affected.
Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal. A failure by us to build our brand and deliver on these expectations could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive our marketplaces and brand direct solutions as a better web platform experience, our reputation and the strength of our brand may be adversely affected.
Some of our competitors have more resources than we do and can spend more advertising their brands and services. As a result, we are required to spend considerable money and other resources to create brand awareness and build our reputation. Should the need or competition for top-of-mind awareness and brand preference increase, we may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.
Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and participation in our marketplaces and brand direct solutions and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

Our marketing efforts may not be successful.
We currently rely on performance marketing channels that must deliver on metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.
If we fail to manage future growth effectively, our business could be materially adversely affected.
We have at times experienced rapid growth and anticipate further growth. This growth has placed significant demands on management and our operational infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer and we may not be able to execute on our business plan, which could harm our brand, results of operations and overall business.
Failure to increase our revenue or reduce our sales and marketing expense as a percentage of revenue would adversely affect our financial condition and profitability.
We expect to make significant future investments to support the further development and expansion of our business, and these investments may not result in increased revenue or growth on a timely basis or at all. Furthermore, these investments may not decrease as a percentage of revenue if our business grows. There can be no assurance that these investments will increase revenue or that we will eventually be able to decrease our sales and marketing expense as a percentage of revenue, and failure to do so would adversely affect our financial condition and profitability.
We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.
We face significant competition from companies that provide information and services designed to help consumers shop for products comparable to those offered through our websites, marketplaces and through our brand direct solutions and to enable advertisers to reach these consumers. Our competitors offer various products and services that compete with us. Some of these competitors include: companies that operate, or could develop, insurance search websites, consumer finance search websites, educational / career enhancement search websites, home services search websites, and other comparison search type websites in the verticals in which we compete with marketplace and brand direct solutions; media sites, including websites dedicated to providing multiple quote insurance information and financial services information generally; internet search engines; and individual insurance providers, including through the operation of their own websites, physical storefront operations and broker arrangements. We compete with these and other companies for a share of advertisers’ overall budget for online and offline media marketing and referral spend. To the extent that advertisers view alternative marketing and media strategies to be superior to our marketplaces and brand direct solutions, we may not be able to maintain or grow the number of advertisers using, and advertising on, our marketplaces and through our brand direct solutions, and our business and financial results may be harmed.
We also expect that new competitors will enter the industries in which we operate with competing marketplaces and brand direct solutions, products and services, which could have an adverse effect on our business and financial results.
Our competitors could significantly impede our ability to maintain or expand the number of consumers and advertisers using our marketplaces and brand direct solutions. Our competitors also may develop and market new technologies that render our marketplaces and brand direct solutions less competitive, unmarketable or obsolete. In addition, if our competitors develop marketplaces and brand direct solutions with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our consumer engagement and referral and advertising fees. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be adversely affected.

Our existing and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their marketplaces and brand direct solutions, products and services. In addition, they may have more extensive industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with advertisers for marketing or data analytics solutions, those advertisers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our marketplaces and brand direct solutions and related products and services could substantially decline.
In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.
Advertisers on our marketplaces and through our brand direct solutions may not provide competitive levels of service to consumers, which could materially adversely affect our brand and business and our ability to attract consumers.
Our ability to provide consumers with a high-quality and compelling web platform experience depends, in part, on consumers receiving competitive prices, convenience, customer service and responsiveness from advertisers with whom they are matched on our marketplaces and through our brand direct solutions. If these providers do not meet or exceed consumer expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brand may be harmed, our ability to attract consumers to our marketplaces and brand direct solutions may be limited and the number of consumers matched through our marketplaces and brand direct solutions may decline, which could have a material adverse effect on our business, financial condition and results of operations.
Our business depends on our ability to maintain and improve the technology infrastructure necessary to send marketing messages, which include emails, SMS and push notifications and operate our websites, and any significant disruption in service on our email network infrastructure or websites could result in a loss of consumers, which could harm our business, brand, operating results and financial condition.
Our brand, reputation and ability to attract consumers and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We use messages to attract consumers to our marketplaces and brand direct solutions. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be prolonged and harmful to our business. If our websites are unavailable when users attempt to access them, or if they do not load as quickly as expected, users may not return as often in the future, or at all. As our user base and the amount of information shared on our websites continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on our infrastructure and services to handle the traffic on our websites and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures. Interruptions, delays or failures in these systems, whether due to earthquakes, adverse weather conditions, other natural disasters, power loss, computer viruses, cybersecurity attacks, physical break-ins, terrorism, errors in our software, architecture flaws or performance defects in our proprietary technology or otherwise, could be prolonged and could affect the security or availability of our websites and applications, and prevent consumers from accessing our services. Such interruptions also could result in third parties accessing our confidential and proprietary information, including our intellectual property or consumer information. Problems with the reliability or security of our systems could harm our reputation, our ability to protect our confidential and proprietary information, result in a loss of users of our marketplaces and brand direct solutions or result in additional costs. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures or prolonged disruptions or delays in the availability of our systems or a significant search engine, we could lose current and potential consumers, which could harm our operating results and financial condition.
Substantially all of the communications, network and computer hardware used to operate our websites are located in the United States in Amazon Web Services data centers and other colocation hosting providers. Although we believe our systems are fully redundant, there may be exceptions for certain hardware. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail. In addition, we may not have sufficient protection or recovery plans in certain circumstances.
Problems faced by our third-party web hosting providers could adversely affect the experience of users of our marketplaces and through our brand direct solutions. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have adverse effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.
Any errors, defects, disruptions or other performance or reliability problems with our network operations could cause interruptions in access to our marketplaces and brand direct solutions as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results and financial condition. Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.
We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.
A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third-party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.
If we are unable to successfully respond to changes in the market, our business could be harmed.
While our business has grown rapidly as consumers and advertisers have increasingly accessed our marketplaces and brand direct solutions, we expect that our business will evolve in ways that may be difficult to predict. For example, we anticipate that over time we may reach a point when investments in new user traffic are less productive and the continued growth of our revenue will require more focus on developing new product and service offerings for consumers and advertisers, expanding our marketplaces and brand direct solutions into new international markets and new industries to attract new advertisers, and increasing our customer engagement and referral and advertising fees. It is also possible that consumers and advertisers could broadly determine that they no longer believe in the efficiency and effectiveness of our marketplaces and brand direct solutions. Our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business could be harmed and our results of operations and financial condition could be materially adversely affected.
We expect our results of operations to fluctuate on a quarterly and annual basis.
Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of consumers and advertisers using our marketplaces and brand direct solutions and the size and seasonal variability of the marketing budgets of our advertisers. In addition, our advertisers’ industries are each subject to their own cyclical trends and uncertainties. Fluctuations and variability across these different verticals may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.
Unfavorable global economic conditions, which can be impacted by various global events such as health crises, political instability or military conflicts, could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the COVID-19 pandemic or escalating military conflicts, which may result in various economic sanctions and regulations. The most recent global financial crisis caused by the coronavirus outbreak has resulted in extreme volatility and disruptions in the capital and credit markets. In addition, the recent conflicts between Russia and Ukraine have resulted in significant sanctions and other regulations and changes that have impacted global trade. While these events may not have direct material impacts on our business, they can result in disruptions in the capital and credit markets, changing regulation, changes in trade agreements, reduced alternatives or failures of significant financial institutions, which can indirectly impact our results of operations and our access to liquidity or the capital markets, as well as have significant impacts on our customers and the various market participants with which we engage. A severe or prolonged economic downturn could also result in a variety of risks to our business, including weakened demand for our marketplaces and brand direct solutions and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels.
Additionally, our business relies heavily on people, and adverse events such as health-related concerns about working in our call centers, the inability to travel and other matters affecting the general work environment could harm our business. While we do not anticipate any material impact to our business operations as a result of COVID-19 or the conflict in Ukraine, in the event of a major disruption caused by such global events, we may lose the services of a number of our employees or experience system interruptions, which could lead to diminishment of our regular business operations, inefficiencies and reputational harm. We are also unsure what actions our advertisers and other partners may take in response to such events. Any of the foregoing could harm our business and we cannot anticipate all the ways in which such events could adversely impact our business.
We often have long sales cycles, which can result in significant time between initial contact with a prospect and execution of an advertiser agreement, making it difficult to project when, if at all, we will obtain new advertisers and when we will generate revenue from those advertisers.
Our sales cycle, from initial contact to contract execution and implementation can take significant time. Our sales efforts involve educating our advertisers about the use, technical capabilities and benefits of our marketplaces and brand direct solutions. Some of our advertisers undertake an evaluation process that frequently involves not only our marketplaces and brand direct solutions but also the offerings of our competitors. As a result, it is difficult to predict when we will obtain new advertisers and begin generating revenue from these new advertisers. Even if our sales efforts result in obtaining a new advertiser, under our usage-based pricing model, the advertiser controls when and to what extent it uses our marketplaces and brand direct solutions. As a result, we may not be able to add advertisers, or generate revenue, as quickly as we may expect, which could harm our revenue growth rates.
Our past growth may not be indicative of our future growth, and our revenue growth rate may decline in the future.
Our Company’s operations and their related revenues and results of operations have significantly grown over the last several years. This growth may not be indicative of our future growth, if any, and we will not be able to grow as expected, or at all, if we do not accomplish the following:
•	increase the number of consumers using our marketplaces and brand direct solutions;
•	maintain and expand the number of advertisers that use our marketplaces and brand direct solutions or our revenue per provider;

•	further improve the quality of our marketplaces and brand direct solutions, and introduce high-quality new products;
•	increase the number of shoppers acquired by advertisers on our marketplaces and brand direct solutions;
•	timely adjust marketing expenditures in relation to changes in demand for the underlying products and services offered by our advertisers;
•	maintain brand recognition and effectively leverage our brand; and
•	attract and retain management and other skilled personnel for our business.
Our revenue growth rates may also be limited if we are unable to achieve high market penetration rates as we experience increased competition. If our revenue or revenue growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline.
We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.
Use of our marketplaces and brand direct solutions involves the storage and transmission of consumers’ information, including personal information, and security breaches could expose us to a risk of loss or exposure of this information which could result in potential liability, litigation and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing consumer engagements and referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.
Like all information systems and technology, our websites and information systems may be subject to computer viruses, break-ins, phishing, impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. Although we have a chief information officer who coordinates our cybersecurity measures, policies and procedures, and our chief information officer reports to the Board regarding these matters at least quarterly, we cannot be certain that our efforts will be able to prevent breaches of the security of our information systems and technology. In addition, although we have cybersecurity insurance, we may not be able to retain such insurance on economic terms in the future or at all, and we cannot be certain that our insurance will cover us fully for any losses that we may experience, including with respect to any potential ransomware attacks we may experience. If we experience compromises to our security that result in websites performance or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers and advertisers may decrease the use of our website or stop using our website entirely. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.
Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our marketplaces and brand direct solutions, cause existing advertisers to cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, thereby harming our business, results of operations and financial condition. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.

There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other rules.
We are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results. This risk exists both with respect to our vendors and partners (who may employ less rigorous compliance standards than our own) and our clients (who may have expectations on their legal right to freely make use of consumer data which we may provide them).
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to consumer protection and data privacy rights.
We may be unable to halt the operations of websites that aggregate or misappropriate our data.
From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites may misappropriate data in our marketplaces and brand direct solutions and attempt to imitate our brand or the functionality of our website. If we become aware of such websites, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.
We are subject to a number of risks related to the credit card and debit card payments we accept from advertisers.
We sometimes accept payments from advertisers through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.
We currently rely on multiple third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business may be disrupted if these vendors become unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our advertisers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.
We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.
Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, advertisers and other constituents within our advertisers’ industries as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:
•	regulatory hurdles;
•	failure of anticipated benefits to materialize;
•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;
•	coordination of technology, research and development, and sales and marketing functions;
•	transition of the acquired company’s consumers and data to our marketplaces and brand direct solutions;
•	retention of employees from the acquired company;
•	cultural challenges associated with integrating employees from the acquired company into our organization;
•	integration of the acquired company’s products or technology;
•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;
•	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results in a given period;
•	acquisitions targets may participate in markets, jurisdictions and verticals where our lack of experience makes an immediate assessment of, and preparation for, possible risk difficult;
•
potential liabilities for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.
Our failure to address these risks or other problems encountered in connection with future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions also could result in dilutive issuances of our equity securities or the incurrence of debt, contingent liabilities, amortization expense or impairment charges associated with acquired intangible assets or goodwill, any of which could harm our financial condition.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.
We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, develop new product and service offerings or further improve our marketplaces and brand direct solutions and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.
If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.
Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.
We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.
We conduct marketing activities, directly and indirectly, via telephone, email and/or through other online and offline marketing channels, which general marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, the Telephone Consumer Protection Act, or TCPA, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. In addition to being subject to action by regulatory agencies, some of these laws, like the TCPA, allow private individuals to bring litigation against companies for breach of these laws. We are also dependent on our third-party partners to comply with applicable laws. For example, we often depend upon our third-party partners to obtain consent from consumers to receive telemarketing calls in compliance with the TCPA. We may be alleged to have indemnification obligations to third-party for alleged breaches of privacy laws like the TCPA, which could increase our defense costs and require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.
Companies in the internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more less effective avenues to prosecuting and defending against legal claims.
Our existing indebtedness, and any future indebtedness could adversely affect our ability to operate our business.
As of December 31, 2021, we had $223.9 million outstanding under our revolving credit facility and $50.0 million available for borrowing under our revolving credit facility, and in the future we could incur indebtedness beyond our credit facility.
Borrowing on our credit facility, combined with our existing and potential future financial obligations and contractual commitments, could have significant adverse consequences, including:
•
requiring us to dedicate a portion of our cash resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
•	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
•	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.
Any indebtedness we incur under our current credit facility will bear interest at a variable rate, which would make us vulnerable to increases in the market rate of interest. If the market rate of interest increases substantially, we would have to pay additional interest, which would reduce cash available for our other business needs. We intend to satisfy any future debt service obligations with our existing cash and cash equivalents and cash flows from operations.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms, improve our operating infrastructure, finance our working capital requirements, or acquire complementary businesses and technologies. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to engage in additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.

We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities.
We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facility contains, and any future credit facility may contain, various covenants that limit our ability to engage in specific types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:
•	sell assets or make changes to the nature of our business;
•	engage in mergers or acquisitions;
•	incur, assume or permit additional indebtedness;
•	make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;
•	make specified investments;
•	engage in transactions with our affiliates; and
•	make payments in respect of subordinated debt.
Our obligations under our credit facility are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facility may limit our ability to take actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facility.
Risks from third-party products could adversely affect our businesses.
We offer third-party products and we provide marketing services with respect to other products. Certain of these products, by their nature, involve a transfer of risk. If risk is not transferred in the way the customer expects, our reputation may be harmed and we may become a target for litigation. In addition, if these products do not generate competitive risk-adjusted returns that satisfy clients in a variety of asset classes, we will have difficulty maintaining existing business and attracting new business. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are particularly volatile, or when clients or investors are experiencing losses. Significant declines in the performance of these third-party products could subject us to reputational damage and litigation risk.
We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.
We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Experienced information technology personnel, who are critical to the success of our business, are in particularly high demand. Since 2020, most of our employees have worked remotely. The loss of any of our executive officers or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Many of our executive officers and other employees are at-will employees, which means they may terminate their employment relationships with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially adversely affected.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. Following the completion of the Business Combination, we are now subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.
We have experienced and may continue to experience rapid expansion of our employee ranks. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow, our business, financial condition and results of operations could be harmed.
We are exploring possible strategic alternatives, but we may not be successful in identifying or completing any strategic alternative, and any such strategic alternative may not create additional value for our stockholders.
Our Board of Directors, together with management and in consultation with our legal and financial advisors, is conducting a process to explore and evaluate strategic alternatives to maximize shareholder value. The Board of Directors plans to proceed in a timely manner, but has not set a definitive timetable for completion of this process. This review process may not be successful or result in a transaction or other strategic alternative of any kind, or provide greater stockholder value than that reflected in our current stock price. Any potential transaction or alternative would be dependent upon a number of factors that may be beyond our control, including, among other factors, market conditions, industry trends, shareholder approval and the interest of third parties in our business.
The review of strategic alternatives also may expose us and our operations to a number of risks and uncertainties, including the diversion of management’s and the Board of Directors’ attention from our business, the incurrence of significant expenses associated with the retention of legal, financial and other advisors, our failure to retain, attract or strengthen our relationships with key personnel, suppliers or customers and exposure to potential litigation in connection with this process and effecting any transaction or strategic alternative. If we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected.
Further, as previously disclosed, we do not intend to disclose developments or provide updates on the progress or status of this process until our Board of Directors deems further disclosure is appropriate or required. Accordingly, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our Company could cause our stock price to fluctuate significantly.
Risks Related to Our Intellectual Property
We may not be able to adequately protect our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements as we deem appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website and market features, software and functionality or obtain and use information that we consider proprietary.
We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.
Competitors and others may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “Digital Media Solutions.” We currently hold the “digitalmediasolutions.com” internet domain name as well as various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. In addition, there is an active market in desirable domain names and our ability to purchase such domains would be subject to market conditions. As a result, we may not be able to acquire or maintain all domain names that use the name Digital Media Solutions.
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.
We may face litigation and liability due to claims of infringement of third-party intellectual property rights.
From time to time, third parties may allege that we have infringed the trademarks, copyrights, patents and other intellectual property rights, including from our competitors or non-practicing entities. Such claims, regardless of their merit, could result in litigation or other proceedings and could require us to expend significant financial resources and attention by our management and other personnel that otherwise would be focused on our business operations, result in injunctions against us that prevent us from using material intellectual property rights, or require us to pay damages to third parties. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may result in significant settlement costs or require us to stop offering some features, or purchase licenses or modify our products and features while we develop non-infringing substitutes, but such licenses may not be available on terms acceptable to us or at all, which would require us to develop alternative intellectual property. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.
As our business expands, we may be subject to intellectual property claims against us with increasing frequency, scope and magnitude. This may include claims originating with entities who have held the name “Digital Media Solutions” for a substantial period of time. We may also be obligated to indemnify affiliates or other partners who are accused of violating third parties’ intellectual property rights by virtue of those affiliates or partners’ agreements with us, and this could increase our costs in defending such claims and our damages. For example, many of our agreements with advertisers and other partners require us to indemnify these entities against third-party intellectual property infringement claims. Furthermore, such advertisers and partners may discontinue their relationship with us either as a result of injunctions or otherwise. The occurrence of these results could harm our brand or materially adversely affect our business, financial position and operating results.
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.
Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.
We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.
Risks Related to Government Regulation
Our businesses are heavily regulated. We are, and may in the future become, subject to a variety of international, federal, state, and local laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.
Our activities are subject to extensive regulation under the laws of the United States and its various states and the other jurisdictions in which we operate. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the TCPA, the Telemarketing Sales Rule, the CAN-SPAM Act, the Fair Credit Reporting Act, the Federal Trade Commission Act and employment laws, including those governing wage and hour requirements. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts.
If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent regulations and laws relating to our business operations.

We assess customer needs, collect customer contact information and provide other product offerings, which results in us receiving personally identifiable information. This information is increasingly subject to legislation and regulation in the United States.
This legislation and regulation are generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers who use our marketplaces and brand direct solutions violate applicable laws and regulations.
Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.
We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.
In most jurisdictions, regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.
Federal, state and international laws regulating telephone and messaging marketing practices impose certain obligations on advertisers, which could reduce our ability to expand our business.
We, and the advertisers using our marketplaces and brand direct solutions, make telephone calls and send messages to consumers who request information through our marketplaces and through our brand direct solutions. The United States regulates marketing by telephone and messaging, including email, SMS and push messaging. The TCPA prohibits companies from making certain telemarketing calls to numbers listed in the Federal Do-Not-Call Registry and imposes other obligations and limitations on making phone calls and sending text messages to consumers. The CAN-SPAM Act regulates commercial email messages and specifies penalties for the transmission of commercial email messages that do not comply with certain requirements, such as providing an opt-out mechanism for stopping future emails from senders. We and the advertisers who use our marketplaces and brand direct solutions may need to comply with such laws and any associated rules and regulations. States and other countries have similar laws related to telemarketing and commercial emails.
Additional or modified laws and regulations, or interpretations of existing, modified or new laws, regulations and rules, could prohibit or increase the cost of engaging with consumers and impair our ability to expand the use of our products, including our demand response solution, to more users. Alleged failure to comply with obligations and restrictions related to telephone, text message and email marketing could subject us to lawsuits, fines, statutory damages, consent decrees, injunctions, adverse publicity and other losses that could harm our business. Moreover, over the past several years there has been a sustained increase in litigation alleging violations of laws relating to telemarketing, which has increased the exposure of companies that operate telephone and text messaging campaigns to class action litigation alleging violations of the TCPA. If we or the advertisers who use our marketplaces and brand direct solutions become subject to such litigation, it could result in substantial costs to and materially adversely affect our business.
Changes in the regulation of the internet could adversely affect our business.
Laws, rules and regulations governing internet communications, advertising and e-commerce are dynamic and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines and internet tracking technologies. In addition, changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including potentially the recent repeal in the United States of net neutrality, could decrease the demand for our offerings and increase our cost of doing business. Future taxation on the use of the internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could hinder growth in or adversely affect the use of the internet generally, including the viability of e-commerce, which could reduce our revenue, increase our operating expenses and expose us to significant liabilities.
U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the United States, a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the United States and their international counterparts have self-regulatory guidelines that are subject to periodic updates. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.
In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the United States, and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on our platforms, and otherwise increase our operating and compliance costs.
Changes in data residency and cross-border transfer restrictions may also impact our operations. As the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of our platforms, therefore incurring unexpected compliance costs.
These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our platforms. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our advertisers’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for our platforms, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.
Risks Related to our Capital Stock and Warrants and Other Business Risks
We are a holding company and our only material asset is our indirect interest in DMS, and we are accordingly dependent upon distributions made by DMS and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
We are a holding company with no material assets other than our ownership of equity interests of Blocker Corp (our wholly-owned subsidiary). Blocker Corp is a holding company with no material assets other than its ownership of DMS Units. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of DMS and its subsidiaries and the distributions we receive (via Blocker Corp) from DMS. Deterioration in the financial condition, earnings or cash flow of DMS and its subsidiaries for any reason could limit or impair DMS’ ability to pay such distributions. Additionally, to the extent that we need funds and DMS and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or DMS is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.
DMS is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of DMS Units (including Blocker Corp). We will include Blocker Corp as a corporate member on our consolidated corporate U.S. federal income tax returns. Accordingly, we will be required to pay income taxes on Blocker Corp’s allocable share of any net taxable income of DMS. In addition to tax expenses, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. The Amended Partnership Agreement requires, and we intend to cause, DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for us and Blocker Corp to cover all applicable taxes (calculated at assumed tax rates), relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, DMS’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which DMS is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering DMS insolvent. If our cash resources are insufficient to pay taxes, meet our obligations under the Tax Receivable Agreement and to fund our other obligations, we may be required to incur additional indebtedness from lenders to provide the liquidity needed to make such payments, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.
Additionally, although DMS generally will not be subject to any entity-level U.S. federal income tax, it may be liable under U.S. federal tax law for adjustments to its tax return, absent an election to the contrary. In the event DMS’ calculations of taxable income are incorrect, its members, including Blocker Corp, may be subject in later years to material liabilities pursuant to this law and its related guidance.
We anticipate that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed our and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make determinations from time to time with respect to the use of any such excess cash so accumulated. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. To the extent that we do not distribute such excess cash as dividends on DMS Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of DMS Class A Common Stock and instead, for example, hold such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of DMS Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of DMS Class A Common Stock.
Dividends on DMS Class A Common Stock, if any, will be paid at the discretion of the Board, which will consider, among other things, our business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on our ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, DMS is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of DMS (with certain exceptions) exceed the fair value of its assets. DMS’ subsidiaries are generally subject to similar legal limitations on their ability to make distributions to DMS. If DMS does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.
Under the Tax Receivable Agreement, we are required to make payments to the Sellers in respect of certain tax benefits and certain refunds of pre-Closing taxes of DMS and Blocker Corp, and such payments may be substantial.
Pursuant to the Amended Partnership Agreement, the Sellers may redeem their DMS Units from DMS for cash, or, at our option, we may acquire such DMS Units in exchange for shares of DMS Class A Common Stock, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. DMS Units acquired by us are expected to be contributed to Blocker Corp. These redemptions and exchanges are expected to result in increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions of Blocker Corp and therefore reduce the amount of income (or, if applicable, franchise) tax that we and Blocker Corp would otherwise be required to pay in the future had such exchanges never occurred.
In connection with the Business Combination, we entered into the Tax Receivable Agreement, pursuant to which we are required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that we and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are our obligation, and not that of DMS. The actual increase in Blocker Corp’s allocable share of DMS’ tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions and exchanges, the market price of the shares of DMS Class A Common Stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of the recognition of our or Blocker Corp’s taxable income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition.
Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.
In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we or Blocker Corp realize or may be accelerated.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we or Blocker Corp determine, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we or Blocker Corp take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us or Blocker Corp are disallowed (for example, due to adjustments resulting from examinations by taxing authorities), the Sellers will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such Sellers will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us or Blocker Corp may not arise for a number of years following the initial time of such payment or, even if a challenge arises earlier, such excess payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our and Blocker Corp’s actual income (or, if applicable, franchise) tax savings, which could materially impair our financial condition.
Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) the Tax Receivable Agreement is rejected in a bankruptcy or similar proceeding, (iii) certain changes of control of us occur (as described in the Tax Receivable Agreement) or (iv) we are more than three months late in making of a payment due under the Tax Receivable Agreement (unless we have insufficient funds to make such payment), our obligations under the Tax Receivable Agreement could accelerate and we could be required to make an immediate lump-sum cash payment to the Sellers equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment to the Sellers could be substantial and could exceed the actual tax benefits that we or Blocker Corp realize subsequent to such payment.
There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income (or, if applicable, franchise) tax savings that we or Blocker Corp realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on our financial condition.
If we fail to improve and maintain an effective system of internal control over financial reporting in the future and remediate the identified material weakness, we may not be able to accurately or timely report our financial condition or results of operations, and may adversely affect investor confidence in us and the price of our common stock and warrants.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on our internal control over financial reporting.
Our platform system applications are complex, multi-faceted and include applications that are highly customized in order to serve and support our advertisers, advertising inventory and data suppliers, as well as support our financial reporting obligations. We regularly make improvements to our platforms to maintain and enhance our competitive position. In the future, we may implement new offerings and engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems. These factors will require us to develop and maintain our internal controls, processes and reporting systems, and we expect to incur ongoing costs in this effort. We may not be successful in developing and maintaining effective internal controls, and any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.
In this regard, in connection with our implementation of policies and procedures with respect to accounts receivable, including the allowance for doubtful accounts, and associated revenue, we discovered a material error in a customer receivable account, related to a duplicate billing in fiscal years 2020 and 2021. While the duplicate billing was identified through a newly implemented revenue reconciliation control during the fourth quarter of 2021, this error was not timely identified due to control deficiencies in our allowance for doubtful account policies. Accordingly, we determined that although we have a policy in place to monitor our outstanding accounts receivables, we determined that our current procedures and controls are not adequate to provide for effective monitoring of outstanding receivables and the related reserve for potentially uncollectible receivables, resulting in us provisioning for a material additional reserve for doubtful accounts. This included maintaining appropriate documentation to evidence our collectability assessment of aged customer receivables and evaluating the reasonableness and appropriateness of the estimated loss rates used to calculate the reserve for potential uncollectible receivables. As a result of these matters, we determined that our controls around revenue and accounts receivable policies and procedures were not effective as of December 31, 2021. While the errors related to these matters have been corrected and are properly reflected in our consolidated financial statements as of and for the year ended December 31, 2021, and while subsequent to December 31, 2021, we performed an analysis of our aged receivables and did not identify any additional material errors similar to the items identified above, we will not consider the identified material weakness remediated until the remedial controls operate for a sufficient period of time and we have concluded, through testing, that these controls are effectively designed and operating effectively.
The identified material weakness could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and any annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock and warrants. In addition, if we are unable to continue to meet these requirements, we may not be able to maintain our common stock listed on NYSE.
We have a number of large shareholders who have significant influence over us.
As of December 31, 2021, Sellers own securities representing a majority of the total outstanding voting interests in the Company’s capital stock. As long as the Sellers each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of the Board, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. The Sellers have entered into a Director Nomination Agreement that formalizes their agreement to vote in favor of each other’s director candidates.
As a “controlled company” within the meaning of NYSE listing standards, we qualify for exemptions from certain corporate governance requirements. We have the opportunity to elect any of the exemptions afforded a controlled company.
We are a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:
•	the requirement that a majority of its board of directors consist of independent directors;
•	the requirement that the board have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Thus while not required, five of the Company’s seven directors are independent directors (as determined under the regulations of the NYSE), and the Board has an independent compensation committee (in addition to an independent audit committee). However, the Board does not have a nominating and governance committee. Rather, actions with respect to director nominations and corporate governance are taken by the full board.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company until December 31, 2023, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of June 30, 2022, in which case we would no longer be an emerging growth company as of December 31, 2022. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
These characteristics may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company difficult or impossible because of the potential differences in accounting standards used.
The price of Our Common Stock and Warrants may be volatile.
Our Class A Common Stock and Warrants are listed on the NYSE. The following factors could cause the price of Class A Common Stock and the Warrants in the public market to fluctuate significantly:
•	changes in the industries in which the Company and its customers operate;
•	variations in its operating performance and the performance of its competitors in general;
•	actual or anticipated fluctuations in the Company’s quarterly or annual operating results;
•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•	the public’s reaction to the Company’s press releases, its other public announcements and its filings with the SEC;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting its business;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt; and
•	the volume of shares of Class A Common Stock or Warrants available for public sale.

We may issue additional shares of Class A common Stock in the future, whether pursuant to our Warrants or otherwise, which would increase the number of shares in the public market and result in dilution to our stockholders.
As of March 28, 2022, we have public and private warrants outstanding to purchase up to an aggregate of 13,999,078 shares of Class A Common Stock. We also have the ability to initially issue additional shares under our 2020 Omnibus Incentive Plan (the “2020 Plan”). We may issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:
•	our existing stockholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding share of Class A Common Stock may be diminished; and
•	the market price of our shares of Class A Common Stock may decline.
Our Private Placement Warrants are accounted for as liabilities and the changes in value of our Private Placement Warrants could have a material effect on our financial results.
We account for our private placement warrants as derivative liabilities whereby we are required to remeasure the fair value of such liabilities at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our private placement warrants each reporting period and that the amount of such gains or losses could be material.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $161,000,000 from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and any filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
DIVIDEND POLICY
We are a holding company without any direct operations and have no significant assets other than our ownership interest in Blocker Corp. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of the Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Board.
In addition, under Delaware law, the Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

BUSINESS COMBINATION
This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.
Description of the Business Combination
Leo Holdings Corp. (“Leo”) a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated a transaction structured similar to a reverse recapitalization (the “Business Combination”) and domesticated as a corporation incorporated in the state of Delaware. At the closing of the Business Combination, Leo acquired the equity in Blocker Corp, and a portion of the equity of Digital Media Solutions Holding, LLC (“DMSH”), Blocker Corp became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.
Summary of the Business Combination and Related Transactions
On April 23, 2020, Leo entered into the Business Combination Agreement with DMS and the Sellers, pursuant to which, the following transactions were consummated:
•
pursuant to the Surrender Agreement, Sponsor surrendered and forfeited to Leo 2,000,000 warrants to purchase Class A ordinary shares and, together with certain other holders, 1,924,282 Class B ordinary shares;

•
Leo filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed the Certificate of Incorporation, and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.” and, in connection with the Domestication, the following transactions occurred:

•	the issued and outstanding Class A ordinary shares converted automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock;
•
the issued and outstanding Class B ordinary shares converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of Class A Common Stock;

•
the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (File No. 333-222599) of Leo became automatically redeemable warrants to acquire shares of Class A Common Stock;

•
each issued and outstanding unit of Leo that had not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof was cancelled and the holder thereof became entitled to one share of Class A Common Stock and one-half of one redeemable warrant to acquire one share of Class A Common Stock; and

•	the issued and outstanding warrants of Leo to purchase Class A ordinary shares that were issued in a private placement automatically became warrants to acquire shares of Class A Common Stock;
•	the Company consummated the PIPE Investment;
•	the Company paid $30,000,000 to DMS to be used as cash on the DMS balance sheet;
•	the Company paid $10,000,000 to DMS, which DMS used to pay down outstanding indebtedness under the Credit Facility; and

•
the Company purchased all of the issued and outstanding common stock of Blocker Corp and a portion of the DMS Units held by Prism and Clairvest Direct Seller (which DMS Units were then immediately contributed to the capital of Blocker Corp), in exchange for the following aggregate consideration to the Sellers:

•	$57,255,217.33 in cash;
•	the Seller Warrants;
•	25,857,070 shares of Class B Common Stock; and
•	17,937,954 shares of Class C Common Stock.
In addition, in connection with the Closing, the Bylaws were approved.
In connection with the Closing, 18,456,968 shares of Class A Common Stock were redeemed in accordance with Leo’s prior constituent documents.
Upon consummation of the Business Combination, the Company was organized into an Up-C structure, in which substantially all of the assets and business of the Company are held by DMS and continue to operate through the subsidiaries of DMS, and the Company’s sole material assets are equity interests of DMS indirectly held by it. At the Closing, DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS, to among other things:
•
recapitalize DMS such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively owed 25,857,070 of the outstanding DMS Units and Blocker Corp owned 32,293,793 of the outstanding DMS Units; and

•
provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at the Company’s option, the Company may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or Redemption Shares, in each case subject to certain restrictions set forth therein.

On July 16, 2020, DMS completed its previously announced acquisition of SmarterChaos and She Is Media (the “SmarterChaos/She Is Media Acquisition”). In connection with the SmarterChaos/She Is Media Acquisition, among other things, DMS issued the SmarterChaos and She Is Media sellers a certain number of DMS Units and the SmarterChaos and She Is Media sellers became parties to the Amended Partnership Agreement. The Company did not issue any shares of Class B Common Stock to the SmarterChaos and She Is Media sellers.
On July 17, 2020, in connection with the Conversion, Blocker Sellers exercised their right to convert the shares of Class C Common Stock issued to them in the Business Combination into the Conversion Shares, on a one-for-one basis, in accordance with the Certificate of Incorporation. The Conversion was effective as of immediately prior to the close of business on July 17, 2020.

The following diagram illustrates the ownership structure of the Company, through the Up-C structure, after giving effect to the Conversion and the SmarterChaos/She Is Media Acquisition:

Prism/Clairvest Direct Seller
New DMS Class B Common Stock
• Not publicly traded
• No economic rights
• One vote per share
• Each share, paired with one DMS Unit, is required to be retired upon redemption of any DMS Unit
Blocker Sellers, Spouses, former Leo independent directors, PIPE Investors, public stockholder
New DMS Class A Common Stock
• Publicly traded
• One vote per share
DMS Units held by Prism and Clairvest Direct Seller
• Not publicly traded
• Each DMS Unit held by Prism and Clairvest Direct Seller is redeemable for cash, shares of New DMS Class A Common Stock or a combination of both
New DMS
Blocker Corp
SmarterChaos/She Is Media Sellers
DMS Units held by Blocker Corp
• Not redeemable for New DMS Class A Common Stock or cash
DMS
DMS Units held by SmarterChaos/She Is Media Sellers
• Not publicly traded
• Each DMS Unit held by a SmarterChaos/She Is Media Seller is redeemable for cash, shares of New DMS Class A Common Stock or a combination of both
Operating Subsidiaries

On July 29, 2020, Prism distributed 538,912 and 538,911 Seller Warrants to Messrs. Marinucci and Borghese, respectively, as a permitted transfer under the Amended and Restated Warrant Agreement and the applicable lock-up agreement (the “Prism Warrant Distribution”).
Related Agreements
The following is a summary of certain additional agreements entered into pursuant to the Business Combination Agreement, and does not purport to be complete and is qualified in its entirety by the full text of the Amended Partnership Agreement, Director Nomination Agreement, Amended and Restated Registration Rights Agreement, Tax Receivable Agreement, Amended and Restated Warrant Agreement and Form of Indemnification Agreement, which are included as Exhibit 10.2, Exhibit 10.5, Exhibit 10.6, Exhibit 10.7, Exhibit 4.3 and Exhibit 10.8, respectively, to the registration statement of which this prospectus is a part and are incorporated herein by reference.
Director Nomination Agreement
At the Closing of the Business Combination, the Company entered into the Director Nomination Agreement with Sponsor, Sponsor PIPE Entity, Clairvest Group Inc. and Prism, pursuant to which, among other things, (i) Clairvest and Prism obtained certain rights to designate a certain number of individuals to be nominated for election to the Board and (ii) the CEO of the Company will be a member of the Board, subject to certain conditions, from and after the Closing.
The Director Nomination Agreement entitles Clairvest or its permitted assigns to designate director nominees to the Board as follows:
1.
two individuals to be nominated for election to the Board, one of whom shall be independent under the applicable rules of the NYSE, for so long as Clairvest and Prism collectively Beneficially Own (as defined in the Director Nomination Agreement) or control, directly or indirectly, at least 40% of the total number of issued and outstanding shares of New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock all considered together as a single class (the “Voting Interests”); or
2.	one individual to be nominated for election to the Board for so long as Clairvest Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests.
The Director Nomination Agreement entitles Prism or its permitted assigns to designate one individual to be nominated for election to the Board for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests.
The Director Nomination Agreement entitles Clairvest and Prism to mutually designate one additional director nominee, who must be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE and the SEC (including Rule 10A-3 of the Exchange Act), for so long as Clairvest and Prism collectively Beneficially Own or control, directly or indirectly, at least fifty percent (50%) of the total number of Voting Interests.
Initially, the Director Nomination Agreement entitled Sponsor PIPE Entity or its permitted assigns to designate one individual to be nominated for election to the Board. This entitlement terminated upon Sponsor PIPE Entity’s distribution of its shares of Class A Common Stock to certain related funds.
The Director Nomination Agreement requires the Company to take all necessary and desirable actions so that Mr. Marinucci will serve on the Board until such time as Prism Beneficially Owns or controls, directly or indirectly, less than 8% of the total number of Voting Interests or Mr. Marinucci ceases to be the CEO of the Company.
The Director Nomination Agreement requires each of Clairvest and Prism to vote, or cause to be voted, all of their Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors in favor of each of the individuals designated nominated for election pursuant to the Director Nomination Agreement.
Amended and Restated Registration Rights Agreement
At the Closing of the Business Combination, the Company entered into the Amended and Restated Registration Rights Agreement with Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor, Sponsor PIPE Entity and the Leo Independent Directors, pursuant to which the Company registered for resale certain shares of Class A Common Stock and warrants to purchase Class A Common Stock that were held by the parties thereto. Additionally, the shareholders may request to sell all or any portion of their shares of Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by the Company; however, the Company will only be obligated to effect an underwritten offering if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million and will not be required to effect more than four such offerings in any six-month period. The Registration Rights Agreement also includes customary piggy-back rights, which would allow the shareholders to sell shares in the event of any offering by the Company, subject to certain cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement amends and restates the registration and shareholder rights agreement that was entered into by Leo, Sponsor and the Leo Independent Directors in connection with the initial public offering.
Amended Partnership Agreement
At the Closing of the Business Combination and in connection with the organization of DMS in an Up-C structure, DMS, DMS, Blocker Corp, Prism, Clairvest Direct Seller and the Prism members entered into the Amended Partnership Agreement, to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding shares of Class A Common Stock assuming (i) all shares of Class C Common Stock were converted into shares of Class A Common Stock in accordance with the Certificate of Incorporation and (ii) all DMS Units held by Prism and Clairvest Direct Seller were acquired upon a Redemption by DMS for shares of Class A Common Stock in accordance with the Amended Partnership Agreement. Under the Amended Partnership Agreement, DMS will be governed by a board of managers consisting of the same members as the Board and all of the DMS Units will be subject to restrictions on transfers and require prior consent of the board of managers of DMS for such transfers, other than certain transfers to permitted transferees under certain conditions and redemptions of DMS Units as described below.
Pursuant to the Amended Partnership Agreement, the Non-Blocker Members will have the right to redeem their DMS Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMS Units or all of the remaining DMS Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMS will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMS Units transferred in such change of control transaction. In connection with any Redemption a number of shares of Class B Common Stock will automatically be surrendered and cancelled in accordance with the Certificate of Incorporation.
Tax Receivable Agreement
Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in 2021. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory at DMS, Inc. and Blocker, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. The Tax Receivable Agreement liability that originated from the Business Combination is not probable under ASC 450 — Contingencies since a valuation allowance has been recorded against the related DTA. As such, the Tax Receivable Agreement Liability of $15.3 million has been reversed through Income Before Taxes as a Change in Tax Receivable Agreement Liability. The remaining short-term Tax Receivable Agreement liability of $1.3 million is attributable to carryback claims. We will continue to evaluate the positive and negative evidence in determining the realizability of the Company’s DTAs.
Amended and Restated Warrant Agreement
At the Closing and in connection with the issuance of the Seller Warrants to the Sellers as part of the Business Combination Consideration at the Closing, the Company and Continental entered into the Amended and Restated Warrant Agreement, to, among other things, set forth the terms and conditions with respect to the Seller Warrants.
Indemnification Agreements
The Company has entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the directors and officers of the Company. Each indemnification agreement provides that, subject to limited exceptions, and among other things, the Company will indemnify the director or officer to the fullest extent permitted by Delaware law for claims arising in his or her capacity as a director or officer of the Company.

BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this “Business” section to the “Company,” “DMS,” “we,” “us,” “our” and other similar terms refer to Digital Media Solutions Holdings, LLC and its subsidiaries prior to the Business Combination and to Digital Media Solutions, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.
Business Summary
Our Business
DMS Inc. is a digital performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. As used in this prospectus, the “Company” refers to DMS Inc. and its consolidated subsidiaries, (including its wholly-owned subsidiary, Blocker). The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.
Leo, a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated the Business Combination and domesticated as a corporation incorporated in the state of Delaware. At the Closing, Leo acquired the equity in Blocker and a portion of the equity of DMSH, Blocker became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.
The Business Combination was structured as a reverse recapitalization. The historical operations of DMSH are deemed to be those of the Company. Thus, the financial statements included in this prospectus reflect: (i) the historical operating results of DMSH prior to the Business Combination; (ii) the combined results of the Company following the Business Combination; (iii) the assets and liabilities of Leo at historical cost; and (iv) the Company’s equity and earnings (loss) per share for all periods presented. Refer to Note 2. Business Combination of the Company's audited financial statements included in of this prospectus for additional discussion related to the transaction.
Recent Business Acquisitions
Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries and include the following.
On April 1, 2021, the Company completed a transaction to purchase the assets of Crisp Marketing, LLC (“Crisp Results”). Crisp Results is a digital performance advertising company. The Company paid consideration of $40.0 million upon closing of the transaction, consisting of $20.0 million cash and Class A Common Stock valued at $20.0 million. The transaction also includes up to $10.0 million in contingent consideration to be earned over the 12 months following the acquisition, subject to the achievement of certain milestones, and a $5.0 million deferred payment to be paid 18 months after the acquisition date in the form of cash or Class A common stock at the Company’s discretion.
On February 1, 2021, the Company acquired Aimtell, PushPros and Aramis (the “PushPros Acquisition”). Aimtell and PushPros are leading providers of technology-enabled digital performance advertising solutions connecting consumers and advertisers within the home, auto, health and life insurance verticals. Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20.0 million upon the closing transaction, consisting of $5.0 million in cash and approximately 1.29 million shares of Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the three years following the acquisition, subject to the achievement of certain milestones. The contingent consideration can be paid in cash or Class A Common Stock at the election of the Company.
Human Capital
Our people are vital to our success in the digital marketing services industry. As a human-capital business, the long-term success of our firm depends on our people. We strive to make our employees feel as though they are a number one priority before other interests of the Company. Our goal is to ensure that we have the right talent, in the right place, at the right time. We do that through our commitment to attracting, developing and retaining our associates.

We strive to attract individuals who are people-focused and share our values. We have competitive programs dedicated to selecting new talent and enhancing the skills of our associates. In our recruiting efforts, we strive to have a diverse group of candidates to consider for our roles. To that end, we have strong relationships with a variety of industry associations that represent diverse professionals and with diversity groups on university and college campuses where we recruit.
We have designed a compensation structure, including an array of benefit plans and programs, that we believe is attractive to our current and prospective associates. We also offer our associates the opportunity to participate in a variety of professional and leadership development programs. Our program includes a variety of industry, product, technical, professional, business development, and leadership trainings.
We seek to retain our associates by using their feedback to create and continually enhance programs that support their needs. We have formal annual goal setting and performance review processes for our employees. We have a values-based culture, an important factor in retaining our associates, which is memorialized in a culture “blueprint” that is communicated to all associates. Our training to share and communicate our culture to all associates plays an important part in this process. We are committed to having a diverse workforce, and an inclusive work environment is a natural extension of our culture. We have recently renewed our commitment to ensuring that all our associates feel welcomed, valued, respected and heard so that they can fully contribute their unique talents for the benefit of clients, their careers, our firm and our communities.
We take a proactive approach to philanthropy and driving meaningful change in the world, holding ourselves accountable to leading by example. On an individual level, we provide paid time-off opportunities for volunteering or donating to a cause that matters to each person. We monitor and evaluate various turnover and attrition metrics throughout our management teams. Our annualized voluntary turnover is relatively low, as is the case for turnover of our top performers, a record which we attribute to our strong values-based culture, commitment to career development, and attractive compensation and benefit programs.
Since our technologies can be securely accessed remotely, during the ongoing COVID-19 pandemic, we transitioned to a fully remote workforce. Ongoing feedback from employee surveys indicate that our talent has embraced, and prefers to continue, working in a remote environment. We have prioritized virtual communications, wellness programs, and work-life balance adaptation that has increased engagement and supports our trust-first mentality. Recognizing safety as a priority, once safe to return, our people will have the opportunity to work at our headquarters.
The Company is headquartered in Clearwater, Florida with nearly 580 employees as of December 31, 2021.
Disaggregation of Revenue
The Company has three material revenue streams, which represents disaggregation of services for: (1) customer acquisition, (2) managed services and (3) SaaS.
•
Customer acquisition — The process of identifying and cultivating potential customers (also known as customers or near customers otherwise known as leads) for our customer’s business products or services through impressions, clicks and direct messaging (email, push and text/SMS or short message service) based on predefined qualifying characteristics specified by the customer. Revenue is earned based on the CPA defined within the executed IO and/or agreed to with the customer.

•
Managed Services — The management of a customer’s marketing spend and performance, through the utilization of proprietary software delivery platform. Revenue in certain cases, is earned based on a percentage (%) of the customer’s total media spend, which is recognized as a net revenue, while other revenue is recognized on a gross basis.

•
SaaS — The application of propriety performance marketing software, which tracks lead counts, sources and channels, pricing and overall spend for each client. The software allows online real-time management of marketing activities and spend to attract potential applicants, sourced through various digital online methods. Revenue is earned by licensing the software to customers under a SaaS based contract.

Segments Revenue
We classify our operations into three reportable segments: Brand Direct, Marketplace and Other. Under the Brand Direct reportable segment, revenues are earned from fees we charge to our customers when we advertise directly for them under their brand name. In servicing our customers under this reportable segment, the end consumer of our customer interacts directly with our customer and does not interface with the Company’s brands at any point during the transaction process. Consumer journeys inside the Brand Direct reportable segment utilize the Company’s propriety tool set of Data, Process and Technology which operates in the background of these journeys.
Under the Marketplace reportable segment, we earn revenues from fees we charge to our customers when we advertise their business under our brand name. The end consumer interfaces directly with our brand and may be redirected to our customer based on information obtained during the transaction process. The Marketplace reportable segment utilizes the Company’s same propriety tool set of Data, Process and Technology as Brand Direct which operates in the background of these journeys.
Under the Other reportable segment, we earn revenues from fees for other services provided to our customers such as the management of digital media services on behalf of our customers as well as our SaaS offering. Revenue in this segment is recognized when control of goods or services is transferred to customers, in amounts that reflect the consideration the Company expects to be entitled to in exchange for those goods and services. Upon satisfaction of the associated performance obligation, the Company recognizes revenue.
Industry Overview
The Company operates as a digital performance marketing engine for companies across numerous industries, including insurance, consumer finance, e-commerce, home services, brand performance, health and wellness and education & career placements. We also operate in managed services that provide better access and control over the advertising spend of our customers, including marketing automation and SaaS. The vertical agnostic brand direct solutions approach allows the number of verticals we serve to expand the TAM, and the balance of business across these industries protects our revenue stream from unpredictable market shifts, which we believe, in comparison, is a significant risk faced by vertical-specific, marketplace only companies.
Business Strategies
The Company is a premier digital performance-based marketing company offering a diversified array of digital advertising solutions. We are a major contributor to the structural shift from traditional media to the online and digital arena currently ongoing in the advertising industry. Through our cutting-edge technologies and multi-faceted platforms, the Company enables advertising customers to not only acquire new customers but also to more closely track, monitor and adjust marketing campaigns based on their return on investment.
Competition
The Company is a brand-direct solutions provider that offers a diversified set of advertising and customer acquisition solutions to a wide variety of industries, most comparable to adtech firms such as The TradeDesk, Inc. (NASDAQ: TTD) and LiveRamp Holdings, Inc. (NYSE: RAMP). As a complement to our industry-agnostic offerings, the Company has also developed marketplace solutions that are more vertically oriented to key markets such as insurance, finance, education, health and wellness, which are most comparable to marketplaces offered by EverQuote, Inc. (NASDAQ: EVER), SelectQuote, Inc. (NYSE: SLQT), LendingTree, Inc. (NASDAQ: TREE), QuinStreet, Inc. (NASDAQ: QNST), CarGurus, Inc. (NASDAQ: CARG), and eHealth, Inc. (NASDAQ: EHTH) but with less risk exposure to a single industry.
Customer Concentration
For the year ended December 31, 2021, one customer accounted for approximately 13.5%of our total revenues. For the year ended December 31, 2020, no customer accounted for more than 10% of our total revenues. We market for advertisers on our platform primarily through utilizing impressions, ad clicks, direct messaging to consumers, leads, and email to sales conversions, directly measuring results and providing accountability. Our initial contract terms for customer acquisition are typically one to three months. Managed services are typically signed for one-month terms with auto-renewal for subsequent period and revenue by licensing the software to customers under SaaS-based contracts, which is typically one-month with auto-renewal for subsequent months. The large majority of our customers pay on a monthly basis. Our services are billed on a monthly basis for the services provided in the previous month. Our pricing method reflects the price and quantities for the service provided, which is driven by the volume of customer acquisition, includes access to our direct service, technical support and managed services infrastructure. We generally recognize revenues from our leads, services and software platform ratably over the contractual term of the arrangement. We do not charge third party suppliers who are on our platform to transact with our customers. We believe this approach helps attract more suppliers to our platform and increases the value of our platform.
Our Business
Management of high quality targeted media sources
In the digital marketing solutions industry, it is essential that advertising service providers are able to acquire and retain high quality media sources that attract targeted users for advertiser customers on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine algorithms and consolidation of media sources result in high costs of retaining high quality media sources. This, combined with high levels of competition by a large number of service providers, drives up costs within the advertising industry.
To combat this challenge, we have built out a channel-agnostic media team that leverages our proprietary first party data asset to buy media, on both the Brand Direct and Marketplace solutions we offer, to connect ad units with consumers who have probability and intent to interact with those ad units. Additionally, we have formed strategic partnerships through acquisitions with other advertising and proprietary media marketing software providers to increase our access to high quality targeted media. Our acquisitions of W4 Holding Company, LLC and Underground Elephant (“UE”) provide us access to proprietary software to drive meaningful engagement with advertising targets.
Regulation
Our business is subject to a significant number of federal, state and local laws and regulations. We conduct marketing activities, directly and indirectly, via telephone, email and/or through other online and offline marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, the TCPA, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. We are also subject to regulation as a licensed insurance agency for Medicare insurance policies in certain states. In addition, we are subject to laws, rules and regulations regarding data collection, privacy and data security, charitable fundraising, and sweepstakes and promotions, among others. Some of our clients operate in regulated industries, such as financial services, credit repair, consumer and mortgage lending, healthcare and medical services and secondary education, and, to the extent applicable, we must comply with the laws, rules and regulations applicable to marketing activities in those industries.
Macroeconomic conditions
During 2020 and 2021, the U.S. economy increasingly suffered the adverse effects of the COVID-19 economic and health crisis. Macroeconomic factors, such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics, could all have an adverse impact on our customers’ costs of services and their demand for our services and our revenues. Beginning in Q2 2021, the auto insurance industry began to experience economic macro headwinds which increased throughout the year. By September 2021, 14 of the 20 largest private auto insurers were experiencing double-digit declines in loss ratios. These and other difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.
Conversely, to an extent, we believe that the digital media advertising industry is also counter-cyclical to macroeconomic conditions since some customers increase their advertising and promotion efforts in times where consumers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of our initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” included in this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632. Our website is https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.
Legal Proceedings
From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business. Certain of our outstanding legal matters include claims for indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final outcome of pending or threatened legal proceedings to which we are a party, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows. However, the outcome of such legal matters is subject to significant uncertainties.

Executive Officers
The following sets forth the names, ages and current positions of the executive officers of DMS as of the date of this prospectus:
Name	Age	Position
Joseph Marinucci	47	President, Chief Executive Officer and Director
Fernando Borghese	43	Chief Operating Officer and Director
Vasundara Srenivas	46	Chief Financial Officer
Joseph Liner	44	Chief Revenue Officer
Matthew Goodman	47	Chief Information Officer
Jason Rudolph	48	Chief Product Officer
Anthony Saldana	52	General Counsel, Executive Vice President of Legal & Compliance and Secretary
Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Marinucci is set forth under “Management — Executive Officers.”
Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Borghese is set forth under “Management — Executive Officers.”
Vasundara Srenivas has served as Chief Financial Officer of DMS since 2021. Biographical information for Ms. Srenivas is set forth under “Management — Executive Officers.”
Joseph “Joey” Liner has served as the Chief Revenue Officer of DMS since 2018. Biographical information for Mr. Liner is set forth under “Management — Executive Officers.”
Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Goodman is set forth under “Management — Executive Officers.”
Jason Rudolph has served as Chief Product Officer of DMS since 2019. Biographical information for Mr. Rudolph is set forth under “Management — Executive Officers.”
Anthony Saldana has served as General Counsel, Executive Vice President of Legal and Compliance of DMS since 2021. Biographical information for Mr. Saldana is set forth under “Management — Executive Officers.”

DMS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Unless the context otherwise requires, any reference in this “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “we,” “us” or “our” refers to Digital Media Solutions Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors.” Amounts presented within this management’s discussion and analysis are presented in thousands of U.S. dollars, with the exception of percentages.
OVERVIEW
DMS is a leading provider of technology-enabled, data-driven digital performance advertising solutions. DMS is headquartered in Clearwater, Florida with nearly 580 employees as of December 31, 2021.
Our performance-based ROI-driven business model derisks ad spend for advertisers which in turn positions DMS to grow as digital ad spend accelerates because advertisers are shifting more of their ad spend from traditional channels like TV and radio to digital channels, including social media, search, display, e-mail, push and connected TV.
The Company has three material revenue streams, which represents disaggregation of services for: (1) customer acquisition, (2) managed services and (3) software services (“SaaS”).
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Customer acquisition - The process of identifying and cultivating potential customers (also known as customers or near customers otherwise known as leads) for our customer’s business products or services through impressions, clicks and direct messaging (email, push and text/SMS or short message service) based on predefined qualifying characteristics specified by the customer. Revenue is earned based on the cost per action (“CPA”) defined within the executed insertion order (“IO”) and/or agreed to with the customer.

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Managed Services - The management of a customer’s marketing spend and performance, through the utilization of proprietary software delivery platform. Revenue in certain cases, is earned based on a percentage (%) of the customer’s total media spend, which is recognized as a net revenue, while other revenue is recognized on a gross basis.

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Software Services (“SaaS”) - The application of propriety performance marketing software, which tracks lead counts, sources and channels, pricing and overall spend for each client. The software allows online real-time management of marketing activities and spend to attract potential applicants, sourced through various digital online methods. Revenue is earned by licensing the software to customers under a Software Services (“SaaS”) based contract.LA

RECENT BUSINESS ACQUISITIONS
Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries and include the following.
On April 1, 2021, the Company completed a transaction to purchase the assets of Crisp Marketing, LLC (“Crisp Results”). Crisp Results is a digital performance advertising company. The Company paid consideration of $40.0 million upon closing of the transaction, consisting of $20.0 million cash and Class A Common Stock valued at $20.0 million. The transaction also includes up to $10.0 million in contingent consideration to be earned over the 12 months following the acquisition, subject to the achievement of certain milestones, and a $5.0 million deferred payment to be paid 18 months after the acquisition date in the form of cash or Class A common stock at the Company’s discretion.
On February 1, 2021, the Company acquired Aimtell, Inc. (“Aimtell”), PushPros, Inc. (“PushPros”) and Aramis Interactive (“Aramis”). Aimtell and PushPros are leading providers of technology-enabled digital performance advertising solutions connecting consumers and advertisers within the home, auto, health and life insurance verticals. Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20.0 million upon the closing transaction, consisting of $5.0 million in cash and approximately 1.29 million shares of Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the three years following the acquisition, subject to the achievement of certain milestones. The contingent consideration can be paid in cash or Class A Common Stock at the election of the Company
FACTORS AFFECTING OUR BUSINESS
Management of high quality targeted media sources
In the digital performance advertising industry, it is essential that advertising service providers are able to acquire and retain high-quality media sources that have the ability to attract targeted users for advertiser clients on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine and social media algorithms and external social events and news cycles impact media availability and cost for DMS and our publisher partners. This, combined with high levels of competition by a large number of service providers, can impact our COGS, our ability to secure impressions and our advertiser client demand, as higher prices may reduce ROI.
In order to combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media and marketing software providers in order to increase our access to high-quality targeted media. Our acquisitions in the past few years have enabled us to expand our reach into high-quality proprietary targeted media solutions in a wide range of industries. Our acquisitions of W4 and UE, for example, have given us access to proprietary technology to drive meaningful engagement with advertising targets.
Regulation
Federal, state and industry-based regulations impact the businesses of our customers and, in turn, impact our revenues. Increased regulations can cause customers to reduce their expenditures and, thus, their advertising budgets, which can potentially lower our revenues. For additional information, see “Business — Government Regulation.”
Macro-economic conditions
Macro-economic factors such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics, could all have an impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.
Conversely, to an extent, the digital media advertising industry is also countercyclical to macro-economic conditions. Some customers increase their advertising and promotion efforts in times where customers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.
RESULTS OF OPERATIONS
The following table presents our consolidated results of operations as a percentage of net revenue:
	Years Ended December 31,
	2021	2020
Revenue by type:
Customer acquisition	95.7%	91.8%
Managed services	3.6%	7.2%
Software services	0.7%	1.0%
Total net revenue	100.0%	100.0%

	Years Ended December 31,
	2021	2020
Revenue by segment:
Brand Direct	59.3%	59.3%
Marketplace	52.4%	46.9%
Other	2.2%	2.8%
Corporate and other	(13.9)%	(9.0)%
Net revenue	100.0%	100.0%
Cost of revenue	70.1%	70.5%
Salaries and related costs	11.2%	10.0%
General and administrative	10.1%	9.0%
Depreciation and amortization	5.9%	5.4%
Acquisition costs	0.5%	1.4%
Change in fair value of contingent consideration	0.3%	—%
Income from operations	2.0%	3.6%
Interest expense	3.3%	4.1%
Change in fair value of warrant liabilities	(4.2)%	2.7%
Change in tax receivable agreement liability	(3.6)%	—%
Loss on debt extinguishment	0.5%	—%
Loss on disposal of assets	—%	—%
Net income (loss) before income taxes	6.0%	(3.2)%
Income tax expense	4.5%	0.9%
Net income (loss)	1.5%	(4.1)%
Net income (loss) attributable to non-controlling interest	0.9%	(1.5)%
Net loss attributable to Digital Media Solutions, Inc.	0.6%	(2.6)%
The following table presents the consolidated results of operations and the change from the prior period (in thousands):
	Years Ended December 31,
	2021	2020	$ Change	% Change
Net revenue	$427,935	$332,856	$95,079	29%
Cost of revenue	300,016	234,731	65,285	28%
Salaries and related costs	48,014	33,386	14,628	44%
General and administrative	43,049	30,020	13,029	43%
Depreciation and amortization	25,401	17,954	7,447	41%
Acquisition costs	1,967	4,814	(2,847)	(59)%
Change in fair value of contingent consideration	1,106	—	$1,106	100%
Income from operations	8,382	11,951	(3,569)	(30)%
Interest expense	14,166	13,740	426	3%
Change in fair value of warrant liabilities	(18,115)	8,840	(26,955)	(305)%
Change in tax receivable agreement liability	(15,289)	—	(15,289)	(100)%
Loss on debt extinguishment	2,108	—	2,108	100%
Loss on disposal of assets	8	—	8	100%
Net income (loss) before income taxes	$25,504	$(10,629)	$36,133	(340)%
Income tax expense	19,311	3,085	16,226	526%
Net income (loss)	$6,193	$(13,714)	$19,907	(145)%
Net income (loss) attributable to non-controlling interest	3,991	(5,018)	$9,009	(180)%
Net loss attributable to Digital Media Solutions, Inc.	$2,202	$(8,696)	$10,898	(125)%
Net revenue. Our business generates revenue primarily through the delivery of a variety of performance-based marketing services, including customer acquisition, managed services and software services.

The following table presents revenue by type for each segment and the change from the prior period:
	Years Ended December 31,
	2021	2020	$ Change	% Change
Brand Direct
Customer acquisition	$244,942	$179,682	$65,260	36%
Managed services	8,845	17,869	(9,024)	(51)%
Total Brand Direct	$253,787	$197,551	$56,236	28%
Marketplace
Customer acquisition	$224,158	$155,999	$68,159	44%
Other
Managed services	$6,471	$6,139	$332	5%
Software services	3,169	3,218	(49)	(2)%
Total Other	$9,640	$9,357	$283	3%
Corporate and Other
Customer acquisition	$(59,650)	$(30,051)	$(29,599)	98%
Total Customer acquisition	409,450	305,630	103,820	34%
Total Managed services	15,316	24,008	(8,692)	(36)%
Total Software services	3,169	3,218	(49)	(2)%
Total Net revenue	$427,935	$332,856	$95,079	29%
Customer Acquisition Revenue.
Customer acquisition contracts deliver potential consumers or leads (i.e. number of clicks, emails, calls and applications) to the customer in real-time based on predefined qualifying characteristics specified by our customer.
Our Brand Direct segment experienced an increase in Customer acquisition revenue of $65.3 million or 36% during the year ended December 31, 2021.
Customer acquisition revenue for Marketplace increased by $68.2 million or 44% during the year ended December 31, 2021. The increase in both the Brand Direct and Marketplace segments was primarily due to the migration of consumers to the online shopping experience, especially in the auto and health insurance verticals.
The Medicare Annual Enrollment Period (“AEP”) and under-65 health open enrollment period (“OEP”) which occurred during the fourth quarter and was led by the addition of Crisp Results, also served to bolster our performance, resulting in a record breaking year.
Advertisers are following the consumer. As consumers spend more time online, researching products and services, shopping and spending online, advertisers are increasing their spend on digital channels to connect with consumers where they are. And as a result of our effectiveness, advertiser clients spend more with us, which in turn allows us to deploy more media dollars, engage more consumers, grow our first-party data asset and deliver an enhanced return on investment (“ROI”).
The more our first-party data asset grows, the better we become at targeting and engaging consumers, and that leads to better ROI for our advertiser clients, which leads them to spending more with us.
Managed Services Revenue. Managed services contracts provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer. Managed services revenue experienced a decrease of $8.7 million or 36% during the year ended December 31, 2021. The decrease was primarily driven by lower third-party supplier leads.
Software Services Revenue. Software services contracts provide the customer with continuous, daily access to the Company’s proprietary software. Software services revenue as a percentage of total revenue was considered insignificant during the year ended December 31, 2021.
Cost of revenue and gross profit. Cost of revenue primarily includes media and other related costs, such as the cost to acquire user traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, including advertising exchanges, and the direct technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and our customers’ media properties. Cost of revenue also includes indirect costs such as data verification, hosting and fulfillment cost.
The following table presents the gross profit percentage (gross profit as a percentage of total revenue) by segment and the change from prior period:
	Years Ended December 31,
	2021	2020	PPTS Change
Brand Direct	24.2%	23.3%	0.9
Marketplace	27.0%	29.5%	-2.5
Other	63.2%	64.4%	-1.2
Total gross profit percentage	29.9%	29.5%	0.4
Gross profit for Brand Direct increased for the year ended December 31, 2021, primarily driven by substantial diversification in our distribution channels as we continue to scale and grow as well strong execution and strategic investments in technology, like DMS Voice, which allowed us to create efficiencies and reduce our cost of goods sold. The creation of DMS Voice enabled us to streamline and eliminate systems to result in better experiences for our publisher partners, advertiser clients and consumers and has added capabilities, which have resulted in revenue and margin improvements.
Gross profit for Marketplace decreased for the year ended December 31, 2021, primarily due to the expansion in the auto and health insurance business at compressed margins, as well as recent reduction of price paid per lead by several auto insurance and education customers, even as our media costs remained flat. Beginning in Q2, the auto insurance industry began to experience macro headwinds which increased throughout the year. By September, 14 of the 20 largest private auto insurers were experiencing double-digit declines in loss ratios. As a result, the carriers reduced their advertising spend through lower click prices, negatively impacting margins of DMS and our peers.
Gross profit for Other decreased for the year ended December 31, 2021, primarily due to changes in revenue mix and compressed lower profit margins.
Total gross profit slightly increased for the year ended December 31, 2021, as a result of the combined effect of market expansion, the strategic investment in DMS Voice (interactive voice recognition technology) and the recent acquisitions of AAP and Crisp which have higher margin profiles.
Salaries and related costs. Total compensation includes salaries, commissions, bonuses, payroll taxes and retirement benefits. Salaries and related costs increased by $14.6 million or 44% for the year ended December 31, 2021. The increase was primarily driven by stock-based compensation resulting from timing of the initial stock-based award made in Q4 2020 after company went public in July 2020. In addition, increases in headcount as a result of required expansion of our workforce to support the Company’s growth, as well as the addition of full-time employees from two acquisitions the Company completed in 2021 contributed to the increase.
As a relatively newly formed public company, we rightsized some of our corporate functions and invested in people, processes and technology to position, improve and sustain performance and comply with our fiduciary obligations; building a competitive and entrepreneurial workforce that helps ensure we have the critical skill sets that innovative minds and the passion for the continued implementation of sophisticated processes and technology; to measure, analyze and optimize while the sustained quality and accuracy remain top priorities.
General and administrative. General and administrative consist of expenses incurred in our normal course of business relating to office supplies, computer and technology, rent and utilities, insurance, legal and professional fees, state and local taxes and licenses, penalties and settlements and bad debt expense, as well as sales and marketing expenses relating to advertising and promotion. We also include other expenses such as investment banking expenses, fundraising costs and costs related to the advancement of our corporate social responsibility program.

General and administrative expenses increased $13.0 million or 43% for the year ended December 31, 2021. The increase was primarily driven by higher software and voice enabled technology expenses as well as an overall increase in insurance, legal and professional fees related to compliance, partially offset by a decrease in rental expense due to office closures.
Depreciation and amortization. Property, plant and equipment consists of computers and office equipment, furniture and fixtures, leasehold improvements and internally developed software costs. Intangible assets subject to amortization include technology, customer relationships, brand, and non-competition agreements.
Depreciation and amortization expense increased $7.4 million or 41% during the year ended December 31, 2021. The increase was primarily driven by acquired Intangible Assets associated with the Crisp Results and Aimtell/Aramis/PushPros (“AAP”) acquisitions as well as continued investments in internally developed software placed in service over the last two years.
Acquisition costs. Acquisition related costs are not considered part of the consideration for acquisitions and are expensed as incurred. This includes acquisition incentive compensation and other transaction related costs. Acquisition costs decreased $2.8 million or 59% during the year ended December 31, 2021. The decrease is primarily due to comparatively higher cost in 2020 resulting from the July 2020 Business Combination.
Contingent consideration changes in fair value of acquisition related to the purchases of Crisp Results and AAP increased $1.1 million or greater than 100% during the year ended December 31, 2021.
Change in fair value of warrant liabilities. The change in Fair Value of Warrant Liabilities represents the fair value remeasurement adjustments to the outstanding Private Placement Warrants issued in connection with the Business Combination. The change in fair value of the outstanding Private Placement Warrants decreased $18.1 million primarily due to the lower observed market pricing of DMS shares for the year ended December 31, 2021. (see Note 10. Fair Value Measurements of the Company's audited financial statements).
Change in Tax Receivable Agreement Liability. For the year ended December 31, 2021 the company recorded an adjustment to our Tax Receivable Agreement (“TRA”) Liability resulting in a benefit of $15.3 million due to current expectations regarding the recoverability of the related business combination TRA deferred tax asset (discussed in Income tax expense below). Those expectations indicate it is more likely than not that due to historical book losses for the last 3-years at DMS LLC recoverability of a significant portion of the business combination TRA deferred tax asset is not both probable and estimable for the year ended December 31, 2021.
Interest expense. Interest expense increased by $0.4 million or 3% during the year ended December 31, 2021. The change in Interest expense for year ended December 31, 2021 primarily due to higher outstanding debt balance, which was partially offset by a decline in interest rates compared to the same period in the prior year. Our debt, which carries a variable interest rate based on multiple options at either LIBOR plus 5% or an alternate base rate, plus an agreed upon margin with Truist Bank, the Company’s financial institution since May 25, 2021. Since May 25, 2021 our interest rate is based on LIBOR plus 5% (see Note 7. Debt of the Company's audited financial statements).
Income tax expense. The Company recorded $19.3 million and $3.1 million income tax expense for the years ended December 31, 2021 and 2020. The blended effective tax rate for the year ended December 31, 2021 was 76% which varies from our statutory U.S. tax rate due to taxable income or loss that is allocated to the non-controlling interests and the recognition of a valuation allowance on deferred tax assets related to the Business Combination. The blended effective tax rate for the year ended December 31, 2020 was (29)% which varied from our statutory U.S. tax rate due to taxable income or loss that is allocated to the non-controlling interests (see Note 14. Income Taxes of the Company's audited financial statements) .
Non-controlling interests. As a result of the Aimtell/PushPros/Aramis and Crisp Results acquisitions, our non-controlling interests own approximately 41.6% of the ownership interest of DMSH and we allocate their respective portion of net income or loss to the DMSH Units held by the non-controlling interests.
NON-GAAP FINANCIAL MEASURES
In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this registration statement includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including Adjusted Revenue, Adjusted EBITDA,

Combined Adjusted EBITDA, Unlevered Free Cash Flow, Adjusted Net Income and Adjusted EPS. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below.
We use these financial measures internally to review the performance of our business units without regard to certain accounting treatments and non-recurring items. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations. Because of these limitations, management relied primarily on its GAAP results and uses non-GAAP measures only as a supplement.
Adjusted Revenue
Adjusted Revenue is a non-GAAP financial measure presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Management believes this measure provides useful information because, while the majority of our business is comprised of lead generation contracts which are accounted for on a gross basis, a portion of our agency managed services contracts are accounted for on a net basis. In this regard, management believes that Adjusted Revenue provides useful information regarding operating performance across our business, without regard to the accounting treatment of individual contracts, and allows management to build forecasts on a consistent basis across the business.
Management further uses Adjusted Revenue to compare the performance of divisions within the Company against each other and to isolate our core operating performance. Notwithstanding the foregoing, however, management is discontinuing use of Adjusted Revenue going forward in 2022. Management believes that it is appropriate to do so at the current time given that the vast majority of our contracts are now accounted for on a gross basis. In addition, management believes that focusing on GAAP revenue will allow management, analysts and investors to focus on a single measure of revenue and simplify the Company’s disclosures going forward.
Adjusted Revenue is defined as revenue as reported under GAAP, without regard to netting of costs applicable to revenues earned under contracts that are deemed to be entered into on an agency basis..
The following table provides a reconciliation of Adjusted Revenue to revenue, the most directly comparable GAAP measure (in thousands):
	Year Ended December 31, 2021			Year Ended December 31, 2020
	Reported (GAAP)	Adjustments(1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments(1)	Adjusted (Non-GAAP)
Net revenue	$427,935	$14,387	$442,322	$332,856	$7,801	$340,657
Cost of revenue	300,016	14,387	314,403	234,731	7,801	242,532
Gross profit	$127,919	$—	$127,919	$98,125	$—	$98,125
Gross profit margin	29.9%	—%	28.9%	29.5%	—%	28.8%
(1)	Includes the gross up for certain Managed services contracts that are presented net of costs under GAAP.
Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion
We use the non-GAAP measures of Adjusted EBITDA and Unlevered Free Cash Flow to assess operating performance. Management believes that these measures provide useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance.

Financial measures that are non-GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA and Unlevered Free Cash Flow only as a supplement.
Adjusted EBITDA is defined as net income (loss), excluding (a) interest expense, (b) income tax expense, (c) depreciation and amortization, (d) change in fair value of warrant liabilities, (e) debt extinguishment, (f) stock-based compensation, (g) change in tax receivable agreement liability, (h) restructuring costs, (i) acquisition costs, (j) other expense.
Unlevered Free Cash Flow is defined as Adjusted EBITDA, less capital expenditures, and Unlevered Free Cash Flow Conversion is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA.
A reconciliation between Adjusted Net Income and Adjusted EPS to Net Income and Earnings Per Share, the most directly comparable GAAP measures, are presented below (In thousands, except per share data):
	Years Ended December 31,
	2021	2020
Net income	$6,193	$(13,714)
Adjustments
Interest expense	14,166	13,740
Income tax expense	19,311	3,085
Depreciation and amortization	25,401	17,954
Change in fair value of warrant liabilities(1)	(18,115)	8,840
Change in tax receivable agreement liability	(15,289)	—
Loss on debt extinguishment	2,108	—
Stock-based compensation expense	6,463	958
Restructuring costs	1,118	4,203
Acquisition costs(2)	3,073	4,814
Other expense(3)	6,744	5,702
Adjusted net income	$51,173	$45,582
Additional adjustments
Pro forma cost savings – Reorganization(4)	31	1,056
Pro forma cost savings – Acquisitions(5)	3,330	5,666
Acquisitions EBITDA(6)	2,711	400
Accounts reserved(7)	944	1,606
Adjusted EBITDA	$58,189	$54,310
Less: Capex	$9,114	$10,372
Unlevered free cash flow	$49,075	$43,938
Unlevered free cash flow conversion	84.3%	80.9%
(1)	Mark-to-market warrant liability adjustments.
(2)
Balance includes business combination transaction fees and related payments on Company’s EIP, acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.

(3)	Balance includes legal fees associated with acquisitions, investor management fees and costs related to philanthropic initiatives, and private warrant transaction related costs.
(4)	Costs savings as a result of the company reorganization initiated in Q2 2020.
(5)	Cost synergies expected as a result of the full integration of the acquisitions.
(6)	Pre-acquisition Adjusted EBITDA results from the Aimtell/Aramis/PushPro and Crisp, and SmarterChaos acquisitions during the years ended December 31, 2021 and 2020, respectively.
(7)
For the year ended December 31, 2020, represents certain unusual bad debt expenses related to potentially uncollectible receivables that resulted from the impact of the COVID-19 pandemic and an unexpected business interruption. Management has determined that these items are not indicative of normal operations. For the year ended December 31, 2021, represents bad debt expense associated with a specific strategic customer that we believe will be settled over time.

A reconciliation of Unlevered Free Cash Flow to net cash provided by operating activities, the most directly comparable GAAP measure, is presented below (in thousands):
	Years Ended December 31,
	2021	2020
Unlevered free cash flow	$49,075	$43,938
Capital expenditures	9,114	10,372
Adjusted EBITDA	$58,189	$54,310
Accounts reserved(1)	944	1,606
Acquisitions EBITDA(2)	2,711	400
Pro forma cost savings – Reorganization(3)	31	1,056
Pro forma cost savings – Acquisitions(4)	3,330	5,666
Adjusted net income	$51,173	$45,582
Acquisition costs(5)	3,073	4,814
Other expenses(6)	6,744	5,702
Stock-based compensation	6,463	958
Restructuring costs	1,118	4,203
Change in fair value of warrant liabilities(7)	(18,115)	8,840
Loss on debt extinguishment	2,108	—
Subtotal before additional adjustments	$49,782	$21,065
Less: Interest expense	14,166	13,740
Less: Income tax expense	19,311	3,085
Less: Change in tax receivable agreement liability – Consolidated statements of operations	(15,289)	—
Provision for bad debt	4,798	3,039
Loss from sales of assets	—	411
Loss on disposal of assets	8	—
Lease restructuring charges	542	4,203
Debt extinguishment	2,108	—
Stock-based compensation, net of amounts capitalized	6,393	958
Payment of contingent consideration	—	(1,000)
Amortization of debt issuance costs	1,379	936
Deferred income tax provision, net	16,459	(479)
Other	—	400
Change in fair value of contingent consideration	1,106	—
Change in fair value of warrant liability	(18,115)	8,840
Change in tax receivable agreement liabilities – Consolidated statements of cash flows	(16,402)	1,138
Change in income tax receivable and payable	(727)	—
Change in accounts receivable	(8,369)	(14,409)
Change in prepaid expenses and other current assets	(419)	(630)
Change in accounts payable and accrued expenses	(612)	8,742
Change in other liabilities	(956)	622
Net cash provided by operating activities	$18,787	$17,011
(1)
For the year ended December 31, 2020, represents certain unusual bad debt expenses related to potentially uncollectible receivables that resulted from the impact of the COVID-19 pandemic and an unexpected business interruption. Management has determined that these items are not indicative of normal operations. For the year ended December 31, 2021, represents bad debt expense associated with a specific strategic customer that we believe will be settled over time.

(2)	Pre-acquisition Adjusted EBITDA results from the Aimtell/Aramis/PushPro and Crisp, and SmarterChaos acquisitions during the years ended December 31, 2021 and 2020, respectively.
(3)	Costs savings as a result of the company reorganization initiated in Q2 2020.
(4)	Cost synergies expected as a result of the full integration of the acquisitions.

(5)
Balance includes business combination transaction fees and related payments on Company’s EIP, acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.

(6)	Balance includes legal fees associated with acquisitions, investor management fees and costs related to philanthropic initiatives, and private warrant transaction related costs.
(7)	Mark-to-market warrant liability adjustments.
Adjusted Net Income and Adjusted EPS
We use the non-GAAP measures Adjusted Net Income and Adjusted EPS to assess operating performance. Management believes that these measures provide investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial and operating performance. Management also believes these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. We define Adjusted Net Income (Loss) as net loss attributable to Digital Media Solutions, Inc. adjusted for (x) costs associated with the Business Combination, acquisition-related costs, equity based compensation and lease restructuring charges and (y) the reallocation of net income (loss) attributable to non-controlling interests from the assumed acquisition by Digital Media Solutions, Inc. of all units of Digital Media Solutions Holdings, LLC (“DMSH LLC”) (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A Common Stock of Digital Media Solutions, Inc. on a one-to-one basis. We define adjusted pro forma net loss per share as adjusted pro forma net loss divided by the weighted-average shares of Class A Common Stock outstanding, assuming the acquisition by Digital Media Solutions, Inc. of all outstanding DMSH LLC units (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A Common Stock on a one-to-one-basis.
The following table presents a reconciliation between GAAP Earnings Per Share and Non-GAAP Adjusted Net Income and Adjusted EPS (In thousands, except per share data):
	Years Ended December 31,
	2021	2020
Numerator:
Net income (loss)	$6,193	$(13,714)
Net income (loss) attributable to DMSH prior to the Business Combination	—	(1,345)
Net income (loss) attributable to non-controlling interest	3,991	(5,018)
Net income (loss) attributable to Digital Media Solutions, Inc. - basic and diluted	$2,202	$(7,351)

Denominator:
Weighted average shares – basic	$35,249	$32,335
Add: dilutive effects of employee equity awards	389	—
Add: dilutive effects of public warrants	126	—
Weighted average shares – diluted	$35,764	$32,335

Net earnings (loss) per common share:
Basic	$0.06	$(0.23)
Diluted	$0.06	$(0.23)
	Years Ended December 31,
	2021	2020
Numerator:
Net income (loss) attributable to Digital Media Solutions, Inc. - basic and diluted	$2,202	$(7,351)
Add adjustments:
Change in fair value of warrant liabilities	(18,115)	8,840
Acquisition and related costs	3,073	1,658
Lease restructuring costs	1,118	4,157
Business combination expenses	3,330	3,157

	Years Ended December 31,
	2021	2020
Equity-based compensation	6,463	958
Accounts reserved	944	1,606
	$(3,187)	$20,376
Net income tax expense based on conversion of units	—	175
Adjusted net income (loss) attributable to Digital Media Solutions, Inc. – basic and diluted	$(985)	$13,200

Denominator:
Weighted-average shares outstanding – basic and diluted	$35,249	$32,335
Weighted-average average LLC Units of DMSH, LLC that are convertible into Class A common stock	25,853	26,306
	61,102	58,641

Adjusted EPS - basic and diluted	$(0.02)	$0.23
LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes certain key measures of our liquidity and capital resources (in thousands):
	December 31, 2021	December 31, 2020	$ Change	% Change
Cash	$26,394	$31,397	$(5,003)	(16)%
Availability under revolving credit facility	$50,000	$11,000	$39,000	355%
Total Debt	$217,755	$201,558	$16,197	8%
Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. We generate sufficient cash flows for working capital and expect to do so for the foreseeable future.
Our principal sources of liquidity on a short-term basis are cash and cash equivalents, and cash flows provided by operations. Our primary use of cash is compensation to our employees and payments for general operating expenses and interest expense.
Borrowings under the Revolving Facility bear interest, at our option, at either (i) adjusted LIBOR plus 4.25% or (ii) a base rate (which is equal to the highest of (a) Administrative Agent’s prime rate, (b) the federal funds rate, as in effect from time to time, plus 0.50%, (c) one-month LIBOR plus 1.00%, and (d) 1.75% (the “Base Rate”)), plus 3.25%. The Term Loan bears interest at our option, at either (i) adjusted LIBOR plus 5.00% or (ii) the Base Rate plus 4.00%. Under the Revolving Facility, DMS LLC will pay a 0.50% per annum commitment fee in arrears on the undrawn portion of the revolving commitments. For the year ended December 31, 2021, the effective interest rate was 6.29%. Since May 25, 2021 our interest rate is based on LIBOR plus 5%.
The Term Loan, which was issued at an original issue discount of 1.80% or $4.2 million, will be subject to payment of 1.0% of the original aggregate principal amount per annum paid quarterly, with a bullet payment at maturity. The Term Loan will mature, and the revolving credit commitments under the Revolving Facility will terminate, on May 25, 2026, when any outstanding balances will become due.
Cash flows from operating activities
Net cash provided by operating activities was $18.8 million for the year ended December 31, 2021 as compared to $17.0 million provided by operating activities in the year ended December 31, 2020. The increase is primarily attributable to an increase in sales year-over-year coupled with comparatively lower acquisition related expenses, partially offset by increases in expenses driven by higher headcount as a result of required expansion of our workforce to support the Company’s growth.

Cash flows from investing activities
Net cash used in investing activities for the year ended December 31, 2021 increased by $21.1 million or 160% to $34.2 million from $13.2 million for the year ended December 31, 2020 primarily due to acquisitions of Aimtell/Aramis/PushPros and Crisp Results made during the year ended December 31, 2021.
Cash flows from financing activities
Net cash provided by financing activities for the year ended December 31, 2021 was $10.5 million, reflecting a decrease of $14.1 million or 57%, as compared to $24.5 million for the year ended December 31, 2020. This decrease was mainly due to the net effect of repayments of long-term debt and notes payable from borrowings incurred in connection with the establishment of our revolving credit facility.
For the years ended December 31, 2021 and 2020, our Unlevered Free Cash Flow conversion rate was 84.3% and 80.9%, respectively. The slight increase was primarily due to higher business performance.
OFF-BALANCE SHEET ARRANGEMENTS
We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In addition, we do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We have prepared our consolidated financial statements in accordance with GAAP. In doing so, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.
We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this prospectus.
Refer to Note 1. Summary of Significant Accounting Policies of the Company's audited financial statements, included in this prospectus, for further information on our critical and other significant accounting policies.
Revenue recognition
The Company derives revenue primarily through the delivery of various types of services, including customer acquisition, managed services and software services. Effective January 1, 2019, the Company adopted the new revenue recognition standard using the modified retrospective method. The adoption of this new standard did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.
The Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including any constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.
The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).
The Company’s standard payment terms are typically 30 days. The Company does not have any significant financing arrangements with customers.
If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e., deferred revenue) on the consolidated balance sheets.
The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e., sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.
The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.
Customer acquisition
The Company’s performance obligation for Customer acquisition contracts is to deliver an unspecified number of potential customers or leads (i.e., number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis as the leads are generated, based on predefined qualifying characteristics specified by our customer. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company recognizes revenue as the performance obligations are satisfied over time.
When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within Accounts receivable, net on the consolidated balance sheets. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. A significant portion of the unbilled estimated revenue balance is finalized and invoiced to customers within sixty days following the period of service. Any remaining estimates are finalized and invoiced as billing totals are reconciled with the customer. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.
Managed services
The Company’s performance obligation for Managed service contracts is to provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for managed services contracts.
The Company enters into agreements with internet search companies, third-party publishers and/or strategic partners to generate customer acquisition services for their Managed service customers. The Company receives a fee from its customers and separately pays a fee to the internet search companies, third-party publishers and/or strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, in certain cases, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.
Software services
The Company’s performance obligation for Software services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software services contracts.

Business combinations
Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities are recorded as goodwill.
The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.
At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisitions date, it is more likely than not that the contingencies will give rise to assets or liabilities.
Acquisition related costs not considered part of the considerations are expensed as incurred and recorded in Acquisition costs within the consolidated statement of operations.
Goodwill and other intangible assets
We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of net assets acquired and the related goodwill and other intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and involves the use of significant estimates, including projections of future cashflows, discount rates, asset lives and market multiples.
We review goodwill as of December 31st each year and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. We evaluate the recoverability of goodwill at a reporting unit level. We have 3 reporting units that were subject to the 2021 annual impairment testing. Our annual impairment review as of December 31, 2021 did not result in an impairment charge for any of our reporting units.
The fair value of each reporting unit for 2021 was estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method, and the market approach, which incorporates the use of earnings and revenue multiples based on market data.
We review intangible assets with definite lives subject to amortization whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the carrying value of these assets to the estimated undiscounted future cash flows expected to be generated by these asset groups. These asset groups are impaired when their carrying value exceeds their fair value. Impaired intangible assets with definite lives subject to amortization are written down to their fair value with a charge to expense in the period the impairment is identified. Intangible assets with definite lives are amortized on a straight-line basis with estimated useful lives generally between 1 and 9 years. Events or circumstances that might require impairment testing include the loss of a significant client, the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, significant decline in stock price or a significant adverse change in business climate or regulations.
Software development costs
Costs for software developed for internal use are capitalized during the preliminary stage and post-implementation stages and any research and maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized when the internal use software is placed in service, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three years.
Contingent consideration
The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. Since the Company’s contingent consideration can be paid in cash or DMS Class A Common Stock, at the election of the Company, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value at each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flows, estimated volatility and other inputs which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in income from operations in the consolidated statements of operations.
Income taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. A valuation allowance will be recorded to reduce deferred tax assets to an amount that is anticipated to be realized on a more likely than not basis. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.
The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.
DMSH, the Company’s accounting predecessor, is a limited liability company treated as a partnership for U.S. federal income tax purposes and is not subject to entity-level U.S. federal income tax, except with respect to UE, which was acquired in November 2019. Because UE is treated as a corporation for U.S. federal income tax purposes, it is subject to entity-level U.S. federal income tax. As a result of the Business Combination, Blocker’s allocable share of earnings from DMSH is also subject to U.S. federal and state and local income taxes.
RECENTLY ISSUED ACCOUNTING STANDARDS
Refer to Note 1. Summary of Significant Accounting Policies of the Company's audited financial statements, included in this prospectus, for a more detailed discussion on recent accounting pronouncements and the related impact on our consolidated financial statements.

DIRECTOR AND EXECUTIVE COMPENSATION
This section describes executive compensation of DMS’s directors and named executive officers during the fiscal year ended December 31, 2021 and 2020.
Summary Compensation Table
The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2021 and 2020.
Name and Principal Position	Year	Salary(1) ($)	Bonus(1)(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Joseph Marinucci Chief Executive Officer	2021	320,000	—	319,900	17,006	—	32,833	708,114
	2020	320,333	933	170,311	767,500	—	32,692	1,291,769

Joseph Liner Chief Revenue Officer	2021	400,000	—	120,017	6,380	120,902	37,903	703,547
	2020	397,660	4,216	287,963	63,898	170,450	32,508	956,695

Fernando Borghese Chief Operating Officer	2021	320,000	—	319,900	17,006	—	33,488	709,908
	2020	320,333	933	170,311	767,500	—	32,076	1,291,153
(1)
During 2020, we took temporary precautionary measures intended to help minimize the risk of the COVID-19 pandemic to our employees, our advertisers and the communities in which we participate, which could negatively impact our business, and implemented a Coronavirus Communications Plan, including a 90-day 20% reduction in the salaries of all of our employees at or above the director level, with the unpaid salary amounts to be repaid at a future date, along with a 5% bonus (subject to the satisfaction of certain conditions) for the months of April, May and June 2020. On July 22, 2020, the 5% bonus was paid: Mr. Marinucci received $933; Mr. Liner received $1,299; and Mr. Borghese received $933.

(2)
Mr. Liner was participant in the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), which was a transaction-based bonus plan. In connection with the Business Combination, Mr. Liner entered into a letter agreement with DMS, pursuant to which he waived his respective rights to receive any transaction bonus under the EIP in exchange for a lump-sum cash payment equal to $2,917, and the potential to receive equity incentive awards from the Company in the future.

(3)
Amounts represent the aggregate grant date fair value of options and and/or restricted stock units (“RSUs”) granted in 2021 and 2020, respectively, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 13. Employee and director incentive plans to the Consolidated Financial Statements, included in this prospectus.

(4)
Represents Mr. Liner’s commission payments under our Direct Sales Commissions Plan, which entitles Mr. Liner to 6% of gross profits for direct sales introduced and closed by him, and 3% of gross profits for direct sales where Mr. Liner either introduced or closed the sale (but not both).

(5)	The other compensation listed in this column includes:
•
For the year ended December 31, 2021: (a) for Mr. Marinucci: (i) matching contributions under our 401(k) savings plan of $9,300; and (ii) medical and other benefits of $23,533; (b) for Mr. Liner: (i) matching contributions under our 401(k) savings plan of $11,400; and (ii) medical and other benefits of $26,503; and (c) for Mr. Borghese (i) matching contributions under our 401(k) savings plan of $8,400; and (ii) medical and other benefits of $25,088.

•
For the year ended December 31, 2020: (a) for Mr. Marinucci: (i) matching contributions under our 401(k) savings plan of $10,586; and (ii) medical benefits of $22,106; (b) for Mr. Liner (i) matching contributions under our 401(k) savings plan of $9,081; and (ii) medical and long term disability benefits of $23,427; and (c) for Mr. Borghese (i) matching contributions under our 401(k) savings plan of $8,645; and (ii) medical and other benefits of $23,431.

Narrative Disclosure to Summary Compensation Table
The primary elements of compensation for the Company’s Named Executive Officers were base salary and equity awards of options and RSUs. Mr. Liner was also eligible to participate in our Direct Sales Commission Plan. The Company’s Named Executive Officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending, and short- and long-term life insurance on the same basis as our other full-time employees, subject to the terms and eligibility requirements of those plans.
Base Salaries
The Company’s Named Executive Officers receive a base salary for services rendered to the Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Bonuses
Mr. Liner was a participant in the EIP, a transaction-based bonus plan. In connection with the Business Combination, Mr. Liner entered into a letter agreement with DMS, pursuant to which he waived his rights under the EIP in exchange for a lump-sum cash payment from the Company equal to $2,917 and the potential to receive equity incentive awards from the Company in the future.
Equity Compensation
Our Compensation Committee administers our Equity Plan and approves the amount of and terms applicable to grants of stock options and RSUs to employees, including the Named Executive Officers.
The Company’s stock options allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our Common Stock on the date of grant. Generally, stock options granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. Stock options granted prior to August 2021 generally vest over a three-year period, subject in most cases to continued employment, and generally expire ten years from the date of grant. Beginning in August 2021, stock options generally vest over a four-year period, subject to continued employment. In 2021, Mr. Marinucci received an option award covering 230,548 shares; Mr. Liner received an option award covering 36,023 shares; and Mr. Borghese received an option award covering 230,548 shares.
Generally, RSUs granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. RSUs granted prior to 2021 generally vest over a three-year period, subject to continued employment. Beginning in August 2021, stock options generally vest over a four-year period, subject in most cases to continued employment. In 2021, Mr. Marinucci received an award of 100,251 RSUs; Mr. Liner received an award of 15,664 RSUs; and Mr. Borghese received an award of 100,251 RSUs.
For the grant date fair value of the options and RSUs, please see the Summary Compensation Table above.
Perquisites
The Company provides the Named Executive Officers with benefits, including medical, dental and vision plans; basic life insurance; and long-term and short-term disability, in each case, at no cost to the executive. Named executive officers also participate in our 401(k) retirement plan, with the same Company-matching contributions as all our salaried employees. The 401(k) plan provides for an employer matching contribution of 4% percent of up to 5% percent of all eligible contributions. The Company does not maintain a defined benefit pension plan or any supplemental retirement benefits.
Executive Employment Arrangements
Employment Arrangements with Joseph Marinucci
Mr. Marinucci is not party to an employment agreement or offer letter with DMS. Pursuant to Mr. Marinucci’s RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination /Change in Control.”

Employment Arrangement with Joseph Liner
Mr. Liner is a party to an offer letter with DMS dated November 15, 2018. The offer letter provides for an annual base salary of $300,000. As provided under the terms of the offer letter, following one year of employment, Mr. Liner and DMS negotiated in good faith regarding his annual salary level, and it was increased to $400,000 effective January 9, 2020. Mr. Liner is also entitled to receive employee benefits provided by DMS at no cost to Mr. Liner. Mr. Liner’s offer letter provides for at-will employment.
Pursuant to his offer letter, Mr. Liner was eligible to earn a $200,000 sign-on bonus with $50,000 becoming payable every three months (on December 15, 2018, March 15, 2019, June 14, 2019 and September 21, 2019), such that $150,000 was paid in 2019. Mr. Liner was also eligible to earn monthly performance incentives and annual performance incentives under our Performance Incentive Plan equal to a percentage of gross profits from direct sales introduced and/or closed by him and a percentage of DMS’ net revenues. As of December 31, 2020, the Performance Incentive Plan is no longer in effect.
Mr. Liner is entitled in his offer letter to certain severance benefits in the event his employment is terminated without “cause,” as described in more detail below. Additionally, pursuant to his RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination / Change in Control.”
Employment Arrangement with Fernando Borghese
Mr. Borghese is not party to an employment agreement or offer letter with DMS. Pursuant to Mr. Borghese’s RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination / Change in Control.”
Potential Payments Upon Termination / Change in Control
The offer letter with Mr. Liner provides that in the event of a termination without “cause” by DMS, Mr. Liner (for six months) would be entitled to (i) continued payment of his base salary, and (ii) payment of DMS’ portion of the premium for healthcare continuation coverage under COBRA at the same level of coverage he was entitled to at the time of termination of employment.
“Cause” means: (i) the executive’s violation of Company’s current documented policies; (ii) the executive’s failure to substantially perform the executive’s duties under this Agreement; (iii) the executive’s failure to reasonably cooperate with any lawful investigation undertaken by the Company; (iv) the executive’s gross negligence or breach of fiduciary duty or (v) any (A) conviction of the executive under any local, state, provincial or federal statute which makes the performance of the executive’s duties impracticable or impossible, (B) arrest of the executive for any criminal offense against the Company or its personnel, affiliates, or customers, or (C) arrest of the executive for any other felony criminal offense which in the view of the Company may harm the reputation of the Company or any of its affiliates; (vi) any intentional misconduct, gross incompetence or conduct materially incompatible with the Employee’s duties hereunder, or prejudicial to the Company’s business; or (vii) gross insubordination or willful disobedience to the lawful directions of management of the Company, provided that the executive has been given written notice thereof and has failed to correct such conduct forthwith.
Treatment of Unvested Equity Awards of Our Named Executive Officers
Termination Without Cause. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon termination of the Named Executive Officer’s employment without cause, provided that the executive executes a general release of claims. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date, multiplied by the quotient of the number of full calendar months the executive was employed during such year divided by twelve.
Death or Disability. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon the Named Executive Officer’s death or disability. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date.

Termination Following a Change of Control. Pursuant to the RSU and option award agreements, if the Named Executive Officer’s employment is terminated without cause within twenty-four months following a change of control, all RSUs and options will immediately vest, provided that the executive executes a general release of claims.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to our Named Executive Officers concerning unexercised stock option awards and unvested RSU awards as of December 31, 2021.
	Options					Stock
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Marinucci Chief Executive Officer	10/28/2020	34,014	17,006	$7.31	10/28/2030	70,000	$334,600	104,014	$334,600
	8/19/2021	230,548	—	$7.98	8/19/2031	100,251	$479,200	330,799	$479,200

Joseph Liner Chief Revenue Officer	10/28/2020	12,762	6,380	$7.31	10/28/2030	26,262	$125,532	39,024	$125,532
	8/19/2021	36,023	—	$7.98	8/19/2031	15,664	$74,874	51,687	$74,874

Fernando Borghese Chief Operating Officer	10/28/2020	34,014	17,006	$7.31	10/28/2030	70,000	$334,600	104,014	$334,600
	8/19/2021	230,548	—	$7.98	8/19/2031	100,251	$479,200	330,799	$479,200
(1)
The options and RSUs granted in 2021 and in 2020 vest in four and three equal annual installments, respectively, beginning on the first anniversary of the closing of the Business Combination, subject, in each case, to the executive’s continued employment on each applicable vesting date.

(2)	The dollar values are calculated using a per share stock price of $4.78, the closing price of our common stock reported on NYSE on December 31, 2021.
Non-Employee Director Compensation
In 2021, the following yearly cash compensation applied to our non-employee directors, as established by the Board:
Cash
Annual director retainer	$40,000
Lead director annual retainer	$20,000
Audit Committee chairman annual retainer	$20,000
Compensation Committee chairman annual retainer	$15,000
Audit Committee member annual retainer	$10,000
Compensation Committee member annual retainer	$7,500
In August 2021, the Board of Directors approved a grant of 16,291 RSUs to each of the non-employee directors, which will vest on the date of the 2022 annual stockholder meeting.
2021 Director Compensation
The following table lists the compensation paid to our non-employee directors during 2021:
Name(1)	Fees Earned or Paid in Cash	Stock Awards	Total
Robbie Isenberg	$47,500	$95,030	$142,530
James Miller	$47,500	$95,030	$142,530

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Total
Mary Minnick	$85,000	$95,030	$180,030
Lyndon Lea	$50,000	$95,030	$145,030
Robert Darwent	$60,000	$95,030	$155,030
(1)
In addition to serving as a director, Mr. Marinucci serves as our Chief Executive Officer and his compensation is reflected in the Summary Compensation Table. Mr. Borghese serves as our Chief Operating Officer. Messrs. Marinucci and Borghese do not receive any compensation for serving as directors. Accordingly, they are omitted from the table.

(2)
Represents the full grant date fair value of RSUs granted in 2021, calculated in accordance with FASB ASC Topic 718. We value RSUs using the closing market price of our common stock reported on NYSE on the applicable grant date. All RSUs vest on the 2021 annual meeting of stockholders, provided the director remains in continuous service with the Company through such date. For additional valuation assumptions, see Note 13 to our Consolidated Financial Statements for the fiscal year ended December 31, 2021.

Outstanding Equity Awards of Directors at Fiscal Year End
The following table lists the number of outstanding RSU awards and held by our non-employee directors as of December 31, 2021. The reported numbers reflect only grants made by the Company and do not include any other shares of our common stock that a director may have acquired on the open market.
Name	Stock Awards (in units)
Robbie Isenberg	16,291
James Miller	16,291
Mary Minnick	16,291
Lyndon Lea	16,291
Robert Darwent	16,291
Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan
On June 24, 2020, the board of directors of Leo approved the Plan, which was approved by the stockholders on July 14, 2020 and became effective at the Closing.
The following is a summary of the material features of the Plan, and does not purport to be complete and is qualified in its entirety by the full text of the Plan, which is included as Exhibit 10.10 to the registration statement of which this prospectus is a part and is incorporated herein by reference.
Administration
The Plan will be administered by the Board or, if applicable, any committee or subcommittee of the Board, or a designee thereof (the “Administrator”). The Administrator by resolution may authorize one or more executive officers of the company to designate selected employees, directors, independent contractors, or consultants of the company or the company’s affiliates to receive awards and to determine the size and terms and conditions of any such awards, provided that the Administrator shall not delegate such responsibilities for awards to be granted to an eligible recipient who is an executive officer of the company, a non-employee director of the company, or a more than 10% beneficial owner of any class of the company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, and the resolution providing for such authorization shall set forth the total number of shares the designee may grant during any period. It is presently expected that the Compensation Committee of our board of directors will administer the Plan.
The Administrator shall, subject, in the case of the compensation committee or any committee or subcommittee of the Board may in the future appoint to administer the Plan to any restrictions on the authority delegated to it by the Board, have the power and authority, without limitation, to:
•
determine which eligible recipients will be participants to whom awards will be granted, whether and to what extent awards will be granted and the number of shares (or amount of cash or other property) subject to each award;

•	determine the terms and conditions, not inconsistent with the terms of the Plan, of each award, including, the restrictions applicable to restricted share awards or restricted share units and the conditions under which such restrictions shall lapse, the other limitations, restrictions, terms and conditions applicable to the grant of awards, the performance goals and periods, if any, applicable to awards, the exercise price or base price, if any, of an award, the fair market value of an award, and the vesting schedule applicable to each award;
•
determine any amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or non-recurring events affecting the company or the company’s affiliates;

•	determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing awards;
•
determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of employment or service for purposes of awards, and determine the impact of leaves of absence or other changes in the employment status or service status of a participant, on awards;

•	adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;
•
prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws; and

•
interpret the terms and provisions of the Plan or any award or award agreement in the manner and to the extent the Administrator deems desirable, and exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.
Eligibility and Limitation on Awards to Participants
Eligibility under the Plan is limited to directors, employees, independent contractors and consultants of the company and any other corporation or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the company, and who have been selected as participants by the Administrator, subject to certain restrictions necessary to avoid adverse tax consequences under Internal Revenue Code Section 409A. With respect to an option award intended to qualify as and designated as, and that satisfies the requirements to be, an “incentive stock option” as defined in Section 422 of the Internal Revenue Code (an “ISO”), such ISO may only be granted to an employee of the company or a “parent corporation” or a “subsidiary corporation” of the company, as such terms are defined in Section 424 of the Internal Revenue Code, if any. The Administrator, in its sole discretion, will determine which eligible recipients become participants in the Plan.
Subject to the Plan’s customary capitalization adjustment provisions, the aggregate grant date fair market value of awards that may be granted during any calendar year to any non-employee director, when aggregated with such non-employee director’s cash fees, will not exceed $500,000 ($750,000 for the Chairman of the Board).
Term
The Plan was approved by the stockholders on July 14, 2020 and became effective at the Closing. No awards shall be granted under the Plan on or after June 24, 2030, 10 years following the date of its approval by Leo’s board of directors.
Exercisability
In the event of the termination of employment or service with the company and its affiliates of a participant who has been granted one or more options, share appreciation rights (“SARs”), restricted share awards, or restricted share units, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement (except that SARs granted in tandem with an option award shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related option award agreements). The Administrator may accelerate the vesting of or waive restrictions on awards, in whole or in part, for any reason.
Securities Subject to the Plan
Subject to customary capitalization adjustments, the number of shares that may be issued under the Plan may not exceed 11,630,172, an amount equal to 20% of the number of shares of Class A Common Stock on an as-converted and as-redeemed basis that were outstanding as of immediately following the Closing. All shares available for issuance under the Plan may be issued pursuant to the exercise of ISOs. Any shares of common stock subject to an award that are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares, shares with respect to such awards shall again be available for grant under the Plan. In addition, with respect to an award that is denominated in shares but paid or settled in cash, the number of shares with respect to which such payment or settlement is made shall again be available for grant under the Plan. Shares underlying awards that can only be paid in cash do not count against the overall Plan limit.
The Plan provides that the following shares shall not be recycled and again made available for grant under the Plan: (i) shares exchanged by a participant or withheld as payment in connection with the exercise of an option or SAR or the payment of any purchase price with respect to any other award under the Plan; (ii) shares exchanged by a participant or withheld to satisfy the tax withholding obligations related to any award under the Plan; and (iii) the full number of shares underlying a SAR that is settled by the delivery of a net number of shares. Upon the exercise of any award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares as to which the award is exercised.
An equitable substitution or proportionate adjustment shall be made in the event of a change in capitalization, including any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of common stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan. The substitution or adjustment shall be made to: the aggregate number of shares reserved for issuance under the Plan; the kind, number of securities subject to, and the exercise price or base price subject to, outstanding stock options and SARs; and the kind, number and purchase price of shares or other property (including cash) subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the Plan. Any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments will be made as may be determined by the Administrator, in its sole discretion. Subject to compliance with Internal Revenue Code Section 409A, the Administrator may also make amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or infrequent events affecting the company or an affiliate, or the financial statements of the company or an affiliate, or in response to changes in applicable laws, regulations, or accounting principles. As determined by the Administrator in its sole discretion, other equitable substitutions or adjustments shall be made.
Subject to compliance with Internal Revenue Code Section 409A, the Administrator may, in connection with any event of a change in capitalization described above, also cancel any outstanding award in exchange for (i) consideration (paid in cash or other property) having an aggregate fair market value equal to the difference between (A) the fair market value of the shares, cash or other property covered by such award, less (B) the aggregate exercise price, base price or purchase price thereof, if any, or (ii) for no consideration if the exercise price, base price or purchase price of outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award.

Types of Awards
Stock Options
The Plan authorizes awards of stock options, which includes (i) an ISO, and (ii) an option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO (“Nonqualified Stock Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates
Options shall vest and be exercisable in the timeframe determined by the Administrator. No option shall be exercisable after ten years from the date such option is granted.
The exercise price of shares under an option is determined by the Administrator but shall not be less than the fair market value of a share of common stock on the date of grant (exclusive of substitute awards).
Under the Plan, to the extent permitted under applicable law, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price (i) payment in cash or its equivalent, (ii) payment in unrestricted shares of common stock already owned by the participant, (iii) payment through any means of cashless exercise procedure established with a securities brokerage firm approved by the Administrator, (iv) payment in shares of common stock less a number of shares of common stock with a fair market value equal to the aggregate exercise price for the number of shares of common stock as to which the option is being exercised, or (v) any other form of consideration approved by the Administrator and permitted by applicable laws (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice under the Plan.
If an option is intended to qualify as and is designated as an ISO, and satisfies the requirements to be an ISO, then the fair market value, determined as of the date of grant, of ISOs that can first become exercisable in any calendar year will not exceed $100,000 without such excess amount ceasing to constitute an ISO. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of company stock will have an exercise price that is not less than 110% of the fair market value of a share of the company’s common stock on the grant date, and the term of the ISO shall not exceed five years after the grant date.
Share Appreciation Rights (SARs)
The Plan authorizes awards of SARs that are freestanding from an option award or granted in tandem with all or part of an option award. The Administrator, in its sole discretion, will determine the terms and conditions of the SARs; provided, however, SARs granted in tandem with options will generally be exercisable only at such time or times and to the extent that the options to which they relate are exercisable under the Plan.
A freestanding SAR generally entitles the holder, upon exercise of the SAR, to receive payment up to, but not more than, an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise over the base price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. A SAR granted in tandem with an option award generally entitles the holder, upon exercise, to receive payment up to, but not more than, the number of shares equal in value to the number determined by multiplying (i) the excess of the fair market value of a share as of the date of exercise over the base price specified in the related option, by (ii) the number of shares in respect of which the related SAR is being exercised.
The base price for each SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR (exclusive of substitute awards). No SAR may be exercised after ten years from the date such SAR is granted.
Restricted Share Awards
The Administrator may, in its discretion, grant restricted share awards to participants, either alone or in addition to other awards granted under the Plan, providing shares of common stock subject to certain restrictions that lapse at the end of a specified period or periods of time and/or upon attainment of specified performance objectives.
The Administrator will determine the restricted period(s), the number of shares of restricted stock to be awarded, the price (if any) to be paid by the participant to acquire such shares, the period of time prior to which restricted share awards become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full and such other restrictions, terms and conditions as the Administrator determines. Each participant who is granted a restricted share award may, in the company’s sole discretion, be issued a share certificate, and the company may require that any such share certificates be held in the company’s possession until such time as all restrictions applicable to such shares have lapsed. A participant shall forfeit a restricted share award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.
Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a company shareholder during the restricted period, including, but not limited to, voting rights and the right to receive dividends applicable to all holders of common stock. Notwithstanding the preceding sentence, any dividends declared during the restricted period with respect to the restricted share award shall only become nonforfeitable if (and to the extent) the underlying restricted shares vest.
Restricted Share Units
The Administrator may, in its discretion, grant restricted share units to participants, either alone or in addition to other awards granted under the Plan, providing the right to receive one share of common stock or, in lieu thereof and to the extent provided in the applicable award agreement or as determined thereafter by the Administrator, the amount of cash per unit that is determined by the Administrator in connection with the award, or a combination thereof, on the date or upon the occurrence of one or more events specified in the award agreement, including the attainment of applicable performance goals.
The Administrator will determine the restricted period(s), the number of restricted share units to be awarded, the price (if any) to be paid by the participant to acquire such restricted share units, the period of time prior to which restricted share units become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full, and such other restrictions, terms and conditions as the Administrator determines. At the expiration of the restricted period, restricted share units may, in the company’s sole discretion, be issued in uncertificated form. A participant shall forfeit a restricted share unit award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.
The holder of a restricted share unit award shall generally have no rights of a shareholder during the restricted period, including voting or dividend or other distribution rights, with respect to any restricted share units prior to the date they are settled in shares, although, to the extent an award agreement provides for dividend-equivalent rights with respect to dividends declared during the restricted period applicable to a grant of restricted share units, any amount payable in respect of such dividend-equivalent rights will be payable at the time (and to the extent) the shares underlying such restricted share units are delivered to the participant.
Other Share-Based Awards
Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other forms of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the common stock (including unrestricted shares, restricted share units, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan), either alone or in addition to other awards (other than in connection with options and SARs), as it determines to be in the best interests of the company. Subject to the provisions of the Plan, the Administrator may determine the individuals to whom and the times at which such other share-based awards shall be granted, the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares of common stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such other share-based awards (which may include achievement of performance goals) and all other terms and conditions of such other share-based awards.
Any dividend or dividend equivalent awarded in connection with such other share-based award shall be subject to the same conditions, restrictions and risks of forfeiture as the underlying awards to which they relate, and shall only become payable if (and to the extent) the underlying awards vest.

Share Bonuses
The Administrator may grant bonuses payable in fully vested shares of common stock, and the shares constituting such share bonuses shall be delivered to participants as soon as practicable after the date on which such bonuses are payable.
Cash Awards
The Administrator may grant awards that are denominated in, or payable solely in cash and subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion. Cash awards may be granted with value and payment contingent upon the achievement of performance goals.
Transfer of Awards
Generally, no award under the Plan may be transferred, except as provided in an award agreement or with prior written consent of the Administrator.
Amendment and Termination
The Board can amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a participant without the participant’s consent. Unless the Board determines otherwise, the Board will obtain approval of the Company’s stockholders as required to comply with applicable law or the rules of any stock exchange on which the company’s shares of common stock is listed. The Administrator may amend the terms of any award granted, provided that no such amendment shall impair the rights of any participant under the Plan without the participant’s consent.
Change in Control
The Administrator may accelerate the vesting of or waive restrictions on awards in whole or in part at any time, for any reason. If the Administrator decides to accelerate the vesting of an award in connection with a Change in Control (as defined in the Plan), the Administrator shall also have discretion in connection with such action to provide that any outstanding award with an exercise price or base price exceeding the fair market value of the shares of common stock, cash or other property covered by such award may be cancelled without the payment of any consideration.
Clawback
Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or company policy, will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any award agreement or policy adopted by the company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).
Form S-8
On September 23, 2020, we filed with the SEC a registration statement on Form S-8 covering the 11,630,172 shares of Class A Common Stock issuable under the Plan.

Certain United States Federal Income Tax Aspects
The federal income tax consequences applicable to the company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the company will be entitled to a deduction, with respect to awards under the Plan as follows:
•
Incentive Stock Options. The grant of an ISO will not result in any immediate tax consequences to the company or the optionee. An optionee will not realize taxable income, and the company will not be entitled to any deduction, upon the timely exercise of an ISO, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•
Nonqualified Stock Options and SARs. The grant of a Nonqualified Stock Option or SAR will not result in any immediate tax consequences to the company or the grantee. Upon the exercise of a Nonqualified Stock Option or SAR, the grantee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price or base price, as the case may be. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

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Restricted Share Awards. A grantee generally will not realize taxable income upon an award of restricted share awards. However, a grantee who receives restricted shares will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse. Alternatively, and if permitted by the Administrator, a grantee may elect to realize ordinary income on the date of receipt of the restricted shares. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

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Restricted Share Units. A grantee generally will not realize taxable income upon an award of restricted share units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued (or the amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date (and subject to income tax withholding in respect of an employee).

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Other Share-Based Awards. A grantee who receives other share-based awards will realize as ordinary income at the time of the lapse of the restrictions (or, in the case of phantom stock awards, at the time of delivery) an amount equal to the fair market value of the common stock or cash delivered of such lapse. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

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Share Bonuses and Cash Awards. A grantee who receives a share bonus or a cash award will realize as ordinary income an amount equal to the fair market value of the common stock or cash delivered, and the company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

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Internal Revenue Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Internal Revenue Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

MANAGEMENT
Board of Directors and Management
Board of Directors
Our business and affairs are managed by or under the direction of our Board of Directors (“Board”). The following table lists the names of our seven current directors, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience. There is no familial relationship between any of our executive officers and directors.
Name	Age	Position
Joseph Marinucci	47	President, Chief Executive Officer and Director
Fernando Borghese(1)	43	Chief Operating Officer and Director
Robbie Isenberg(2)	40	Director
James Miller(2)	43	Director
Mary Minnick(3)	62	Chairperson and Director
Lyndon Lea	53	Director
Robert Darwent	49	Director
(1)	Nominated by Prism.
(2)	Nominated by Clairvest.
(3)	Nominated by Prism and Clairvest.
Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012 and a Director since 2020. Previously, Mr. Marinucci co-founded Interactive Media Solutions, a direct response marketing firm, and served as its President from 2000 to 2012. From 2015 to 2019, Mr. Marinucci served as a Board Member of LeadsCouncil, an independent association whose members are companies in the online lead generation industry. Mr. Marinucci holds a Bachelor of Science in Accounting from Binghamton University. In light of our ownership structure and Mr. Marinucci’s extensive executive leadership and management experience, the Board of Directors (the “Board”) believes it is appropriate for Mr. Marinucci to serve as our director.
Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012 and has served as a Director since the completion of the Business Combination in July 2020. Prior to DMS, Mr. Borghese was Executive Vice President at DMi Partners, a digital marketing agency. Mr. Borghese has served as a Board Member of LeadsCouncil since 2019. Mr. Borghese holds a Bachelor of Arts in Political Science from Trinity College-Hartford. In light of our ownership structure and Mr. Borghese’s extensive experience as an operating executive officer and manager, and in-depth knowledge and understanding of digital marketing, the Board believes it is appropriate for Mr. Borghese to serve as our director.
Robbie Isenberg has served as a Director since the completion of the Business Combination in July 2020. Mr. Isenberg serves as a Managing Director of Clairvest and participates in all areas of the investment process. Prior to joining Clairvest in 20l0, Mr. Isenberg worked as a Senior Case Team Leader for the Monitor Group and in the investment banking group of Credit Suisse focusing on leveraged finance and mergers and acquisitions. In addition to DMS, Mr. Isenberg currently serves on the board of directors of Brunswick Bierworks, Inc. and ChildSmiles Group and has served on the board of directors of Cieslok Media, KUBRA and Lyophilization Services of New England. Other portfolio companies include New Meadowlands Racetrack. Mr. Isenberg has an MBA from Northwestern University's Kellogg School of Management and an HBA from the Richard Ivey School of Business. In light of Mr. Isenberg’s extensive experience in investments as well as his service as a director of other private companies, the Board believes it is appropriate for Mr. Isenberg to serve as our director.
James H. Miller has served as a Director since the completion of the Business Combination in July 2020. Mr. Miller serves as General Counsel and Corporate Secretary at Clairvest, where he is responsible for all Clairvest legal matters and plays an active transaction execution role in all of Clairvest’s investment transactions. Mr. Miller serves on the board of directors of Head Digital Works (Ace2Three) and Brunswick Bierworks, Inc. Prior to joining Clairvest in May 2015, Mr. Miller practiced investments and mergers & acquisitions and capital markets law at Torys LLP in Toronto for close to ten years. Mr. Miller has a B.A. (Hons.) from Mount Allison University and an LL.B. from Dalhousie University. In light of Mr. Miller’s experience in investments, mergers and acquisitions, the Board believes it is appropriate for Mr. Miller to serve as our director.

Mary E. Minnick has served as a Director and chairperson of the Board since the completion of the Business Combination in July 2020. Ms. Minnick was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005, Leo Holdings Corp. II (NYSE: LHC.U), a special purpose acquisition company (“Leo II”) and Leo Holdings III Corp. (NYSE: LIII.U), a special purpose acquisition company (“Leo III”). Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015, the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016 and the global nutrition company Glanbia plc from 2019 to 2020. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University. In light of Ms. Minnick’s prior experience in various executive positions, as well as her service as a director of other publicly traded companies, the Board believes it is appropriate for Mr. Minnick to serve as our director.
Lyndon Lea has served as a Director since the completion of the Business Combination in July 2020. Mr. Lea is a founder of Lion Capital and has served as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990. Mr. Lea is currently a director of the following companies: Leo II; Leo III; AllSaints, the UK fashion brand; Alex & Ani, the North American jewelry brand; Hatchbeauty, the North American fashion brand; food and nutrition companies Lenny & Larry’s, Nutiva (both North American), Picard Surgeles (France) and Grenade (UK); and the French eyewear company Alain Afflelou.
Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand, ghd; French frozen retailer, Picard; global brand development, marketing and entertainment company, Authentic Brands Group; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City Cable; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston. In light of Mr. Lea’s extensive investment experience over twenty years, as well as his service as a director of other publicly traded and private companies, the Board believes it is appropriate for Mr. Lea to serve as our director.
Robert Darwent has served as a Director since the completion of the Business Combination in July 2020. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.
Mr. Darwent is currently a director of the following companies: Loungers, the UK bar and restaurant chain; Gordon Ramsay North America, the North American restaurant group; Gruppo Menghi, the Italian footwear company; Spence Diamonds, a North American diamond jewelry retailer, Leo II and Leo III. Previously, Mr. Darwent has sat on the board of the following companies: Authentic Brands Group, the global brand licensing company AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.
In light of Mr. Darwent’s extensive investment experience over twenty years, as well as his service as a director of private companies, the Board believes it is appropriate for Mr. Darwent to serve as our director. In addition, Mr. Darwent’s background and skills qualify him to chair our Audit Committee and to serve as an audit committee financial expert.

Management
In addition to Mr. Marinucci, our Chief Executive Officer, and Fernando Borghese, Chief Operating Officer, whose biographical information appears above, set forth below are the names, ages and biographical information for each of our current executive officers as of March 28, 2022.
Name	Age	Position
Joseph Marinucci	47	President, Chief Executive Officer and Director
Fernando Borghese	43	Chief Operating Officer and Director
Vasundara Srenivas	46	Chief Financial Officer
Joseph Liner	44	Chief Revenue Officer
Matthew Goodman	47	Chief Information Officer
Jason Rudolph	48	Chief Product Officer
Anthony Saldana	52	General Counsel, Executive Vice President of Legal & Compliance and Secretary
Joseph Marinucci’s biographical information is included in the Directors section above.
Fernando Borghese’s biographical information is included in the Directors section above.
Vasundara Srenivas has served as Chief Financial Officer of DMS since 2021. Previously, Ms. Srenivas has held various financial and accounting positions of increasing seniority, including most recently as the Chief Financial Officer, at Boeing Capital Corporation, a wholly-owned, multi-billion dollar subsidiary of Boeing Company, 2008 -2020. Previously, Ms. Srenivas served in Finance leadership roles at Raytheon, Migration Review Tribunal and TransACT Communications. Ms. Srenivas earned her Master of Business Administration in Australia, and an Advanced Management Program at Harvard Business School.
Joseph ‘Joey’ Liner has served as the Chief Revenue Officer of DMS since 2018. Prior to DMS, Mr. Liner co-founded DoublePositive, a performance marketing company specializing in call center services and strategic lead management agency services for big brands in mortgage and online education, and served as its President from 2015 to 2018. Mr. Liner earned his undergraduate degree in Business Management from Towson University.
Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Previously, Mr. Goodman was Chief Information Officer of Interactive Marketing Solutions. Mr. Goodman attended the Master of Business Administration program at New York University’s Stern School of Business and earned his undergraduate degrees in Finance and Management Information System from Syracuse University.
Jason Rudolph has served as Chief Technology Officer of DMS since 2021. Prior to that, he served as our Chief Product Officer since 2019. Prior to DMS, Mr. Rudolph was Chief Technology Officer at W4 Performance Ad Market from 2015 to 2018. Mr. Rudolph also served as Founder and Chief Executive Officer of Sound Advertising Group from 2008 to 2015.
Anthony Saldana has served as General Counsel, Executive Vice President of Legal & Compliance and Corporate Secretary of DMS since January 2021. Mr. Saldana brings to DMS over 20 years of extensive corporate law experience in mergers and acquisitions, corporate finance, corporate governance and securities matters. Prior to joining DMS, Mr. Saldana was Counsel at Skadden, Arps, Slate, Meagher & Flom LLP, where he worked from 2000 to 2020. Mr. Saldana received a J.D. from the Yale Law School and a Bachelor of Arts, magna cum laude, from Harvard College.
Director Independence
The rules of the NYSE require that a majority of our Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Each of our directors, other than Joseph Marinucci and Fernando Borghese, qualifies as an independent director under NYSE listing standards.

Committees of the Board of Directors
The Board has two standing committees: an audit committee and a compensation committee. Our audit committee is composed of three independent directors, and our compensation committee is composed of at least three independent directors.
Audit Committee and Audit Committee Financial Expert
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. During the year ended December 31, 2021, the Audit Committee held 6 meetings. The members of the Audit Committee consist of Robert Darwent, its chairperson, Lyndon Lea and Mary E. Minnick. Notwithstanding the fact that entities controlled by Mr. Lea and entities affiliated with Mr. Lea currently hold more than 10% of the Company’s outstanding Class A Common Stock, our Board has considered the independence and other characteristics of each member of our Audit Committee and believes that the composition of the Audit Committee meets the requirements for independence under the applicable requirements of the NYSE and the SEC. Each of Messrs. Darwent and Lea and Ms. Minnick is financially literate and our Board has determined that Mr. Darwent qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board has considered the qualifications of the current members of the Audit Committee and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter.
The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the Company’s internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Code of Conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter is available under the “Investor Relations-Governance” section of our website at: https://investors.digitalmediasolutions.com/governance/governance-documents/default.aspx.
Compensation Committee
Our Compensation Committee consists of three members of the Board, all of which are independent directors. The members of the Compensation Committee consist of Ms. Minnick, Mr. Isenberg and Mr. Miller.

DESCRIPTION OF SECURITIES
The following summary of certain provisions of the Company securities does not purport to be complete and is subject to the Certificate of Incorporation and the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.
Authorized Capitalization
The total amount of our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.0001 per share, of the Company, consisting of (a) 500,000,000 shares of Class A Common Stock, (b) 60,000,000 shares of Class B Common Stock, (c) 40,000,000 shares of Class C Common Stock, and (d) 100,000,000 shares of preferred stock, par value $0.0001 per share, of DMS (“DMS Preferred Stock”). As of March 28, 2022, 36,394,335 shares of the registrant’s Class A Common Stock, 25,699,464 of the registrant’s Class B Common Stock and warrants to purchase 13,999,078 shares of the registrant’s Class A common stock, were issued and outstanding, not giving effect to the issuance of our Class A Common Stock in the Crisp Results Acquisition.
DMS Common Stock
Voting rights. Each holder of DMS Common Stock will be entitled to one (1) vote for each share of DMS Common Stock held of record by such holder. The holders of shares of DMS Common Stock will not have cumulative voting rights. Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of DMS Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of DMS Common Stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Certificate of Incorporation) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.
Except as provided in the Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock.
Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock will be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor.

Redemption. The holder of each DMS Unit other than Blocker Corp will, pursuant to the terms and subject to the conditions of Amended Partnership Agreement, have the right (the “Redemption Right”) to redeem each such DMS Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMS Units that such DMS Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Certificate of Incorporation and in the Amended Partnership Agreement.
Retirement of Class B Common Stock. In the event that (i) any DMS Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMS Unit otherwise will cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, will be equal to such DMS Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.
Rights upon Liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Automatic Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (i) July 4, 2024 and (ii) the date on which there are no amounts owed to any lender pursuant to the Credit Facility, each share of Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of Class B Common Stock equal to the Conversion Ratio.
Conversion of Class C Common Stock. Each holder of Class C Common Stock will have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company will have the right, at the Company’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted.
Transfers. The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (i) if prior to the Effective Time, a number of DMS Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by the Conversion Ratio or (ii) if after the Effective Time, an equal number of DMS Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.
Other rights. No holder of shares of DMS Common Stock will be entitled to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the DMS Common Stock. The rights, preferences and privileges of holders of the DMS Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of DMS Preferred Stock could have the effect of decreasing the trading price of DMS Common Stock, restricting dividends on the capital stock of the DMS, diluting the voting power of the DMS Common Stock, impairing the liquidation rights of the capital stock of DMS, or delaying or preventing a change in control of DMS.
Dividends
DMS has never paid any dividends. The payment of future dividends on the shares of Class A Common Stock or Class C Common Stock, as applicable, will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board. It is presently expected that the Company will retain all earnings for use in the business operations of the Company and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Company or its subsidiaries from time to time
The Company is a holding company with no material assets other than the equity interests in Blocker Corp held by it. Blocker Corp will be a wholly owned subsidiary of the Company and a holding company with no material assets other than its ownership of DMS Units. The Amended Partnership Agreement requires DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for the Company and Blocker Corp to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by the Company.
The Company anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed the Company’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring additional newly issued DMS Units from DMS at a per unit price determined by reference to the market value of the shares of Class A Common Stock at such time (which DMS Units are expected to be contributed to Blocker Corp); paying dividends, which may include special dividends, on Class A Common Stock and Class C Common Stock; funding repurchases of Class A Common Stock or Class C Common Stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at the Company. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of Class A Common Stock of DMS. See “Risk Factors.”
Election of Directors and Vacancies
Subject to the rights of the holders of any series of DMS Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement, the number of directors which will constitute the Board will be not less than five (5) nor more than eleven (11), and the exact number of directors will be fixed from time to time, within the limits specified herein, by the Board.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast will be sufficient to elect such directors to the Board.
Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of stockholders and until his or her successor will have been elected and qualified.
Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Company. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that will be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Company, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), will be as valid and binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of DMS Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights of the holders of any series of DMS Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of the Board or the Chief Executive Officer of the Company or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined in the Certificate of Incorporation) (including any Affiliated Companies (as defined in the Certificate of Incorporation) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, by the holders of a majority of the outstanding voting stock of the Company Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•	the provisions regarding the size of the Board and the election of directors pursuant to the Director Nomination Agreement;
•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding the limited liability of directors of the Company;
•	the provisions regarding the election not to be governed by Section 203 of the DGCL;
•	the provision regarding the votes necessary to amend the Bylaws; and
•	the amendment provision requiring that the above provisions be amended only with an 662/3% supermajority vote.
Further, the provision regarding the waiver of the corporate opportunity doctrine may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.
As long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in the Certificate of Incorporation, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.
The Bylaws may be amended (A) by the affirmative vote of a majority of the entire Board (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
•	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
•
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.
Corporate Opportunity
The Certificate of Incorporation provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of the Company or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of the Company (other than the Company and its subsidiaries and other than directors that are employees of the Company or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for the Company, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person will not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The provision regarding the waiver of the corporate opportunity doctrine in the Certificate of Incorporation may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Warrants
Public Warrants
Each Public warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Once the warrants become exercisable, we may call the warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•
if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
If the number of shares of outstanding Class A Common Stock is increased by a share dividend payable in Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of the Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Transfer Agent and Warrant Agent
The transfer agent for Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of shares of Class A Common Stock then outstanding; or
•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
All of the Conversion Shares we issued to the Blocker Sellers in connection with the Conversion the PIPE Shares we issued to the PIPE Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale all of the Conversion Shares, the PIPE Shares, the Converted Founder Shares and the Redemption Shares, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Amended and Restated Registration Rights Agreement, and applicable Subscription Agreements. As of the date of this registration statement, there are 13,999,078 Warrants outstanding, consisting of 9,999,078 Public Warrants and 4,000,000 Private Placement Warrants, 2,000,000 of which were issued as a matter of law upon the conversion at the time of the Domestication of the Leo private placement warrants that were sold by Leo to the Sponsor in a private sale simultaneously with the consummation of Leo’s initial public offering and 2,000,000 of which are the Seller Warrants. Each DMS warrant is exercisable for one share of Class A Common Stock in accordance with the terms of the Amended and Restated Warrant Agreement governing the warrants. The Public Warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering up to 13,999,078 shares of the Class A Common Stock that may be issued upon exercise of the Warrants and resales by the Selling Holders of the 4,000,000 Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company. Accordingly, as long as once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of the above noted restricted securities.

Form S-8 Registration Statement
On September 23, 2020, we filed a registration statement on Form S-8 under the Securities Act to register the 11,630,172 shares of Class A Common Stock issued or issuable under the Plan, which became effective automatically upon filing. Such shares sold in the public market subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of shares of Common Stock as of the close of business on March 28, 2022 by:
•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of any class of DMS Common Stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have or will have as of March 28, 2022, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.
	Class A Common Stock		Class B Common Stock		Total Voting Securities
Name and Address of Beneficial Owners(1)	Number of Share	% of Class(11)	Number of Share	% of Class(11)	Number of Share	%(11)
Leo Investors Limited Partnership(2)	5,012,718	13.8%	—	*	5,012,718	7.8%
Prism Data, LLC(3)	18,958,914	50.8%	25,699,464	100.0%	44,658,378	70.9%
Clairvest Group Inc. and affiliates(4)	18,958,914	50.8%	25,699,464	100.0%	44,658,378	70.9%
Luis Ruelas(5)	342	*	7,007,770	27.3%	7,008,112	11.3%
Joseph Marinucci(3)	19,543,888	51.6%	25,699,464	100.0%	45,243,352	71.2%
Fernando Borghese(6)	592,830	1.6%	5,731,587	22.3%	6,324,417	10.1%
Robert Darwent(7)	13,000	*	—	—%	13,000	*
Robbie Isenberg	13,000	*	—	—%	13,000	*
Lyndon Lea(8)	7,650,282	21.0%	—	—%	7,650,282	12.3%
James H. Miller	13,000	*	—	—%	13,000	*
Mary E. Minnick	34,000	*	—	—%	34,000	*
Matthew Goodman(9)	3,422	*	2,579,223	10.0%	2,582,645	4.2%
Joey Liner(10)	15,440	*	—	—%	15,440	*
All DMS’ directors and executive officers as a group (12 individuals)	27,873,624	72.6%	25,699,464	100.0%	53,573,088	83.6%
∗	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
(2)
Based on information set forth in Amendment No. 1 to the Schedule 13G/A filed with the SEC on February 16, 2021. The Schedule 13G/A indicates 3,012,718 shares of Class A Common Stock and warrants to purchase 2,000,000 shares of Class A Common Stock are owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Leo Investors Limited Partnership. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(3)
Based on information set forth in Amendment No. 2 to Schedule 13D/A filed with the SEC on October 26, 2020 and the Form 4 filed with the SEC on June 14, 2021. The Schedule 13D/A indicates Prism Data, LLC has shared voting power over the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock held by Clairvest Group Inc. (as described in footnote (4)) as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. For Mr. Marinucci, interests shown include (a) 27,556 shares of Class A Common Stock held by Mr. Marinucci and (b) 17,006 option shares of Class A Common Stock that Mr. Marinucci can exercise within 60 days. Mr. Marinucci also holds warrants to purchase 538,912 shares of Class A Common Stock.

(4)
Based on information set forth in Amendment No. 1 to the Schedule 13D/A filed with the SEC on October 26, 2020. Interests shown consist of (i) shares of Class A Common Stock held by Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment

Limited Partnership, (ii) shares of Class B Common Stock acquired held by CEP V-A DMS AIV and (iii) warrants to purchase shares of Class A Common Stock held by CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. Interests shown also consist of the shares of Class B Common Stock held by Prism Data, LLC (as described in footnote (3)) over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
(5)	Includes 342 shares of Class A Common Stock held by Mr. Ruelas. Class B Interests shown are based on such individual’s ownership interests in Prism Data, LLC.
(6)
Class A interests shown include (a) 30,908 shares of Class A Common Stock held by Mr. Borghese and (b) 17,006 option shares of Class A Common Stock that Mr. Borghese can exercise within 60 days. Class B interests shown are based on such individuals’ ownership interests in Prism Data, LLC. Mr. Borghese also holds warrants to purchase 538,912 shares of Class A Common Stock.

(7)
Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates. The business address of Mr. Darwent is 21 Grosvernor Place, London, SWIX 7HF.

(8)
Interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P.; (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. Mr. Lea also owns 13,000 shares of Class A Common Stock. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF.

(9)
Includes (a) 2,005 shares of Class A Common Stock held by Mr. Goodman and (b) 1,417 option shares of Class A Common Stock that Mr. Goodman can exercise within 60 days. Class B Interests shown are based on such individual’s ownership interests in Prism Data, LLC.

(10)	Includes (a) 9,060 shares of Class A Common Stock held by Mr. Liner and (b) 6,380 option shares of Class A Common Stock that Mr. Liner can exercise within 60 days.
(11)
Assumes 36,394,335shares of Class A Common Stock and 25,699,464 shares of Class B Common Stock. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual's or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity. In particular, (i) the number of outstanding shares used to calculate the ownership percentages of Leo Investors Limited Partnership includes 2,000,000 shares subject to warrants to purchase Class A Common Stocks; (ii) the number of outstanding shares used to calculate the ownership percentages of Prism Data, LLC includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iii) the number of outstanding shares used to calculate the ownership percentages of Clairvest Group Inc. and affiliates includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iv) the number of outstanding shares used to calculate the ownership percentages of Joseph Marinucci includes 1,461,089 shares subject to warrants to purchase Class A Common Stock; and (v) the number of outstanding shares used to calculate the ownership percentages of Fernando Borghese includes 538,911 shares subject to warrants to purchase Class A Common Stock. In addition, for each individual that beneficially owns any restricted stock units vesting with 60 days, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of shares of Class A Common Stock underlying such restricted stock units, and for each individual that beneficially owns any vested options to acquire common stock, the number of outstanding shares that is assumed for purposes of calculating such individual's ownership percentage also includes the number of shares of Class A Common Stock into which such options are exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions — Leo
Class B ordinary shares
Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 of such shares to each of the Leo Independent Directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.
The Class B ordinary shares were identical to the Class A ordinary shares, and holders of Class B ordinary shares had the same shareholder rights as holders of Class A ordinary shares, except that: (i) the Class B ordinary shares were subject to certain transfer restrictions; (ii) the Class B Shareholders entered into letter agreements with Leo, pursuant to which they agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and Class A ordinary shares in connection with the completion of Leo’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if Leo failed to complete its business combination within the required time period, although they would have been entitled to liquidating distributions from the trust account with respect to any Class A ordinary shares they held if Leo failed to complete its business combination within such time period; (iii) the Class B ordinary shares were automatically convertible into Class A ordinary shares at the time of Leo’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in Leo’s amended and restated memorandum and articles of association (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares were subject to registration rights. If Leo submitted its business combination to its Class A ordinary shares for a vote, the Class B Shareholders agreed to vote their Class B ordinary shares and any Class A ordinary shares purchased during or after the initial public offering in favor of Leo’s business combination. Permitted transferees of the Class B Shareholders were subject to the same obligations of the Class B Shareholders.
Pursuant to the Surrender Agreement, at the Closing, the Class B Shareholders, among other actions, surrendered and forfeited to Leo 1,924,282 Class B ordinary shares for no consideration and as a capital contribution to Leo. For additional information, see “Business Combination—Related Agreements—Surrender Agreement.” In connection with the consummation of the Business Combination, the issued and outstanding Class B ordinary shares held by the Class B Shareholders converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into the Converted Founder Shares.
Private Placement Warrants
Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each Leo private placement warrant entitled the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Leo private placement warrants was placed in the trust account. The Leo private placement warrants were not permitted to be redeemed by Leo so long as they were held by Sponsor or its permitted transferees. If the Leo private placement warrants were held by holders other than Sponsor or its permitted transferees, the private placement warrants were redeemable by Leo and exercisable by the holders on the same basis as the Leo public warrants. Sponsor, or its permitted transferees, had the option to exercise the Leo private placement warrants on a cashless basis. In connection with the consummation of the Business Combination, (i) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants, (ii) the issued and outstanding Leo private placement warrants automatically became Private Placement Warrants (no other changes were made to the terms of any issued and outstanding Leo private placement warrants as a result of the Business Combination) and (iii) 2,000,000 Seller Warrants were issued to the Sellers.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the date of the Closing.
Registration Rights
The Sponsor and the Leo Independent Directors were entitled to registration rights pursuant to a registration rights agreement, which was amended and restated in connection with the Business Combination. The Amended and Restated Registration Rights Agreement grants the certain Holders (as defined in the Amended and Restated Registration Rights Agreement) certain registration rights with respect to their registrable securities. For additional information, see “Business Combination — Related Agreements — Amended and Restated Registration Rights Agreement.”
Amended Partnership Agreement
Pursuant to the Amended Partnership Agreement, the holders of the non-controlling interests (as defined in the Amended Partnership Agreement) have the right to redeem their DMSH Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMSH Units (which DMSH Units are expected to be contributed to Blocker) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMSH Units or all of the remaining DMSH Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMSH will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMSH Units transferred in such change of control transaction. In connection with any Redemption, a number of shares of Class B Common Stock will automatically be surrendered and cancelled in accordance with the Company Certificate of Incorporation.
Tax Receivable Agreement
Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in the current fiscal year. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory at the Company and Blocker, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. The Tax Receivable Agreement liability that originated from the Business Combination is not probable under ASC 450 — Contingencies since a valuation allowance has been recorded against the related DTA. As such, the Tax Receivable Agreement Liability of $15.3 million has been reversed through Income Before Taxes as a Change in Tax Receivable Agreement Liability. The remaining short-term Tax Receivable Agreement liability of $1.3 million is attributable to carryback claims. We will continue to evaluate the positive and negative evidence in determining the realizability of the Company’s DTAs.
Prism Incentive Agreement
On October 1, 2017, DMS, through a subsidiary, acquired the assets of Mocade Media LLC (“Mocade”). On that date, in connection with the acquisition, DMS also entered into a consulting agreement with Singularity Consulting LLC (“Singularity”), a Texas limited liability company owned by the former management of Mocade. On August 1, 2018, in order to further incentivize Singularity’s efforts with respect to the acquired Mocade assets, DMS entered into an amendment to the Singularity consulting agreement. On that date, Prism

Data, the then majority equityholder of DMS, also entered into an incentive agreement with Singularity, to which DMS was not a party, providing for certain incentive payments to be accounted for in accordance with applicable accounting standards by Prism Data to Singularity in the event of certain specified change of control sale transactions involving DMS. Following the Business Combination, in November 2020, DMS and Singularity resolved all outstanding amounts due under the Singularity consulting agreement between DMS and Singularity with a payment of $850,000. In addition, Prism Data and Singularity agreed that Singularity would be entitled to a payment from Prism Data of $2,000,000 in the event of certain specified change of control sale transactions involving DMS.
DMSH Member Tax Distributions
For the years ended December 31, 2021 and 2020, tax distributions to members of DMSH were $0.2 million and $0.2 million, respectively.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Policies and Procedures for Related Party Transactions
The Company has adopted a written related person transaction policy that sets forth the procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which DMS was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest, subject to certain exceptions.
A “Related Person” means:
•	any director or executive officer, or nominee for director of DMS;
•	any person who is the beneficial owner of more than five percent (5%) of DMS’ Common Stock; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of DMS Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner of more than five percent (5%) of DMS Common Stock.

DMS also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review and approve any related party transactions that are in the best interests of the Company and its stockholders.
To identify any transactions with such related parties, upon nomination or appointment, each director nominee and executive officer completes a questionnaire listing his or her related parties, and any transactions with the Company in which the officer or director or their family members have an interest. Additionally, on a quarterly basis, each director and executive officer is required to update his or her related parties, and confirm that he or she has disclosed any applicable transactions.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 58,292,124 shares of Class A Common Stock (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Converted Founder Shares, the PIPE Shares, the Conversion Shares and the Redemption Shares) and (ii) up to 4,000,000 Private Placement Warrants.
Prior to the initial public offering, Sponsor acquired Class B ordinary shares. Sponsor later transferred some of such shares to the Leo Independent Directors and surrendered and forfeited some of such shares to Leo. Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants. In connection with the Closing, (i) the issued and outstanding Class B ordinary shares held by Sponsor and the Leo Independent Directors were converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into the Converted Founder Shares, (ii) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants pursuant to the Surrender Agreement and its remaining Leo private placement warrants were automatically converted into Private Placement Warrants, (iii) the Seller Warrants were issued to the Sellers pursuant to the Business Combination Agreement, (iv) 17,937,954 shares of Class C Common Stock were issued to the Blocker Sellers pursuant to the Business Combination Agreement and were later converted into the Conversion Shares upon the Conversion, (v) DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS to, among other things, permit DMS to acquire the DMS Units held by Clairvest Direct Seller and Prism in exchange for cash or the Redemption Shares and (vi) we entered into the Amended and Restated Registration Rights Agreement with the other parties thereto. The Converted Founder Shares, Private Placement Warrants, shares of Class A Common Stock underlying the Private Placement Warrants, PIPE Shares, Conversion Shares and Redemption Shares are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under certain of the Subscription Agreements and the Amended and Restated Registration Rights Agreement.
The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock and/or Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock or Private Placement Warrants that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 62,093,799 shares of Class A Common Stock (plus, for any entity or individual that owns Private Placement Warrants, the number of shares underlying the Private Placements Warrants owned by such entity or individual) outstanding on an as-redeemed basis and 4,000,000 Private Placement Warrants outstanding, in each case as of March 28, 2022. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

Class A Common Stock as of March 28, 2022
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Leo Investors Limited Partnership(2)	5,012,718	7.8%	5,012,718	7.8%	—	—
Prism Data, LLC(3)	44,658,378	70.9%	44,417,201	70.5%	241,177	*
Clairvest Group Inc. and affiliates identified in the note(4)	44,658,378	70.9%	44,417,201	70.5%	241,177	*
Joseph Marinucci(3)	45,243,352	71.2%	44,956,113	70.7%	287,239	*
Luis Ruelas(5)	7,008,112	11.3%	6,967,746	11.2%	40,366	*
Fernando Borghese(5)	6,324,417	10.1%	6,239,108	10.0%	85,309	*
Matthew Goodman(5)	2,582,645	4.2%	2,565,097	4.1%	17,548	*
Jonathan Katz(5)	215,088	*	197,003	*	18,085	*
David Shtief(5)	621,910	1.0%	603,848	1.0%	18,062	*
Mary Minnick(6)	34,000	*	21,000	*	13,000	*
Robert Benoussan(6)	21,000	*	21,000	*	—	—
Lori Bush(6)	21,000	*	21,000	*	—	—
Fullerton Capital Partners LP(7)	97,100	*	97,100	*	—	—
Lyndon Lea(8)	7,637,282	12.3%	7,624,282	12.3%	13,000	*
*	Less than one percent.
(1)
Based upon 62,093,799 shares of Class A Common Stock outstanding as of March 28, 2022 on an as-redeemed basis. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity.

(2)
Interests shown consist of 3,012,718 shares of Class A Common Stock and shares of Class A Common Stock underlying 2,000,000 Private Placement Warrants owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Leo Investors Limited Partnership. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(3)
Interests shown consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC, and 538,912 Seller Warrants owned by Joseph Marinucci. Interests shown also include Redemption Shares (assuming Redemption of all DMS Units held), Conversion Shares and shares of Class A Common Stock underlying 922,177 Seller Warrants acquired by the indirect subsidiaries of Clairvest Group Inc. (as described in footnote (4)), in each case, over which Prism Data, LLC has shared voting power as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. Mr. Marinucci also owns (a) 27,556 shares of Class A Common Stock and (b) 17,006 option shares of Class A Common Stock that Mr. Marinucci can exercise within 60 days. The business address of Prism Data, LLC is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

(4)
Interests shown consist of (i) Conversion Shares acquired by Clairvest Equity Partners V Limited Partnership (11,879,938 Conversion Shares) and CEP V Co-Investment Limited Partnership (6,058,016 Conversion Shares), (ii) 2,255,433 Redemption Shares assuming Redemption of all DMS Units held by CEP V-A DMS AIV Limited Partnership and (iii) shares of Class A Common Stock underlying Seller Warrants acquired by CEP V-A DMS AIV Limited Partnership (102,999 shares), Clairvest Equity Partners V Limited Partnership (542,525 shares) and CEP V Co-Investment Limited Partnership (276,653 shares) in the Business Combination. Interests shown also consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(5)
Interests shown are based on such individual’s ownership interests in Prism Data, LLC as well as, in Mr. Borghese’s case, 538,911 Seller Warrants. Mr. Borghese also owns (a) 30,908 shares of Class A Common Stock and (b) 17,006 option shares of Class A Common Stock that Mr. Borghese can exercise within 60 days. Mr. Ruelas also owns 342 shares of Class A Common Stock. Mr. Goodman also owns (a) 2005 shares of Class A Common Stock held by Mr. Goodman and (b) 1,417 shares of Class A Common Stock that Mr. Goodman can exercise within 60 days. Mr. Katz also owns 17,000 shares of Class A Common Stock. Mr Shtief also owns 14,737 shares of Class A Common Stock.

(6)	Interests consist of Class A Common Stock.
(7)	Interests consist of PIPE Shares. The business address of Fullerton Capital Partners LP is c/o Colby Capital Partners, LLC, 3047 Fillmore St., San Francisco, CA 94123.

(8)
Interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P. and (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. Mr. Lea also owns 13,000 shares of Class A Common Stock. Each such entity is a Selling Holder hereunder. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF.

Private Placement Warrants as of March 28, 2022
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%	Number of Warrants	%	Number of Warrants	%
Leo Investors Limited Partnership(1)	2,000,000	50%	2,000,000	50%	—	—
Clairvest Group Inc. and affiliates identified in the note(2)	922,177	23.1%	922,177	23.1%	—	—
Joseph Marinucci(3)	538,912	13.5%	538,912	13.5%	—	—
Fernando Borghese(4)	538,911	13.5%	538,911	13.5%	—	—
(1)
Interests shown consist of Private Placement Warrants owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Company’s sponsor. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(2)
Interests shown consist of Seller Warrants acquired by CEP V-A DMS AIV Limited Partnership (102,999 Seller Warrants), Clairvest Equity Partners V Limited Partnership (542,525 Seller Warrants) and CEP V Co-Investment Limited Partnership (276,653 Seller Warrants) in the Business Combination. Interests shown also consist of Seller Warrants acquired by Prism Data, LLC in the Business Combination over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(3)	The business address of Joseph Marinucci is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
(4)	The business address of Fernando Borghese is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
Material Relationships with the Selling Holders
For a description of our relationships with the Selling Holders and their affiliates, see “Business Combination,” “Management,” “Certain Relationships and Related Transactions,” and “Executive Compensation.”

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 13,999,078 shares of our Class A Common Stock that may be issued upon exercise of Warrants, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 58,292,124 shares of Class A Common Stock (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Converted Founder Shares, the PIPE Shares, the Conversion Shares and the Redemption Shares) and (ii) up to 4,000,000 Private Placement Warrants.
The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:
•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•	in privately negotiated transactions;
•	in underwritten transactions;
•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;
•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	by pledge to secured debts and other obligations;
•	to or through underwriters or agents;
•	“at the market” or through market makers or into an existing market for the securities;
•	any other method permitted pursuant to applicable law.
The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities, by a non-U.S. Holder (as defined below), and to the ownership and disposition of our Warrants by a U.S. Holder (as defined below). This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), governments or agencies or instrumentalities thereof, taxpayers that are subject to or have elected mark-to-market accounting, holders who acquired our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, holders that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, certain former citizens or former long-term residents of the United States, persons that beneficially own or have beneficially owned within the past five years (or are deemed to beneficially own or to have beneficially owned within the past five years) 5% or more of the total fair market value of our Class A Common Stock or Warrants, or holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare contribution tax on net investment income or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•	an individual who is a United States citizen or resident of the United States;
•
a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
Exercise of a DMS Warrant
Except as discussed below with respect to the cashless exercise of a DMS warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Class A Common Stock on exercise of a DMS warrant. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the DMS warrant will generally be an amount equal to the sum of the U.S. Holder’s purchase price for the DMS warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the DMS warrant would commence on the date of exercise of such warrant or the day following the date of exercise of such warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the DMS warrant.
The tax consequences of a cashless exercise of a DMS warrant are not clear under current U.S. federal income tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received would generally equal the holder’s adjusted tax basis in the DMS warrant exercised. If the cashless exercise were not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the DMS warrant or the day following the date of exercise of such warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of such warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder generally would be deemed to have surrendered a number of Warrants having a value equal to the exercise price thereof. The U.S. Holder generally would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally would equal the sum of the U.S. Holder’s purchase price for the Warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received would commence on the date of exercise of the DMS warrant or the day following the date of exercise of such warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, or Expiration of a DMS Warrant
Upon a sale, exchange (other than by exercise), or expiration of a DMS warrant, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the DMS warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the DMS warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a DMS warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the DMS warrant. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Public warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Public warrant may be exercised or to the exercise price of the DMS warrant in certain events, as discussed in “Description of Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Public warrants would generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash or other property to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would generally be subject to tax in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Non-U.S. Holders
Taxation of Distributions on Shares of Class A Common Stock
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will generally be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.
Any distribution not constituting a dividend will generally be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will generally withhold 15% of any distribution to the extent such distribution exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States will generally not be subject to withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at generally applicable U.S. federal income tax rates. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a DMS Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a DMS warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a DMS warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a DMS Warrant” above, except that to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would generally be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, or other taxable disposition of our Class A Common Stock or a sale, exchange, expiration, or other taxable disposition of our Warrants, unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants, as applicable, unless our Class A Common Stock or Warrants, as applicable, are regularly traded on an established securities market. There can be no assurance that our Class A Common Stock or Warrants will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will generally be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will generally be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if our Class A Common Stock or Warrants, as applicable, are not treated as regularly traded on an established securities market. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a “United States real property holding corporation.” However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a United States real property holding corporation with respect to a non-U.S. Holder. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Public warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in “Description of Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Public warrants would generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would generally be subject to U.S. federal income tax withholding in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS
Anthony Saldana, General Counsel, Executive Vice President of Legal and Compliance and Secretary of DMS, passed upon the validity of the Class A Common Stock and Warrants covered by this prospectus. Mr. Saldana is compensated by the Company as an employee. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. Baker & McKenzie LLP, Houston, Texas, is representing DMS in certain matters relating to the securities offered hereby.
EXPERTS
The consolidated financial statements of Digital Media Solutions, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Digital Media Solutions, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Digital Media Solutions, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021, and the related notes and financial statement schedule listed in the Index at Item 15(b) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Tampa, Florida
March 16, 2022

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$ 26,394	$ 31,397
Accounts receivable, net of allowances of $4,930 and $3,121, respectively	51,578	42,085
Prepaid and other current assets	3,698	2,943
Income tax receivable	2,078	474
Total current assets	83,748	76,899
Property and equipment, net	19,168	15,016
Goodwill	76,558	44,904
Intangible assets, net	66,228	46,447
Deferred tax assets	—	18,948
Other assets	889	206
Total assets	$ 246,591	$ 202,420
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$ 42,073	$ 37,191
Accrued expenses and other current liabilities	9,473	9,886
Current portion of long-term debt	2,250	7,967
Income taxes payable	103	1,413
Tax Receivable Agreement liability - current	1,310	510
Contingent consideration payable - current	7,370	—
Deferred acquisitions consideration payable - current	4,785	—
Total current liabilities	67,364	56,967

Long-term debt	215,505	193,591
Tax Receivable Agreement liability - non-current	—	15,760
Deferred tax liabilities	4,786	7,024
Private Placement Warrant liabilities	3,960	22,080
Contingent consideration payable - non-current	1,069	—
Other non-current liabilities	1,725	2,683
Total liabilities	294,409	298,105
Commitments and Contingencies (Note 16)
Stockholders' deficit:
Preferred stock, $0.0001 par value, 100,000 shares authorized; none issued and outstanding at December 31, 2021	—	—
Class A Common Stock, $0.0001 par value, 500,000 shares authorized; 36,226 issued and outstanding at December 31, 2021	3	3
Class B convertible common stock, $0.0001 par value, 60,000 shares authorized; 25,699 issued and 25,699 outstanding at December 31, 2021	3	3
Class C convertible common stock, $0.0001 par value, 40,000 authorized; none issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	(25,239)	(48,027)
Retained earnings	(944)	(3,146)
Total stockholders' deficit	(26,177)	(51,167)
Non-controlling interest	(21,641)	(44,518)
Total deficit	(47,818)	(95,685)
Total liabilities and deficit	$ 246,591	$ 202,420
The accompanying notes are an integral part of the audited consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Years Ended December 31,
	2021	2020
Net revenue	$ 427,935	$ 332,856
Cost of revenue (exclusive of depreciation and amortization shown separately below)	300,016	234,731
Salaries and related costs	48,014	33,386
General and administrative expenses	43,049	30,020
Depreciation and amortization	25,401	17,954
Acquisition costs	1,967	4,814
Change in fair value of contingent consideration liabilities	1,106	—
Income from operations	$ 8,382	$ 11,951
Interest expense	14,166	13,740
Change in fair value of warrant liabilities	(18,115)	8,840
Change in tax receivable agreement liability	(15,289)	—
Loss on debt extinguishment	2,108	—
Loss on disposal of assets	8	—
Net income (loss) before income taxes	$ 25,504	$ (10,629)
Income tax expense	19,311	3,085
Net income (loss)	$ 6,193	$ (13,714)
Net income (loss) attributable to non-controlling interest	3,991	(5,018)
Net loss attributable to Digital Media Solutions, Inc.	$ 2,202	$ (8,696)

Weighted-average shares outstanding - basic	35,249	32,335
Weighted-average shares outstanding - diluted	35,764	32,335
Earnings (loss) per share attributable to Digital Media Solutions, Inc.:
Basic - per common shares	$ 0.06	$ (0.23)
Diluted - per common shares	$ 0.06	$ (0.23)
The accompanying notes are an integral part of the audited consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(in thousands, except share data)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders' Deficit	Non- controlling Interest	Members' Deficit	Total Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	—	$ —	—	$ —	$ —	$ —	$ —	$ —	$ (106,258)	$ (106,258)
Net loss	—	—	—	—	—	(7,351)	(7,351)	(5,018)	(1,345)	(13,714)
Member distributions	—	—	—	—	—	—	—	8	(170)	(162)
Proceeds and shares issued in the Business Combination and the Conversion (Note 2)	32,294	3	25,857	3	(50,846)	4,205	(46,635)	(40,647)	107,773	20,491
DMSH units issued in SmarterChaos acquisition (Note 8)	—	—	—	—	1,861	—	1,861	1,139	—	3,000
Stock-based compensation	—	—	—	—	958	—	958	—	—	958
Working capital adjustment related to Business Combination (Note 2)	99	—	142	—	—	—	—	—	—	—
Balance, December 31, 2020	32,393	$ 3	25,999	$ 3	$ (48,027)	$ (3,146)	$ (51,167)	$ (44,518)	$ —	$ (95,685)
The accompanying notes are an integral part of the audited consolidated financial statements.

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders' Deficit	Non- controlling Interest	Members' Deficit	Total Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	32,393	$ 3	25,999	$ 3	$ (48,027)	$ (3,146)	$ (51,167)	$ (44,518)	$ —	$ (95,685)
Net income (loss)	—	—	—	—	—	2,202	2,202	3,991	—	6,193
Shares issued in connection with acquisition of Aramis, PushPros, and Aimtell (Note 6)	1,293	—	—	—	8,688	—	8,688	6,201	—	14,889
Shares issued in connection with acquisition of Crisp Results (Note 6)	1,595	—	—	—	11,567	—	11,567	8,256	—	19,823
Exercise of warrants to issue Class A common stock	1	—	—	—	17	—	17	—	—	17
Prism shares redeemed and issued to Class A Common Stock	300	—	(300)	—	192	—	192	—	—	192
SmarterChaos DMSH units redeemed and issued to Class A Common Stock(1)	154	—	—	—	392	—	392	—	—	392
Directors and employee vested units issued	490	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	6,840	—	6,840	—	—	6,840
Distribution - Prism	—	—	—	—	—	—	—	(179)	—	(179)
Distribution - Clairvest	—	—	—	—	—	—	—	(17)	—	(17)
Distribution - Other(2)	—	—	—	—	—	—	—	(2)	—	(2)
Correction of Business Combination Tax Receivable Agreement	—	—	—	—	(322)	—	(322)	—	—	(322)
Impact of transactions affecting non-controlling interest(3)	—	—	—	—	(4,707)	—	(4,707)	4,707	—	—
Other(4)	—	—	—	—	121	—	121	(80)	—	41
Balance, December 31, 2021	36,226	$ 3	25,699	$ 3	$ (25,239)	$ (944)	$ (26,177)	$ (21,641)	$ —	$ (47,818)
(1)
On June 30, 2021, the sellers of SmarterChaos redeemed approximately one-half of their non-controlling interest held through DMSH Units in exchange for Class A Common Stock in DMS Inc. The non-controlling interest held by the Sellers of SmarterChaos did not include related Class B Common Stock to be retired upon redemption.

(2)	Represents tax distribution to former owners of SmarterChaos.
(3)
The carrying amount of non-controlling interest was adjusted primarily to reflect the change in ownership interest caused by additional controlling shares contributed as a result of the Crisp acquisition and non-controlling redemptions by Prism and the Sellers of SmarterChaos.

(4)	Includes costs associated with the issuance of equity shares, other distribution costs, and other tax adjustments associated with the Tax Receivable Agreement.
The accompanying notes are an integral part of the audited consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$ 6,193	$ (13,714)
Adjustments to reconcile net income to net cash provided by operating activities
Provision for bad debt	4,798	3,039
Depreciation and amortization	25,401	17,954
Loss from sales of assets	—	411
Loss on disposal of assets	8	—
Lease restructuring charges	542	4,203
Debt extinguishment	2,108	—
Stock-based compensation, net of amounts capitalized	6,393	958
Payment of contingent consideration	—	(1,000)
Amortization of debt issuance costs	1,379	936
Deferred income tax provision, net	16,459	(479)
Other	—	400
Change in fair value of contingent consideration	1,106	—
Change in fair value of warrant liability	(18,115)	8,840
Change in tax receivable agreement liabilities	(16,402)	1,138
Change in income tax receivable and payable	(727)	—
Change in accounts receivable	(8,369)	(14,409)
Change in prepaid expenses and other current assets	(419)	(630)
Change in accounts payable and accrued expenses	(612)	8,742
Change in other liabilities	(956)	622
Net cash provided by operating activities	$ 18,787	$ 17,011
Cash flows from investing activities
Additions to property and equipment	$ (9,114)	$ (10,372)
Acquisition of businesses, net of cash acquired	(25,129)	(2,799)
Other	—	10
Net cash used in investing activities	$ (34,243)	$ (13,161)
Cash flows from financing activities
Proceeds from Business Combination	—	29,278
Proceeds from issuance of long-term debt	220,840	2,253
Payments of long-term debt and notes payable	(200,977)	(5,641)
Proceeds from borrowings on revolving credit facilities	11,000	10,000
Payments of borrowings on revolving credit facilities	(15,000)	(11,000)
Payment of debt issuance costs	(3,565)	(189)
Tax withholding on share based awards	(994)	—
Payment of equity issuance	(493)	—
Payment of early termination	(188)	—
Proceeds from warrants exercised	11	—
Distribution to members	(196)	—
Other	15	(162)
Net cash provided by financing activities	$ 10,453	$ 24,539
Net change in cash	$ (5,003)	$ 28,389
Cash, beginning of period	31,397	3,008
Cash, end of period	$ 26,394	$ 31,397
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period For
Interest	$ 12,926	$ 13,255
Income taxes	$ 4,442	$ 3,940
Non-Cash Investing and Financing Transactions:
Contingent and deferred acquisition consideration	$ 11,903	$ —
Stock-based compensation capitalized in property and equipment	$ 447	$ —
Capital expenditures included in accounts payable	$ 410	$ 325
Issuance of equity for Aimtell/PushPros/Aramis, Crisp Results and SmarterChaos	$ 35,000	$ 3,000
The accompanying notes are an integral part of the audited consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business
Digital Media Solutions, Inc. (“DMS Inc.”) is a digital performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. As used in this Annual Report, the “Company” refers to DMS Inc. and its consolidated subsidiaries, (including its wholly-owned subsidiary, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker”)). The Company is headquartered in Clearwater, Florida. The Company primarily operates and derives most of its revenues in the United States.
Leo Holdings Corp. (“Leo”), a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated a transaction structured similar to a reverse recapitalization (the “Business Combination”) and domesticated as a corporation incorporated in the state of Delaware. At the closing of the Business Combination (the “Closing”), Leo acquired the equity in Blocker and a portion of the equity of Digital Media Solutions Holding, LLC (“DMSH”), Blocker became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.
As the Business Combination was structured as a reverse recapitalization, the historical operations of DMSH are deemed to be those of the Company. Thus, the financial statements included in this Annual Report reflect (i) the historical operating results of DMSH prior to the Business Combination; (ii) the combined results of the Company following the Business Combination; (iii) the assets and liabilities of Leo at historical cost; and (iv) the Company’s equity and earnings (loss) per share for all periods presented. Refer to Note 2. Business Combination for additional discussion related to the transaction.
The Company operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). Through its agency business, DMS provides access and control over the advertising spend of clients, and also offers marketing automation software as a service (SaaS) to clients.
The Company has organized its operations into three reportable segments. The Brand Direct reportable segment consists of services delivered against an advertiser’s brand, while the Marketplace reportable segment is made up of services delivered directly against the DMS brand. In the Other reportable segment, services offered by DMS include SaaS and digital media services that are managed on behalf of the customer (i.e., managed services).
Correction of Tax Receivable Agreement Liability as of Business Combination date
Through the completion of the 2020 tax return during the third quarter of 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional paid-in capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance in the current year, with the offset to Additional paid-in capital, which was consistent with the method to record the Deferred tax assets and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each impacted period.
Basis of Presentation
These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the SEC.

Principles of Consolidation
The Company consists of DMS Inc. and its wholly-owned subsidiary, Blocker. Pursuant to the Business Combination, DMS Inc. acquired, directly and through its acquisition of the equity of Blocker, approximately 58.4% of the membership interest in DMSH, while the Sellers (as defined in Note 2. Business Combination) retained approximately 41.6% of the membership interest in DMSH (“non-controlling interests”).
The Company consolidates the assets, liabilities and operating results of DMSH and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
The results of operations attributable to the non-controlling interests are included in the Company’s consolidated statements of operations, and the non-controlling interests are reported as a separate component of equity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported as separate financial statement line items in the consolidated financial statements. Actual results could differ from those estimates. Management regularly makes estimates and assumptions that are inherent in the preparation of the consolidated financial statements including, but not limited to, the fair value of private placement warrants, the allowance for doubtful accounts, stock-based compensation, fair value of intangibles acquired in business combinations, loss contingencies, contingent consideration liabilities, asset impairments, and deferred taxes and amounts associated with the Tax Receivable Agreement.
Revenue recognition
The Company derives revenue primarily from fees earned through the delivery of qualified clicks, leads, inquiries, calls, applications, customers and, to a lesser extent, display advertisements, or impressions. The Company recognizes revenue when the Company transfers promised goods or services to clients in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606, Revenue from Contracts with Customers: (i) identify the contract with a client; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.
As part of determining whether a contract exists, probability of collection is assessed on a client-by-client basis at the outset of the contract. If it is determined from the outset of an arrangement that the client does not have the ability or intention to pay, the Company will conclude that a contract does not exist and will continuously reassess its evaluation until the Company is able to conclude that a contract does exist.
Generally, the Company’s contracts specify the period of time as one month, but in some instances the term may be longer. However, for most of the Company’s contracts with clients, either party can terminate the contract at any time without penalty. Consequently, enforceable rights and obligations only exist on a day-to-day basis, resulting in individual daily contracts during the specified term of the contract or until one party terminates the contract prior to the end of the specified term.
The Company has assessed the services promised in its contracts with clients and has identified one performance obligation, which is a series of distinct services. Depending on the client’s needs, these services consist of a specified number or an unlimited number of clicks, leads, calls, applications, customers, etc. (hereafter collectively referred to as “marketing results”) to be delivered over a period of time. The Company satisfies these performance obligations over time as the services are provided. The Company does not promise to provide any other significant goods or services to its clients.
Transaction price is measured based on the consideration that the Company expects to receive from a contract with a client. The Company’s contracts with clients contain variable consideration as the price for an individual marketing result varies on a day-to-day basis depending on the market-driven amount a client has committed to pay. However, because the Company ensures the stated period of its contracts does not generally span multiple reporting periods, the contractual amount within a period is based on the number of marketing results delivered within the period. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required.
If a marketing result delivered to a client does not meet the contractual requirements associated with that marketing result, the Company’s contracts allow for clients to return a marketing result generally within 5-10 days of having received the marketing result. Such returns are factored into the amount billed to the client on a monthly basis and consequently result in a reduction to revenue in the same month the marketing result is delivered. No warranties are offered to the Company’s clients.
The Company does not allocate transaction price as the Company has only one performance obligation and its contracts do not generally span multiple periods. Taxes collected from clients and remitted to governmental authorities are not included in revenue. The Company elected to use the practical expedient which allows the Company to record sales commissions as expense as incurred when the amortization period would have been one year or less.
The Company bills clients monthly in arrears for the marketing results delivered during the preceding month. The Company’s standard payment terms are 30-60 days. Consequently, the Company does not have significant financing components in its arrangements.
Separately from the agreements the Company has with clients, the Company has agreements with Internet search companies, third-party publishers and strategic partners that we engage with to generate targeted marketing results for its clients. The Company receives a fee from its clients and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. Other than certain of its managed services arrangements, the Company is the principal in the transaction. For the transactions where the Company is the principal, the fees paid by its clients are recognized as revenue and the fees paid to its Internet search companies, third-party publishers and strategic partners are included in cost of revenue.
Customer acquisition
The Company’s performance obligation for Customer acquisition contracts is to deliver an unspecified number of potential customers or leads (i.e., number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis as the leads are generated, based on predefined qualifying characteristics specified by our customer. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company recognizes revenue as the performance obligations are satisfied over time.
When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within Accounts receivable, net on the consolidated balance sheets. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. A significant portion of the unbilled estimated revenue balance is finalized and invoiced to customers within sixty days following the period of service. Any remaining estimates are finalized and invoiced as billing totals are reconciled with the customer. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.
Managed services
The Company’s performance obligation for Managed service contracts is to provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for managed services contracts.
The Company enters into agreements with internet search companies, third-party publishers and/or strategic partners to generate customer acquisition services for their Managed service customers. The Company receives a fee from its customers and separately pays a fee to the internet search companies, third-party publishers and/or strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, in certain cases, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.
Software services
The Company’s performance obligation for Software services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software services contracts.
Cost of revenue
Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its clients’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.
Cash and cash equivalents
The Company considers highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of the purchase to be cash equivalents. The Company’s cash is primarily held as cash deposits with no cash restrictions at retail and commercial banks.
Accounts receivable, net
Accounts receivables are recorded net of the allowance for doubtful accounts. Management determines the allowance for doubtful accounts based on factors including past write-offs, delinquency trends and current credit conditions. Accounts are written off when management determines that collection is unlikely. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $4.9 million and $3.1 million, respectively, and bad debt expense was $4.8 million and $3.0 million for the years ended December 31, 2021 and 2020, respectively.
Property and equipment, net
Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment consist of computer and office equipment, furniture and fixtures and leasehold improvements, which are depreciated on a straight-line basis over the estimated useful lives of the assets.
Costs for websites and internal-use software are capitalized as Property and Equipment, net on the Consolidated Balance Sheets during the preliminary project and application stages. Any initial research and development costs incurred during the preliminary project stage or costs incurred for data conversion activities, training, maintenance, general and administrative or overhead costs are expensed as incurred. Qualified costs incurred during the operating stage of our websites and software applications relating to upgrades and enhancements are capitalized to the extent it is probable that they will result in added functionality, while costs that cannot be separated between maintenance of, and minor upgrades and enhancements to, websites and internal-use software are expensed as incurred.
Capitalized software development costs are amortized on a straight line basis over the estimated useful life or 3 years, whichever is shorter. Website and software development costs that do not qualify for capitalization are expensed as incurred - through salaries and related costs for employees time or through cost of goods sold for 3rd party maintenance efforts, which are recorded in Salaries and related costs or in General and administrative expenses, respectively, within the consolidated statements of operations. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including estimated economic life.

Management regularly assesses the carrying value of its long-lived assets to be held and used, including property and equipment and intangible assets, for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. If such events or circumstances are present, a loss is recognized to the extent the carrying value of the asset is in excess of estimated fair value.
Goodwill and other intangible assets
We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of net assets acquired and the related goodwill and other intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and involves the use of significant estimates, including projections of future cashflows, discount rates, asset lives and market multiples.
We review goodwill as of December 31st each year and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. We evaluate the recoverability of goodwill at a reporting unit level. We have 3 reporting units that were subject to the 2021 annual impairment testing. Our annual impairment review as of December 31, 2021 did not result in an impairment charge for any of our reporting units.
The fair value of each reporting unit for 2021 was estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method, and the market approach, which incorporates the use of earnings and revenue multiples based on market data.
We review intangible assets with definite lives subject to amortization whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the carrying value of these assets to the estimated undiscounted future cash flows expected to be generated by these asset groups. These asset groups are impaired when their carrying value exceeds their fair value. Impaired intangible assets with definite lives subject to amortization are written down to their fair value with a charge to expense in the period the impairment is identified. Intangible assets with definite lives are amortized on a straight-line basis with estimated useful lives generally between 1 and 9 years. Events or circumstances that might require impairment testing include the loss of a significant client, the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, significant decline in stock price or a significant adverse change in business climate or regulations.
Determining fair value requires the use of estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating profit margins, royalty rates, weighted average costs of capital, terminal growth rates, future market share, the impact of new product development, and future market conditions, among others. The Company recognizes a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds the reporting unit’s fair value.
Intangible assets with definite lives are amortized based on the estimated consumption of the economic benefit over their estimated useful lives.
For additional information on goodwill, see Note 6. Goodwill and Intangible Assets.
Contingencies
The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed each period and as new information becomes available, liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the consolidated financial position but could possibly be material to the consolidated results of operations or cash flows for any one period.

Acquisitions
Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities are recorded as goodwill.
The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.
At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisitions date, it is more likely than not that the contingencies will give rise to assets or liabilities.
Acquisition related costs not considered part of the considerations are expensed as incurred and recorded in Acquisition costs within the consolidated statement of operations.
Contingent consideration
The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. Since the Company’s contingent consideration can be paid in cash or DMS Class A Common Stock, at the election of the Company, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value at each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flows, estimated volatility and other inputs which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in income from operations in the consolidated statements of operations.
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In most cases, the exit price and transaction (or entry) price will be the same at initial recognition. In the Company’s case, the fair value of financial instruments approximates fair value.
The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.
•	Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.
•
Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.
Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Private Placement Warrants Liabilities
The Company Private Placement Warrants are not redeemable by the Company so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Company Private Placement Warrants on a cashless basis. Except for the forgoing, the Company Private Placement Warrants have terms and provisions that are identical to those of the Company Public Warrants. If the Company Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Company Private Placement Warrants will be redeemable by Company and exercisable by the holders on the same basis as the Company Public Warrants. See Note 11. Equity for description of the Public Warrants’ terms.
Because the Company’s Private Placement Warrants contain provisions whereby the settlement amount varies depending upon the characteristics of the warrant holder, they meet the definition of a derivative under ASC 815, Derivatives and Hedging. The Private Placement Warrants are recorded as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of earnings (loss) at each reporting date. The Company estimates the Private Placement Warrants fair value using a Black-Scholes-Merton option pricing model using a combination of the historical share price volatility of the Company’s and other similar companies’ share prices and the implied volatility of the public warrants, market price and exercise price and the remaining life of the Private Placement Warrants.
Advertising costs
All advertising, promotional and marketing costs are expensed when incurred. Advertising, promotional and marketing costs for the years ended December 31, 2021 and 2020 were $11.3 million and $1.2 million, respectively, and were included in General and administrative expenses within the consolidated statements of operations.
Stock-based compensation
Stock-based compensation is measured using the grant-date fair value of the award of equity instruments, including stock options and restricted stock units (“RSUs”). The expense is recognized over the requisite service period and forfeitures are recognized as incurred.
The fair value of options granted to employees is estimated on the grant date using the Black-Scholes-Merton option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the expected volatility in the fair market value of the Company’s common stock, a risk-free interest rate and expected dividends. The Company uses the simplified calculation of expected life as the contractual term for options of 10 years is longer than the Company has been publicly traded. The Company does not have enough historical perspective to estimate the volatility of its publicly traded shares in regards to the valuation of its stock options awarded to employees. The Company’s common stock began trading on April 20, 2018; no cash dividends have been declared since that time, and we do not anticipate paying cash dividends in the foreseeable future. Expected volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company uses the straight-line method for expense attribution.
During the year ended December 31, 2020, the Company began granting RSUs to its employees and directors. RSUs have a service-based vesting conditions, which must be satisfied in order for RSUs to vest. The service-based vesting condition for these awards is typically satisfied over three to four years, depending on the award, with a cliff vesting period on the anniversary of the award. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. A valuation allowance will be recorded to reduce deferred tax assets to an amount that is anticipated to be realized on a more likely than not basis. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.
The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.
DMSH, the Company’s accounting predecessor, is a limited liability company treated as a partnership for U.S. federal income tax purposes and is not subject to entity-level U.S. federal income tax, except with respect to UE, which was acquired in November 2019. Because UE is treated as a corporation for U.S. federal income tax purposes, it is subject to entity-level U.S. federal income tax. As a result of the Business Combination, Blocker’s allocable share of earnings from DMSH is also subject to U.S. federal and state and local income taxes.
Tax Receivable Agreement
In conjunction with the Business Combination, DMS Inc. and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of the Business Combination, the Company recorded an initial deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheet.
Valuation Allowances for Deferred Tax Assets
We establish an income tax valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we consider the amounts and timing of expected future deductions or carryforwards and sources of taxable income that may enable utilization. We maintain an existing valuation allowance until enough positive evidence exists to support its reversal. Changes in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances. Our assessment of the realizability of the deferred tax assets requires judgment about its future results. Inherent in this estimation is the requirement for us to estimate future book and taxable income and possible tax planning strategies. These estimates require us to exercise judgment about our future results, the prudence and feasibility of possible tax planning strategies, and the economic environment in which the Company does business. It is possible that the actual results will differ from the assumptions and require adjustments to the allowance. Adjustments to the allowance would affect future net income. (See Note 14. Income taxes).
Earnings per share
Basic earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS

Inc., adjusted for the assumed exchange of all potentially dilutive securities, including the Private Placement Warrants’ fair value adjustments recognized in earnings, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive securities, to the extent their inclusion is dilutive to earnings per share.
New Accounting Standards
Accounting Standards Recently Adopted
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This new guidance was effective for the Company beginning on January 1, 2021, and did not have a material impact on the Company’s condensed consolidated financial statements.
Accounting Standards Not Yet Adopted
The Company qualifies as an “emerging growth company” and has elected to adhere to the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.
In February 2016, the FASB issued authoritative guidance ASC 842, Lease Accounting, regarding the accounting for leases, and has since issued subsequent updates to the initial guidance. The amended guidance requires the recognition of assets and liabilities for operating leases. The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued amended guidance, which defers for Emerging Growth Companies (“EGC”) the effective date for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The standard must be adopted using a modified retrospective transition. We plan to elect the package of practical expedients permitted under the transition guidance of the new standards, which allows us to not reassess whether any expired or existing contracts contain leases, allows us to carry forward the historical lease classification, and permits us to exclude from our assessment initial direct costs for any existing leases. We will also make an accounting policy election to exclude leases with an initial term of twelve months or less from our transition adjustment. We are currently evaluating the impact on our consolidated balance sheets, recognizing assets and related lease liabilities, which may or may not have a material impact on the Company’s Consolidated Financial Statements.
In June 2016, the FASB issued authoritative guidance on accounting for credit losses on financial instruments, including trade receivables, and has since issued subsequent updates to the initial guidance. The amended guidance requires the application of a current expected credit loss model, which measures credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts. The guidance requires adoption using a modified retrospective approach and is effective for EGC fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We are currently evaluating the impact on our consolidated financial statements.
NOTE 2. BUSINESS COMBINATION
On July 15, 2020, DMSH consummated the business combination with Leo pursuant to the Business Combination Agreement (the “Business Combination Agreement”), by and among Leo, DMSH, Blocker, Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”) and related entities (the “Sellers”).
In connection with the consummation of the Business Combination, the following occurred:
•	Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.”
•
The Company was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of the Company are held by DMSH and continue to operate through the subsidiaries of DMSH, and the Company’s sole material assets are the equity interests of DMSH indirectly held by it.

•
DMS Inc. consummated the PIPE investment with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors collectively subscribed for 10,424,282 shares of Class A Common Stock for an aggregate purchase price of $100.0 million.

•
DMS Inc. purchased all of the issued and outstanding common stock of Blocker and a portion of the units of DMSH held by Prism and Clairvest Direct Seller. Those DMSH membership interests were then immediately contributed to the capital of Blocker in exchange for aggregate consideration to the Sellers of $57.3 million in cash, 25,857,070 shares of Class B common stock, 2.0 million warrants to purchase Class A Common Stock, and 17,937,954 shares of Class C Common Stock. Refer to Note 11. Equity for a description of the Company’s Common Stock.

•
The Sellers amended and restated the limited liability company agreement of DMSH (the “Amended Partnership Agreement”), to, among other things: (i) recapitalize DMSH such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively own 25,857,070 of DMSH Units and Blocker owns 32,293,793 of DMSH Units; and (ii) provide Clairvest Direct Seller and Prism the right to redeem their DMSH Units for cash or, at the Company’s option, the Company may acquire the DMSH Units in exchange for cash or shares of Class A Common Stock, subject to certain restrictions set forth therein.

•
DMS Inc. issued 2.0 million Private Placement Warrants in exchange for previously held warrants in Leo, and an additional approximate 10.0 million Public Warrants were issued in exchange for the warrants offered and sold by Leo in its initial public offering. Refer to Notes 10. Fair Value Measurements and 11. Equity for a description of the Company’s Private Placement and Public Warrants, respectively.

•
DMS Inc. obtained $30.0 million in cash for working capital needs and $10.0 million to pay down outstanding indebtedness under the Monroe Capital Management Advisors (as administrative agent and lender) (the “Monroe Facility”).

•
The Sellers exercised their right to convert the shares of Class C Common Stock into shares of Class A Common Stock, on a one-for-one basis, in accordance with the new Certificate of Incorporation (the “Conversion”).

•
Prism and Clairvest Direct Seller continue to retain a significant continuing equity interest in the Company, representing 44% of the economic interests in DMSH and 44% of the voting interest in DMS Inc. (“non-controlling interest”).

•
On October 22, 2020, as required by the post-closing working capital adjustment provisions of the Business Combination Agreement, (i) the Company issued (a) 98,783 total additional shares of Class A Common Stock to the Blocker Sellers and (b) 142,394 total additional shares of Class B Common Stock to Prism and Clairvest Direct Seller.

•
In conjunction with the Business Combination, DMS Inc. and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of the Business Combination, the Company recorded an initial deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheet.

Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in the current fiscal year.
As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory as of December 31, 2020, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. See Note 14. Income taxes for further details.
In conjunction with the Business Combination, we incurred approximately $2.4 million of transaction expenses related to incentive bonuses and other acquisition related expenses, which were recorded as Acquisitions Costs in the consolidated statements of operations during the year ended December 31, 2020.
NOTE 3. REVENUE
The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, managed services and software as a service (“SaaS”). The Company recognizes revenue when the promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. The Company has elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized in the amount to which the Company has the right to invoice for services performed.
The Company has organized its operations into three reportable segments: Brand-Direct, Marketplace and Other. The Brand Direct reportable segment consists of services delivered against our customer’s brand, while the Marketplace reportable segment includes services delivered directly against the DMS brand. In the Other reportable segment, services offered by the Company include software services and digital media services that are managed on behalf of the customer. Corporate and other represents other business activities and includes eliminating entries. Management uses these segments to evaluate the performance of its businesses and to assess its financial results and forecasts.
Disaggregation of Revenue
The following tables presents the disaggregation of revenue by reportable segment and type of service (in thousands):
	Year Ended December 31, 2021
	Brand Direct	Marketplace	Other	Intercompany eliminations	Total
Net revenue:
Customer acquisition	$244,942	$224,158	$ —	$(59,650)	$409,450
Managed services	8,845	—	6,471	—	15,316
Software services	—	—	3,169	—	3,169
Total Net revenue	$253,787	$224,158	$9,640	$(59,650)	$427,935
	Year Ended December 31, 2020
	Brand Direct	Marketplace	Other	Intercompany eliminations	Total
Net revenue:
Customer acquisition	179,682	155,999	—	(30,051)	305,630
Managed services	17,869	—	6,139	—	24,008
Software services	—	—	3,218	—	3,218
Total Net revenue	$197,551	$155,999	$9,357	$(30,051)	$332,856

Contract balances
The Company’s contract liabilities result from payments received from clients in advance of revenue recognition as they precede the Company’s satisfaction of the associated performance obligation. If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are classified as deferred revenue on the consolidated balance sheets. As of December 31, 2021 and 2020, the balance of deferred revenue was $1.8 million and $1.7 million, respectively, and recorded “Accrued expenses and other current liabilities” on the audited consolidated balance sheets. We expect the majority of the deferred revenue balance at December 31, 2021 to be recognized as revenue during the following quarter.
When there is a delay between the completion of our performance obligations and when a customer is invoiced, revenue is recognized and recorded as unbilled revenue (i.e. contract assets) within Accounts receivable, net on the consolidated balance sheets. As of December 31, 2021 and 2020, unbilled revenue included in accounts receivable was $2.9 million and $1.8 million, respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service.
For the year ended December 31, 2021, one customer accounted for approximately 13.5%of our total revenues. For the year ended December 31, 2020, no customer accounted for more than 10% of our total revenues.
NOTE 4. REPORTABLE SEGMENTS
The Company’s operating segments are determined based on the financial information reviewed by its chief operating decision maker (“CODM”), and the basis upon which management makes resource allocation decisions and assesses the performance of the Company’s segments. The Company evaluates the operating performance of its segments based on financial measures such as net revenue, cost of revenue, and gross profit. Given the nature of the digital marketing solutions business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets is not included within the disclosure of the Company’s segment financial information.
The following tables are a reconciliation of the operations of our segments to income from operations (in thousands):
	Years Ended December 31,
	2021	2020
Net revenue	$427,935	$332,856
Brand Direct	253,787	197,551
Marketplace	224,158	155,999
Other	9,640	9,357
Intercompany eliminations	(59,650)	(30,051)
Cost of revenue	300,016	234,731
Brand Direct	192,479	151,526
Marketplace	163,637	109,921
Other	3,550	3,335
Intercompany eliminations	(59,650)	(30,051)
Gross profit	$127,919	$ 98,125
Brand Direct	61,308	46,025
Marketplace	60,521	46,078
Other	6,090	6,022
Salaries and related costs	48,014	33,386
General and administrative expenses	43,049	30,020
Depreciation and amortization	25,401	17,954
Acquisition costs	1,967	4,814
Contingent consideration changes in fair value of acquisition	1,106	—
Income from operations	$ 8,382	$ 11,951

NOTE 5. PROPERTY AND EQUIPMENT
The following table presents major classifications of property and equipment and the related useful lives (in thousands, except useful lives):
		December 31,
	Useful Lives	2021	2020
Computers and office equipment	3 years	$ 2,467	$ 1,684
Furniture and fixtures	5 years	437	305
Leasehold improvements	7 years	385	320
Software development costs	3 years	28,272	18,913
Total		31,561	21,222
Less: Accumulated depreciation and amortization		(12,393)	(6,206)
Property and equipment, net		$ 19,168	$15,016
Depreciation and amortization expense for property and equipment for the years ended December 31, 2021 and 2020 was $6.2 million and $3.7 million, respectively, included in our consolidated statements of operations.
As of December 31, 2021 and 2020, the unamortized balance of capitalized software development costs was $16.7 million and $14.0 million, respectively. Amortization of capitalized software development costs for the years ended December 31, 2021 and 2020 was $5.5 million and $3.0 million, respectively, included in depreciation and amortization of our consolidated statements of operations.
NOTE 6. GOODWILL AND INTANGIBLE ASSETS
Goodwill
Changes in the carrying value of goodwill, by reporting segment, were as follows (in thousands):
	Brand Direct	Marketplace	Other	Total
Balance, December 31, 2019	$8,616	$32,660	$ 550	$41,826
Additions (Note 8)	—	—	3,078	3,078
Balance, December 31, 2020	8,616	32,660	3,628	44,904
Additions (Note 8)	9,760	21,894	—	31,654
Balance, December 31, 2021	$18,376	$54,554	$3,628	$76,558
The carrying amount of goodwill for all reporting units had no accumulated impairments as of December 31, 2021 and December 31, 2020.
Intangible assets, net
Finite-lived intangible assets, net consisted of the following (in thousands):
		December 31, 2021			December 31, 2020
	Amortization Period (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Technology	3 to 5	$ 51,946	$(29,929)	$22,017	$48,008	$(21,454)	$26,554
Customer relationships	2 to 9	49,273	(13,076)	36,197	21,794	(6,749)	15,045
Brand	1 to 7	12,109	(4,575)	7,534	4,295	(961)	3,334
Non-competition agreements	3	1,898	(1,418)	480	2,105	(591)	1,514
Total		$115,226	$(48,998)	$66,228	$76,202	$(29,755)	$46,447
Amortization expense for finite-lived intangible assets is recorded on a straight-line basis. Amortization expense related to finite-lived intangible assets was $19.1 million and 14.2 million for the year ended December 31, 2021 and 2020, respectively.

Amortization expense relating to intangible assets subject to amortization for each of the next five years and thereafter is estimated to be as follows (in thousands):
	2022	2023	2024	2025	2026 and Thereafter
Amortization expense	$19,398	$16,366	$13,792	$6,564	$10,108
Impairment analysis
For the year ended December 31, 2021, the fair value of the Company's goodwill exceeded the carrying value of the reporting units, and there were no other events or changes in circumstances to indicate that goodwill or intangible assets were impaired.
NOTE 7. DEBT
The following table presents the components of outstanding debt (in thousands):
	December 31, 2021	December 31, 2020
Term loan	$223,875	$190,541
Revolving credit facility	—	4,000
Delayed draw term loan	—	8,236
Notes payable	—	1,074
Total debt	223,875	203,851
Less: Unamortized debt issuance costs(1)	(6,120)	(2,293)
Debt, net	217,755	201,558
Less: Current portion of long-term debt	(2,250)	(7,967)
Long-term debt	$215,505	$193,591

(1)	Includes net debt issuance discount and other costs.
On May 25, 2021, Digital Media Solutions, LLC (“DMS LLC”), as borrower, and DMSH, each of which is a subsidiary of DMS, entered into a five-year $275 million senior secured credit facility (the “Credit Facility”), with a syndicate of lenders (“Lenders”), arranged by Truist Bank and Fifth Third Bank, as joint lead arrangers, and Truist Bank, as administrative agent. The Credit Facility is guaranteed by, and secured by substantially all of the assets of, DMS LLC, DMSH LLC and their material subsidiaries, subject to customary exceptions. Pursuant to the Credit Facility, the Lenders provided DMS LLC with senior secured term loans consisting of a senior secured term loan with an aggregate principal amount of $225 million (the “Term Loan”) and a $50 million senior secured revolving credit facility (the “Revolving Facility”).
The Term Loan, which was issued at an original issue discount of 1.80% or $4.2 million, will be subject to payment of 1.0% of the original aggregate principal amount per annum paid quarterly, with a bullet payment at maturity. The Term Loan will mature, and the revolving credit commitments under the Revolving Facility will terminate, on May 25, 2026, when any outstanding balances will become due.
Borrowings under the Revolving Facility bear interest, at our option, at either (i) adjusted LIBOR plus 4.25% or (ii) a base rate (which is equal to the highest of (a) Administrative Agent’s prime rate, (b) the federal funds rate, as in effect from time to time, plus 0.50%, (c) one-month LIBOR plus 1.00%, and (d) 1.75% (the “Base Rate”)), plus 3.25%. The Term Loan bears interest at our option, at either (i) adjusted LIBOR plus 5.00% or (ii) the Base Rate plus 4.00%. Under the Revolving Facility, DMS LLC will pay a 0.50% per annum commitment fee in arrears on the undrawn portion of the revolving commitments. For the year ended December 31, 2021, the effective interest rate was 6.29%. Since May 25, 2021 our interest rate is based on LIBOR plus 5%.
The initial $4.2 million debt discount and $3.5 million debt issuance cost related to the Term Loan and Revolving Facility will be amortized over the term of the loan consistent with the effective interest method. As of December 31, 2021, the Term Loan debt discount and debt issuance cost classified as debt had a remaining unamortized balance of $3.7 million and $2.4 million, respectively. The $0.8 million unamortized debt issuance cost associated with the undrawn Revolving Facility is classified and amortized as a long-term asset.

Upon the closing of the Credit Facility, the credit agreement dated as of July 3, 2018, by and among DMS LLC, DMSH, each of their subsidiaries party thereto, various financial institutions party thereto and Monroe Capital Management Advisors, LLC, as administrative agent and lead arranger, and all outstanding amounts thereunder that was previously outstanding with an aggregate principal amount of $210 million was extinguished, and the $15 million revolving credit facility was closed.
The Company recognized a loss on debt extinguishment of $2.1 million during the year ended December 31, 2021, which primarily included accelerated amortization of deferred financing costs, legal fees and early termination fee. The loss recognized is presented as “Debt Extinguishment” in the consolidated statement of operations.
Debt Maturity Schedule
The scheduled maturities of our total debt are estimated as follows at December 31, 2021:
(in thousands)
2022	$ 2,250
2023	2,250
2024	2,250
2025	2,250
2026 and thereafter	214,875
Total debt	$223,875
NOTE 8. ACQUISITIONS
Crisp Results
On April 1, 2021, the Company completed a transaction to purchase the assets of Crisp Marketing, LLC (“Crisp Results” or “Crisp”). Crisp Results is a digital performance advertising company that connects consumers with brands within the insurance sector, with primary focus on the Medicare insurance industry. Crisp Results is known for providing predictable, reliable, flexible and scalable customer acquisition solutions, supporting large brands with a process that combines data, design, technology and innovation.
The Company paid consideration of $40.0 million upon closing of the transaction, consisting of $20.0 million cash and 1.6 million Class A Common Stock valued at $20.0 million. The transaction also includes up to $10.0 million in contingent consideration to be earned over the 12 months following the acquisition, subject to the achievement of certain milestones, and a $5.0 million deferred payment, to be paid 18 months after the acquisition date.
During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of these assets or liabilities as of that date.

Determining the fair value of assets acquired and liabilities assumed requires management's judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. As the result of the completed valuation of the assets acquired (including intangibles) and liabilities assumed, as well as the contingent consideration liabilities, as of the acquisition dates, the following adjustments were recorded related to further analysis of the forecast (for example, items that occurring in the pre-acquisition period that should have been factored into the forecast as of the acquisition date) and refinements to the significant assumptions in the valuation models used to value the intangibles and contingent consideration liabilities. As a result, we have made adjustment to the initial and subsequent fair value of our intangible asset, goodwill, contingent consideration and working capital. The impact of these adjustments are as follows (in thousands):
Crisp Results	Original Acquisition Date Fair Value	Revised Acquisition Date Fair Value	Fair Value Mark- to-Market changes	Fair Value as of December 31, 2021
Goodwill	$17,370	$21,894	$ —	$21,894
Intangible Assets:
Technology	$ —	$ —	$ —	$ —
Customer relationships	$26,000	$19,600	$ —	$19,600
Brand	$ 5,100	$ 7,400	$ —	$ 7,400
Non-competition agreements	$ —	$ —	$ —	$ —
Contingent Consideration	$ 4,763	$ 5,186	$2,184	$ 7,370
Working Capital	$ 1,018	$ 1,018	$ —	$ 1,018
As of April 1, 2021, the acquisition date, the fair value of the contingent consideration earnout was recorded at $4.8 million, and the deferred consideration was $4.6 million. Subsequently, after the acquisition date, the initial fair value of the contingent consideration was revised to $5.2 million. As of December 31, 2021, the revised contingent consideration earnout value increased $2.2 million to a total of $7.4 million, and the present value of the deferred consideration increased $0.2 million to a total of $4.8 million. The contingent consideration and deferred payment can be paid in cash or DMS Class A Common Stock at the election of the Company.
In conjunction with this acquisition, we incurred approximately $0.8 million of legal and other acquisition-related expenses, which were recorded as Acquisition costs in the consolidated operations during the year ended December 31, 2021. Additionally, we incurred $0.2 million of equity issuance costs, offsetting the $20.0 million 1.6 million share issuance in the equity for Crisp Results.
The Company primarily used an Income Approach, specifically a Discounted Cash Flow (“DCF”) analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired business have been included in the Company’s results of operations since the acquisition date of April 1, 2021. Under Accounting Standards Codification 805 (“ASC 805”), an acquirer must recognize any assets acquired and liabilities assumed at the acquisition date, measured at fair value as of that date. Assets meeting the identification criteria included tangible assets, such as real and personal property, and intangible assets. Identified intangible assets included the brand and customer relationships of the acquired business. Fair value of Crisp Results brand was determined using the Relief from Royalty Method, and the fair value of customer relationships was determined using the Multi Period Excess Earnings Method.
The goodwill related to this transaction reflects the workforce and synergies expected from combining the operations of Crisp Results and is included in the Marketplace reportable segment. Goodwill is expected to be deductible for tax purposes. Intangible assets primarily consist of brand and customer relationships with an estimated useful life of seven years for brand and six years for customer relationships.
Aimtell, PushPros and Aramis
On February 1, 2021, the Company acquired Aimtell, Inc. (“Aimtell”), PushPros, Inc. (“PushPros”) and Aramis Interactive (“Aramis”). Aimtell and PushPros are leading providers of technology-enabled digital performance advertising solutions that connect consumers and advertisers within the home, auto, health and life insurance verticals. Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships.

The company paid consideration of $20.0 million upon closing of the transaction, consisting of $5.0 million in cash and approximately 1.29 million shares of Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the three years following the acquisition, subject to the achievement of certain milestones. The contingent consideration can be paid in cash or Class A Common Stock at the election of the Company.
Determining the fair value of assets acquired and liabilities assumed requires management's judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. As the result of the completed valuation of the assets acquired (including intangibles) and liabilities assumed, as well as the contingent consideration liabilities, as of the acquisition dates, the following adjustments were recorded related to further analysis of the forecast (for example, items that occurring in the pre-acquisition period that should have been factored into the forecast as of the acquisition date) and refinements to the significant assumptions in the valuation models used to value the intangibles and contingent consideration liabilities. As a result, we have made adjustment to the initial and subsequent fair value of our intangible asset, goodwill, contingent consideration and working capital. The impact of these adjustments are as follows (in thousands):
Aimtell, PushPros, and Aramis	Original Acquisition Date Fair Value	Revised Acquisition Date Fair Value	Fair Value Mark- to-Market changes	Fair Value as of December 31, 2021
Goodwill	$ 4,853	$9,761	$ —	$9,761
Intangible Assets:
Technology	$10,500	$3,900	$ —	$3,900
Customer relationships	$ 7,920	$7,690	$ —	$7,690
Brand	$ 226	$ 208	$ —	$ 208
Non-competition agreements	$ 117	$ 83	$ —	$ 83

Contingent Consideration	$ 4,925	$2,147	$(1,078)	$1,069

Working Capital	$ 1,404	$ 944	$ —	$ 944
As of February 1, 2021, the acquisition date, the fair value of the contingent consideration earnout was recorded at $4.9 million. Subsequently, after the acquisition date, the initial fair value of the contingent consideration earnout was revised to $2.1 million. As of December 31, 2021, the contingent consideration earnout fair value decreased $1.0 million to a total of $1.1 million. The contingent consideration can be paid in cash or DMS Class A Common Stock at the election of the Company.
In conjunction with this acquisition, we incurred approximately $0.6 million of legal and other acquisition-related expenses, which were recorded as Acquisition costs in the audited consolidated statements of operations during the year ended December 31, 2021.
The Company primarily used an Income Approach, specifically a Discounted Cash Flow (“DCF”) analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations since the acquisition date of February 1, 2021. Under Accounting Standards Codification 805 (ASC 805), an acquirer must recognize any assets acquired and liabilities assumed at the acquisition date, measured at fair value as of that date. Assets meeting the identification criteria included tangible assets, such as real and personal property, and intangible assets. Identified intangible assets included the brand, technology and customer relationships of the acquired business. Fair value of Aimtell, PushPros technology was determined using the Multi Period Excess Earnings Method; fair value of Aramis customer relationships was determined using the Multi Period Excess Earnings Method; and fair value of Aimtell, PushPros cusotmer relationships was determined using the excess earnings method with distributor inputs..
The goodwill related to this transaction reflects the workforce and synergies expected from combining the operations of Aimtell, Aramis and PushPros and is included in the Brand Direct reportable segment. Goodwill is expected to be deductible for Aramis and PushPros for tax purposes. Intangible assets primarily consist of technology and customer relationships with an estimated useful life of four years for technology, and four to six years for customer relationships. Accounting remains open for working capital adjustments and final fair value calculations due to the timing and complexity of the acquisition transaction.
SmarterChaos and She is Media
On July 16, 2020, the Company acquired SmarterChaos.com, LLC, a premier digital marketing and online performance management marketer, along with She Is Media, a female-centric performance ad network (collectively, “SmarterChaos”), for cash and equity of DMSH totaling approximately $5.8 million, net of cash, which was subject to a working capital adjustment that was finalized December 31, 2020.
DMSH issued the SmarterChaos sellers approximately 307,000 DMSH Units, which were convertible to Class A Common Stock, with an aggregate total value of $3.0 million based on the Company’s Class A Common Stock price on July 15, 2020. The SmarterChaos sellers also became parties to the Amended Partnership Agreement.
In conjunction with this acquisition, during the third quarter of 2020, we incurred approximately $0.4 million of legal and other acquisition-related expenses, which were recorded as Acquisition costs in the audited consolidated statements of operations.
On June 30, 2021, SmarterChaos sellers elected to redeem 154,000 DMSH units. We elected to exchange those for shares of Class A Common Stock, with an aggregate capital contribution to DMSH of approximately $3.0 million.
The Company primarily used an Income Approach, specifically a Discounted Cash Flow (“DCF”) analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations since the acquisition date of July 16, 2020. Under Accounting Standards Codification 805 (ASC 805), an acquirer must recognize any assets acquired and liabilities assumed at the acquisition date, measured at fair value as of that date. Assets meeting the identification criteria included tangible assets, such as real and personal property, and intangible assets. Identified intangible assets included the brand and customer relationships of the acquired business. The fair value of the brand was determined by applying an Income Approach, specifically the Relief from Royalty Method. The fair value of the acquired customer relationships was determined by applying an Income Approach, specifically the Multi Period Excess Earnings Method.
The goodwill related to this transaction reflects the workforce and synergies expected from combining the operations of SmarterChaos and is included in the Other reportable segment. Goodwill is expected to be deductible for tax purposes. Intangible assets primarily consist of brand and customer relationships with an estimated useful life of one to seven years for brand, and five to six years for customer relationships. The Company has finalized all working capital adjustments and fair value calculations for SmarterChaos and She is Media.
Net assets and liabilities acquired from the 2020 and 2021 acquisitions consist of the following (in thousands):
	Expected Usefull Life	SmarterChaos	Aimtell, PushPros and Aramis	Crisp Results
		2020	2021	2021
Goodwill		$ 3,078	$ 9,761	$21,894
Technology	4	—	3,900	—
Customer relationships	4 to 6	2,500	7,690	19,600
Accounts receivable		576	3,100	2,610
Brand	1 to 7	277	208	7,400
Non-competitive agreements	3	—	83	—
Property and equipment	3 to 5	28	250	220
Accounts payable		(1,156)	(2,887)	(1,593)
Other assets acquired and liabilities assumed, net(1)		496	740	1
Net assets and liabilities acquired		$ 5,799	$22,845	$50,132

(1)
Other assets acquired and liabilities assumed, net includes Prepaids and other current assets, partially offset by other current liabilities (i.e., Travel and expense payables, payroll liabilities, tax liabilities).

The weighted average amortization period for Aimtell, PushPros and Aramis acquisition technology is 4 years, customer relationships is 4.1 years, brand is 2.1 years and non-compete agreements is 3 years. The weighted average amortization period for Crisp Results acquisition customer relationships is 6 years, and brand is 7 years. In total, the weighted average amortization period for Aimtell, PushPros and Aramis is 4 years and Crisp Results is 5.6 years.
The following schedule represents the amounts of net revenue and net loss from operations related to 2021 acquisitions which have been included in the audited consolidated statements of operations for the periods indicated subsequent to the acquisition date (in thousands):
	Year Ended December 31, 2021
	Aimtell, PushPros and Aramis	Crisp Results
Net revenue	$21,083	$25,637
Net loss from operations	(4,661)	(1,042)
Pro Forma Information
The following audited pro forma financial information represents the consolidated financial information as if the acquisitions had been included in our consolidated results beginning on the first day of the fiscal year prior to their respective acquisition dates. The pro forma results do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions; the costs to combine the companies’ operations; or the costs necessary to achieve these costs savings, operating synergies and revenue enhancements. The pro forma results do not necessarily reflect the actual results of operations of the combined companies under our ownership and operation.
	Years Ended December 31, 2021
(In thousands)	Aimtell, PushPros and Aramis	Crisp Results
Net revenue	$23,093	$34,035
Net (loss) income from operations	$(4,436)	$ 257
	Years Ended December 31, 2020
(In thousands)	Aimtell, PushPros and Aramis	Crisp Results
Net revenue	$26,330	$29,811
Net income from operations	$ 5,085	$ 5,853
NOTE 9. RESTRUCTURING COSTS
Restructuring costs include expenses associated with the Company’s effort to continually improve operational efficiency and reposition its assets to remain competitive on a national basis. The Company leases office space in various locations within United States and Canada. The leases entered into by the Company consist of both long-term and short-term leases. Lease agreements in two locations provide the option to extend for three years upon the provision of nine-month notice. No lease agreement or arrangement is considered material to the overall lease portfolio.
Termination of office lease and other related costs include lease and termination of fixed assets, employee training, relocation and facility costs. These costs are recorded in General and administrative expenses in the audited consolidated statements of operations.
During the year ended December 31, 2020, due to the economic environment caused by the COVID-19 pandemic, the Company entered into negotiations with landlords to terminate lease agreements, for twelve different properties, for a total of approximately 62,113 square feet of office space located in Canada and the United States. The termination of the leases reduced cash needs by approximately $1.9 million over the remaining life of the original leases through April 30, 2025. As of December 31, 2020, the Company concluded negotiations on three properties and agreed to make payments to the landlord totaling approximately $0.4 million in release of all future obligations under the leases. We recorded a reserve of approximately $3.6 million as a result of the cease use of certain leased properties (included in the future minimum lease payments below), which was included in General and administrative expenses in the consolidated statements of operations during the year ended December 31, 2020. As of December 31, 2020, $1.7 million is accrued for within Accrued expenses and other current liabilities and $1.9 million is accrued for within Other non-current liabilities, on the consolidated balance sheets. For the year ended December 31, 2021, the total balance of the reserve is $2.5 million, with $0.9 million within Accrued expenses and other current liabilities and $1.6 million is accrued for within Other non-current liabilities, on the consolidated balance sheet.
During 2021, the Company has continued its negotiations with landlords to terminate lease agreements. One new lease was added to the restructuring lease liability through acquisition of Crisp Results in the second quarter of 2021, resulting in five properties for approximately 57,469 square feet of office space located in the United States that are currently in negotiations.
The change in liability for the restructuring costs for the years ended December 31, 2021 and 2020, respectively, was as follows:
(in Thousands)
Beginning balance at January 1, 2020	$ —
Valuation adjustments	3,853
Lease payments	(238)
Lease accretion	37
Ending balance at December 31, 2020	$ 3,652
Valuation adjustments	373
Lease payments	(1,683)
Lease accretion	174
Ending balance at December 31, 2021	$ 2,516
The rental expense for the years ended December 31, 2021 and 2020 was $1.0 million and $2.0 million, respectively.
At December 31, 2021, the future minimum lease payments for the Company were comprised of the following (in thousands):
Year Ending Years Ended December 31,:
2022	$1,869
2023	1,707
2024	1,899
2025	546
Total	$6,021
NOTE 10. FAIR VALUE MEASUREMENTS
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The carrying amounts of our cash and cash equivalents, accounts receivable, income taxes receivable, accounts payable, accrued expenses and income taxes payable, approximate fair value because of the short-term maturity of those instruments.

Private Placement Warrants - We record the fair value of the Private Placement Warrants as a liability in the Company’s consolidated balance sheet as of December 31, 2021 and 2020, respectively. The fair value of the Private Placement Warrants is considered a Level 3 valuation and is determined using the Black-Scholes-Merton valuation model. Changes in fair value of the Private Placement Warrants are presented under Change in the fair value of warrant liabilities on the Income Statement. As of December 31, 2021, the Company has approximately 4.0 million Private Placement Warrants outstanding.
December 31, 2021
Private Placement Warrants Fair Value Per Share	$0.99
Private and Public Placement Warrant valuation inputs:
Stock price	$4.78
Strike price	$11.50
Remaining contractual term in years	3.54
Estimated volatility	60.0%
Dividend yield	0.0%
Risk free interest rate	1.05%
Contingent consideration payable related to acquisitions
The fair value of the contingent consideration payable for the Aimtell, PushPros, Aramis and Crisp Results acquisitions (described in Note 8 Acquisitions) were determined using a Monte Carlo fair value analysis based on estimated performance and the probability of achieving certain targets. As certain inputs are not observable in the market, the contingent consideration is classified as a Level 3 instrument. Changes in fair value of contingent consideration are presented under Acquisition costs on the statement of operations. There was no contingent consideration payable at December 31, 2020.
The following table presents the contingent consideration assumptions.
Aimtell / PushPros
CYE2021 Revenue - Actual	$7,193,881
CYE2022 Revenue - Expectations	$11,259,147
CYE2023 Revenue - Expectations	$14,636,891
CYE2022 Risk Adjusted Revenue	$10,883,930
CYE2023 Risk Adjusted Revenue	$13,224,456
Revenue Volatility	25%
Iteration (actual)	100,000
Risk adjustment discount rate	7.25%
Risk free / Credit risk	6.5%
Days gap from period end to payment	90
Aramis
CYE2022 Earnout Successful Probability	99.0%
Iteration (actual)	100,000
Risk free / Credit risk	6.5%
Days gap from period end to payment	90
Crisp Results
EBITDA Historical - 9 Months	7,749,580
EBITDA Expectations - 3 Months	1,800,000
Risk adjusted EBITDA	1,768,807
EBITDA volatility	60%
Iterations (actual)	100,000
Risk adjustment discount rate	16.5%
Risk free / Credit risk	6.5%
Days gap from period end to payment	90

The following table presents assets and liabilities measured at fair value on a recurrent basis (in thousands):
		December 31, 2020
Category	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Private Warrant Liabilities	Total liabilities	$—	$—	$22,080	$22,080
Total		$—	$—	$22,080	$22,080
		December 31, 2021
Category	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Private Warrant Liabilities	Total liabilities	$ —	$ —	$3,960	$3,960
Contingent consideration - current	Contingent consideration payable			$7,370	$7,370
Contingent consideration -non-current	Contingent consideration payable	$ —	$ —	$1,069	$1,069
Total		$ —	$ —	$12,399	$12,399
The following table represents the change in the warrant liability and contingent consideration (in thousands):
	Private Placement Warrants	Contingent Consideration
Beginning January 1, 2020	$ —	$1,000
Additions	13,240	—
Changes in fair value	8,840	—
Settlements	—	(1,000)
Balance December 31, 2020	22,080	—
Additions	—	7,333
Changes in fair value	(18,115)	1,106
Settlements	(5)	—
Ending December 31, 2021	$3,960	8,439
NOTE 11. EQUITY
Authorized Capitalization
The total amount of the Company’s authorized capital stock consists of (a) 600,000,000 shares of common stock, par value $0.0001 per share, of the DMS Inc., consisting of (i) 500,000,000 shares of Class A Common Stock, (ii) 60,000,000 shares of Class B Common Stock, and (iii) 40,000,000 shares of Class C Common Stock, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, of the DMS Inc. (“Company Preferred Stock”). At December 31, 2021, there were 36,225,611 shares of Class A Common Stock outstanding and 25,699,464 shares of Class B Stock outstanding.
Company Common Stock
The following table sets forth the Company’s common stock by class at December 31, 2021:
	December 31, 2021		December 31, 2020
Class	Total Shares	Ownership %	Total Shares	Ownership %
Class A Common Stock	36,225,611	58.5%	32,392,576	55.5%
Class B Common Stock	25,699,464	41.5%	25,999,464	44.5%
Total Common Stock	61,925,075	100%	58,392,040	100%
Voting Rights
Each holder of Company Common Stock is entitled to one (1) vote for each share of Company Common Stock held of record by such holder. The holders of shares of Company Common Stock do not have cumulative voting rights. Except as otherwise required in the Company Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Company Preferred Stock are entitled to vote together with the holders of Company Common Stock, as a single class with such holders of Company Preferred Stock).
In addition to any other vote required in the Company Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Company Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of Company Common Stock, as such, will not be entitled to vote on any amendment to the Company Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Company Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
Dividend Rights
Subject to any other provisions of the Company Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock are entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Company’s board of directors (the “Board”) from time to time out of assets or funds of the Company legally available therefor.
Except as provided in the Company Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock. Subject to any other provisions of the Company Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock are entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Company Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock are entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor. At December 31, 2021, there were no shares of Class C Common Stock outstanding.
Redemption
Pursuant to the terms and subject to the conditions of the Amended Partnership Agreement, each holder (other than Blocker) of a DMSH Unit has the right (the “Redemption Right”) to redeem each such DMSH Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Units that such holder has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Company Certificate of Incorporation and in the Amended Partnership Agreement.
Retirement of Class B Common Stock
In the event that (i) any DMSH Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Unit otherwise ceases to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock, if any, or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.
Rights upon Liquidation
In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Company C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Company A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Conversion of Class C Common Stock
Each holder of Class C Common Stock has the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company has the right, at the Company’s option, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted. As of December 31, 2021, there were no Class C Common Stock issued and outstanding.
Transfers
The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of an equal number of DMSH Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.
Other Rights
No holder of shares of Company Common Stock are entitled to preemptive or subscription rights. There is no redemption or sinking fund provisions applicable to the Company Common Stock. The rights, preferences and privileges of holders of the Company Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock of the Company could have the effect of decreasing the trading price of Company Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Company Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.
The Company is authorized to issue 100,000,000 preferred shares with such designations, voting, and other rights and preferences as may be determined from time to time by the Board. As of December 31, 2021 and 2020, there were no shares of preferred stock issued.
Public Warrants
Each Company Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Business Combination, or earlier upon redemption or liquidation.
The Company may call the Company Public Warrants for redemption as follows: (1) in whole and not in part; (2) at a price of $0.01 per warrant; (3) upon a minimum of 30 days’ prior written notice of redemption; and (4) only if the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If the Company calls the Company Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Company Public Warrants to do so on a “cashless basis.”
The exercise price and number of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares.
At December 31, 2021 and 2020, approximately 10.0 million Public Warrants were outstanding.
Non-controlling Interests
The non-controlling interests represent the membership interests in DMSH held by holders other than the Company. Changes to ownership interests in DMSH while the controlling interests in DMSH is retained will be accounted for as equity transactions. As such, future redemptions or direct exchanges of the Company’s Interests in DMSH by the other members of the Company will result in a change in ownership and reduce the amount recorded as non-controlling interest and increase additional paid-in capital. The Company has consolidated the financial position and results of operations of DMSH and reflected the proportionate interests held by Prism, Clairvest Direct Seller and the SmarterChaos sellers as non-controlling interests.
The following table summarizes the ownership interest in DMSH as of December 31, 2021 and 2020:
	December 31, 2021		December 31, 2020
	Interests	Ownership %	Interests	Ownership %
Number of Interests held by DMS, Inc.	36,225,611	58.4%	32,392,576	55.5%
Number of Interests held by non-controlling interests holders	25,853,152	41.6%	25,999,464	44.5%
Total Interests Outstanding	62,078,763	100.0%	58,392,040	100.0%
The following table summarizes the effects of changes in ownership in DMS, Inc. on our equity during the years ended December 31, 2021 and 2020 (in thousands):
	Years Ended December 31,
	2021	2020
Net income (loss) attributable to DMS, Inc. shareholders	$2,202	$(8,696)
Transfers to (from) non-controlling interests due to:
DMSH units issued in SmarterChaos acquisition (Note 8)	—	103
Shares issued in connection with acquisition of Aramis, PushPros, and Aimtell (Note 6)	(1,589)	—
Exercise of warrants to issue Class A common stock	(1)	—
Shares issued in connection with acquisition of Crisp Results (Note 6)	(1,960)	—
Prism shares redeemed and issued to Class A Common Stock	(369)	—
SmarterChaos DMSH units redeemed and issued to Class A Common Stock	(189)	—
Stock-based compensation - Vested & Exercised	(602)	—
Net transfers to (from) non-controlling interests	(4,710)	103
Change from net income attributable to DMS Inc. shareholders and transfers to (from) noncontrolling interest	$(2,508)	$(8,593)

On July 15, 2020, upon the close of the Business Combination, the Prism and Clairvest Direct Seller combined ownership percentage in DMSH was 44.5%. On July 16, 2020, DMSH issued approximately 307 thousand additional DMSH Units to the sellers in the SmarterChaos acquisition, which are included in the non-controlling interest. On October 22, 2020, the Company issued additional 142 thousand shares of Class B Common Stock to Prism and Clairvest Direct Seller, upon a post-closing Business Combination working capital adjustment. On June 30, 2021, the sellers of SmarterChaos redeemed approximately one-half of their non-controlling interest held through DMSH Units in exchange for Class A Common Stock in DMS Inc. The non-controlling interest held by the Sellers of SmarterChaos did not include related Class B Common Stock to be retired upon redemption.
NOTE 12. RELATED PARTY TRANSACTIONS
Registration Rights
At the Closing, the Company entered into an amended and restated registration rights agreement with certain Sellers (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Company registered for resale certain shares of Class A Common Stock and warrants to purchase Class A Common Stock that were held by the parties thereto. Additionally, the Sellers may request to sell all or any portion of their shares of Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by the Company (each, an “Underwritten Shelf Takedown”); however, the Company will only be obligated to effect an Underwritten Shelf Takedown if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million and will not be required to effect more than four Underwritten Shelf Takedowns in any six-month period. The Amended and Restated Registration Rights Agreement also includes customary piggy-back rights, subject to cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Amended Partnership Agreement
Pursuant to the Amended Partnership Agreement, the non-controlling interests (as defined in the Amended Partnership Agreement) have the right to redeem their DMSH Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMSH Units (which DMSH Units are expected to be contributed to Blocker) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMSH Units or all of the remaining DMSH Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMSH will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMSH Units transferred in such change of control transaction. In connection with any Redemption a number of shares of Class B Common Stock will automatically be surrendered and cancelled in accordance with the Company Certificate of Incorporation.
Tax Receivable Agreement
Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in the current fiscal year. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory at DMS, Inc. and Blocker, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. The Tax Receivable Agreement liability that originated from the Business Combination is not probable under ASC 450 - Contingencies since a valuation allowance has been recorded against the related DTA. As such, the Tax

Receivable Agreement Liability of $15.3 million has been reversed through Income Before Taxes as a Change in Tax Receivable Agreement Liability. The remaining short-term Tax Receivable Agreement liability of $1.3 million is attributable to carryback claims. We will continue to evaluate the positive and negative evidence in determining the realizability of the Company’s DTAs. For further details, see Note 14. Income Taxes.
Management Agreement
Prior to the Business Combination, the Management Agreement included consideration for various management and advisory services, where DMSH made payment to one of its members a quarterly retainer of $50 thousand plus any out-of-pocket expenses. The total expense for the year ended December 31, 2020 was $0.1 million, which was recorded in General and administrative expenses in the consolidated statements of operations. The management agreement was terminated in connection with the Business Combination.
Prism Incentive Agreement
On October 1, 2017, DMS, through a subsidiary, acquired the assets of Mocade Media LLC (“Mocade”). On that date, in connection with the acquisition, DMS also entered into a consulting agreement with Singularity Consulting LLC (“Singularity”), a Texas limited liability company owned by the former management of Mocade. On August 1, 2018, in order to further incentivize Singularity’s efforts with respect to the acquired Mocade assets, DMS entered into an amendment to the Singularity consulting agreement. On that date, Prism Data, the then majority equityholder of DMS, also entered into an incentive agreement with Singularity, to which DMS was not a party, providing for certain incentive payments to be accounted for in accordance with applicable accounting standards by Prism Data to Singularity in the event of certain specified change of control sale transactions involving DMS. Following the Business Combination, in November 2020, DMS and Singularity resolved all outstanding amounts due under the Singularity consulting agreement between DMS and Singularity with a payment of $850,000. In addition, Prism Data and Singularity agreed that Singularity would be entitled to a payment from Prism Data of $2,000,000 in the event of certain specified change of control sale transactions involving DMS.
DMSH Member Tax Distributions
For the years ended December 31, 2021 and 2020, tax distributions to members of DMSH were $0.2 million and $0.2 million, respectively.
NOTE 13. EMPLOYEE AND DIRECTOR INCENTIVE PLANS
2020 Omnibus Incentive Plan
On July 15, 2020, Leo’s shareholders approved the 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”)) and other stock-based awards. Directors, officers and employees, as well as others performing independent consulting or advisory services for the Company or its affiliates, will be eligible for grants under the 2020 Plan. The aggregate number of shares reserved under the 2020 Plan is approximately 11.6 million. The 2020 Plan terminates on June 24, 2030.
On October 28, 2020, the Board of Directors of DMS Inc. approved the grant of approximately 1.2 million RSUs, including 65,000 units granted for Directors under the 2020 Plan. The RSUs vest one-third each year based on three years of continuous service starting with July 16, 2021 through July 16, 2023. The related stock-based compensation expense is recognized on a straight-line basis over the vesting period. The 2020 Plan provides Directors’ and employees’ vesting rights after each year for completed service to the Company. The related costs were approximately $6.8 million and $1.0 million for the years ended December 31, 2021 and 2020, respectively, and are included in “Salaries and related costs” within the Consolidated Statement of Operations.
The participants have no rights of a stockholder with respect to the RSUs, including the right to vote and the right to receive distributions or dividends until the shares become vested and settled. The settlement occurs after the vesting date and shall represent the right to receive one Share of Class A of common stock. RSUs awards provide for accelerated vesting if there is a change in control.
The Company’s common stock began trading on April 20, 2018; no cash dividends have been declared since that time, and we do not anticipate paying cash dividends in the foreseeable future. The risk-free rate within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. We recognize forfeitures and/or cancellations based on an actual occurrence.

The fair value of non-vested stock is determined based on the closing trading price of the Company’s stock on the grant date and are amortized over the award’s service period. At December 31, 2021, total non-vested stock-based compensation expense related to restricted stock and options was $16.7 million, which will be recognized over a weighted-average remaining period of 2.7 years.
Restricted Stock Units
Stock awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those stock awards vest on 3 to 4 years of continuous service, depending on when the award was granted, and have 10-year contractual terms. The 2020 Plan allows employees’ vesting rights after each year for completed service to the Company.
The following table presents the restricted stock units activity for the years ended December 31, 2021 and 2020 (in thousands, except price per share):
	Number of Restricted Stock	Weighted-Average Grant Date Fair Value
Outstanding at January 1, 2020	—	$ —
Granted	1,245	$7.31
Vested	—	$ —
Forfeited/Canceled	48	$7.31
Outstanding at December 31, 2020	1,197	$7.31
Granted	1,084	$8.43
Vested	490	$7.59
Forfeited/Canceled	350	$8.11
Outstanding at December 31, 2021	1,441	$7.98
Vested as of December 31, 2021	490	$7.59
For the year ended December 31, 2021, the fair value of vested restricted stock units was $3.7 million. For the year ended December 31, 2020, no restricted stock units had vested.
As of December 31, 2021, the total number of awards issued to other nonemployee consultants for advisory and consulting services were 126 thousand restricted stock units and 118 thousand stock options that represent total stock-based compensation fair value of $1.8 million, for which $0.2 million has been recorded for services provided to date. On October 27, 2021, the board voted to accelerate the vesting of 34,000 restricted units and 32,000 stock options, which will result in immediate recognition of approximately $0.5 million expense in Q4 2021.
Stock Options
The participants have no rights of a stockholder with respect to the stock options, including the right to vote and the right to receive distributions or dividends until the shares become vested and exercised. The exercise occurs after the vesting date and the participant may exercise the option by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by full payment of the exercise price or by means of a broker-assisted cashless exercise. Stock option awards provide for accelerated vesting if there is a change in control.
The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation method, which uses the assumptions noted in the following table. Because Black-Scholes-Merton option valuation models incorporate ranges of assumption for inputs, the selected inputs are disclosed below. Expected volatilities are based on implied volatilities from traded options on the Company’s peer group. The expected term is calculated using the simplified method, due to insufficient exercise activity during recent years as a basis from which to estimate future exercise patterns.

The following is the weighted average of the assumptions used in calculating the fair value of the total stock options granted in 2021 using the Black-Scholes-Merton method:
Fair market value	$5.95
Risk-free rate	0.8%
Dividend yield	—%
Expected volatility	50.5%
Expected term (in years)	6.1 years
The following table presents the stock option activity for the years ended December 31, 2021 and 2020 (in thousands, except price per share):
	Number of Stock Options	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Term (in Years)	Total Intrinsic Value of Restricted Stock Options Exercisable
Outstanding at January 1, 2020	—	$ —	—	$ —
Granted	574	$3.34	5.9 years	$ —
Exercised	—	$ —	—	$ —
Forfeited/expired	23	$ —	—	$ —
Outstanding at December 31, 2020	551	$3.34	5.9 years	$—
Granted	1,706	$4.14	6.1 years	$ —
Exercised	—	$ —	—	$ —
Forfeited/expired	179	$4.07	6.1 years	$ —
Outstanding at December 31, 2021	2,078	$3.92	6.1 years	$ —
Exercisable at December 31, 2021	169	$7.58	—	$1,279
Defined Contribution Plans
The Company offers a 401(k) plan with a mandatory match and a discretionary bonus contribution to all of its eligible employees. The Company matches employees’ contributions based on a percentage of salary contributed by the employees. The Company’s match cost for the years ended December 31, 2021 and 2020 was $0.9 million and $0.8 million respectively, recorded within “Salaries and related costs” on the consolidated statements of operations.
Employee Incentive Plan
The Company instituted a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), in 2017, which was amended and restated on January 31, 2019. The EIP provides for a cash bonus pool payout to vested participants upon the occurrence of a “Sale of the Company” prior to December 31, 2024, in which the equity value (as determined by the board of managers) exceeds $100 million. Each EIP participant was awarded a number of bonus pool units, and is entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. DMSH also instituted a second transaction-based cash bonus plan on November 1, 2019, which mirrors the first plan, except that the equity value was raised to $325 million.
On April 23, 2020, DMSH entered into a Business Combination agreement with Leo. Although this business combination is not considered a “Sale of the Company” for purposes of the EIP, the board of managers was permitted at its discretion to make a payment under the plan as it deemed fit upon consummation of the business combination. The board of managers elected to pay a total of approximately $250 thousand in cash to EIP participants in connection with the Business Combination, which was paid during the year ended December 31, 2020, and these plans were terminated.

NOTE 14. INCOME TAXES
The provision (benefit) for income taxes consist of the following (in thousands):
	Years Ended December 31,
	2021	2020
Current:
Federal	$2,539	3,101
State	307	216
Foreign	26	248
Total Current	2,872	3,565
Deferred
Federal	12,848	69
State	3,591	(549)
Total Deferred	16,439	(480)
Provision for income taxes	$19,311	$3,085
The provision for income taxes shown above varies from the statutory federal income tax rate for those periods as follows (in thousands):
	Years Ended December 31,
	2021	2020
Tax provision (benefit) from federal statutory rate	$5,356	$(2,190)
Tax on income not subject to entity level federal income tax	1,074	1,897
State income taxes, net of federal tax effect	(817)	(280)
Warrant liability fair value change	(3,804)	1,856
Permanent adjustments - Tax Receivable Agreement	(3,211)	—
Other permanent adjustments	(36)	434
True-ups and other	(919)	(465)
Foreign tax credit	63	(63)
Undistributed earnings	529	823
Canadian tax expense	26	261
Valuation allowance	21,240	812
Tax credits	(190)	—
Tax provision	$19,311	$3,085
As a result of a Business Combination, the Company consists of DMS Inc. and its wholly-owned subsidiary, Blocker, which owns 58.4% of equity interests in DMSH (after the SmarterChaos acquisition). DMSH is treated as a partnership for purposes of U.S. federal and certain state and local income tax. As a U.S. partnership, generally DMSH will not be subject to corporate income taxes (except with respect to UE, as described below). Instead, each of the ultimate partners (including DMS Inc.) are taxed on their proportionate share of DMSH taxable income.
While the Company consolidates DMSH for financial reporting purposes, the Company will only be taxed on its allocable share of earnings. The Company’s income tax expense is attributable to the allocable share of earnings from DMSH, a portion of activities of DMSH that are subject to Canadian income tax, and the activities of UE, a wholly-owned U.S. corporate subsidiary of DMSH, which is subject to U.S. federal and state and local income taxes. The income tax burden on the earnings allocated to the non-controlling interests is not reported by the Company in its consolidated financial statements under GAAP. As a result of the foregoing reasons, the Company’s effective tax rate is expected to differ materially from the statutory rate.

Any change in the fair value of the Private Placement Warrants, which are classified as a liability on the Company’s consolidated balance sheet at December 31, 2021, is recognized as a gain or loss in the Company’s consolidated statements of earnings (loss). The Private Placement Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no change to income tax expense relating to changes in the fair value of such warrants.
Deferred tax assets and liabilities are composed of the following (in thousands):
	Years Ended December 31,
	2021	2020
Deferred tax assets:
Investment in DMS Holdings LLC	$29,066	$30,017
Reserve accruals	418	140
Charitable contributions	11	9
Interest carryforward	2,562	1,158
Tax credit carryforwards	190	63
Property and equipment	42	—
Net operating loss	1,808	150
Total gross deferred tax assets	34,097	31,537
Less: Valuation allowance	(32,970)	(11,626)
Total deferred tax assets, net	$1,127	$19,911
Deferred tax liabilities:
Intangibles	(4,561)	(6,971)
Property and equipment	—	(193)
Undistributed earnings	(1,352)	(823)
Total deferred tax liabilities	(5,913)	(7,987)
Net deferred tax (liability) asset	$ (4,786)	$11,924
At December 31, 2021, the Company has federal or state net operating loss carryforwards attributable to DMS, Inc. in the amount of $6.0 million and $9.0 million, respectively. The federal carryforwards are not subject to expiration, and the state carryforwards begin to expire in 2030, however certain state carryforwards are indefinite.
At December 31, 2021, the Company has an expected federal income tax credit carryforward of $0.2 million which would expire at December 31, 2030, unless utilized. Utilization of some of the federal and state net operating loss and credit carryforwards are subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization. We do not expect any annual limitation to materially impact the utilization of net operating losses and credits.
The Company records a deferred tax asset if it is more likely than not that the Company will realize a future tax benefit. Ultimate realization of any deferred tax asset is dependent on the Company’s ability to generate sufficient future taxable income in the appropriate tax jurisdiction before the expiration of carryforward periods, if any. Our assessment of deferred tax asset realizability considers many different factors including historical and projected operating results, the reversal of existing deferred tax liabilities that provide a source of future taxable income, the impact of current tax planning strategies and the availability of future tax planning strategies. The Company establishes a valuation allowance against any deferred tax asset for which we are unable to conclude that realizability is more likely than not. This is inherently judgmental since we are required to assess many different factors and evaluate as much objective evidence as we can in reaching an overall conclusion. The particularly sensitive component of our evaluation is our projection of future operating results since this relies heavily on our estimates of future revenue and expense levels by tax jurisdiction.
We have determined the need for an additional $21 million valuation allowance for the period ending December 31, 2021. In doing so we assessed the available positive and negative evidence to estimate whether future taxable income would be generated to permit use of the existing deferred tax assets (“DTAs”). A significant piece of objective negative evidence evaluated was the three-year cumulative loss before taxes. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. Therefore, a full valuation allowance has been recorded against the DTAs at DMS, Inc. The amount of DTA considered realizable could be adjusted if objective negative evidence in the form of cumulative losses is no longer present.
The Company is subject to examination by the Internal Revenue Service and taxing authorities in various states. The Company’s U.S. federal income tax returns remain subject to examination by tax authorities for the years 2017 to 2019. The Company’s state income tax returns are no longer subject to income tax examination by tax authorities prior to 2016; however, our net operating loss carryforwards arising prior to that year are subject to adjustment. The Company regularly assesses the likelihood of tax deficiencies in each of the tax jurisdictions and, accordingly, makes appropriate adjustments to the tax provision as deemed necessary.
The Company records interest and penalties, if any, as a component of its income tax (benefit) expense in the consolidated statements of operations. No interest expense or penalties were recognized during the years ended December 31, 2021, and 2020.
Tax Receivable Agreement
Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in the current fiscal year. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory at DMS, Inc. and Blocker, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. The Tax Receivable Agreement liability that originated from the Business Combination is not probable under ASC 450 - Contingencies since a valuation allowance has been recorded against the related DTA. As such, the Tax Receivable Agreement Liability of $15.3 million has been reversed through Income Before Taxes as a Change in Tax Receivable Agreement Liability. The remaining short-term Tax Receivable Agreement liability of $1.3 million is attributable to carryback claims. We will continue to evaluate the positive and negative evidence in determining the realizability of the Company’s DTAs.
NOTE 15. EARNINGS PER SHARE
Basic earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS Inc. adjusted for the income effects of dilutive instruments by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive elements.
Prior to the Business Combination, the membership structure of DMSH included units which had profit interests. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, the basic and diluted earnings (loss) per share for the year ended December 31, 2020 represent only the period of July 15, 2020 to December 31, 2020.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings (loss) per share of Class A Common Stock:
	Years Ended December 31,
	2021	2020
Numerator:
Net income (loss)	$6,193	$(13,714)
Net income (loss) attributable to DMSH prior to the Business Combination	—	(1,345)
Net income (loss) attributable to non-controlling interest	3,991	(5,018)
Net income (loss) attributable to Digital Media Solutions, Inc. - basic and diluted	$2,202	$ (7,351)
Denominator:
Weighted average shares - basic	$35,249	$32,335
Add: dilutive effects of employee equity awards	389	—
Add: dilutive effects of public warrants	126	—
Weighted average shares - diluted	$35,764	$32,335

Net earnings (loss) per common share:
Basic	$0.06	$(0.23)
Diluted	$0.06	$(0.23)
Shares of the Company’s Class B Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate basic and diluted earnings per share of Class B Common Stock under the two-class method has not been presented.
For the year ended December 31, 2021, the Company excluded $25.7 million shares of Class B Common Stock, $4 million Private warrants, $1.9 million shares of restrictive stock units and stock options, contingent and deferred considerations issued in connection with the Aramis, Aimtell, PushPros and Crisp Results acquisition and the DMSH Units issued in the SmarterChaos acquisition, as their effect would have been anti-dilutive. At December 31, 2020, the Company excluded 26.0 million shares of Class B Common Stock, 14.0 million Public and Private warrants, 1.8 million shares of restrictive stock units and stock options, and the DMSH Units issued in the SmarterChaos acquisition as their effect would have been anti-dilutive.
For the year ended December 31, 2021, the Company excluded contingent consideration issued in connection with Aramis, Aimtell, PushPros and Crisp Results acquisitions, which is payable in DMS common stock at the Company’s option, as the necessary conditions to pay such consideration had not been satisfied by the end of the period.
NOTE 16. COMMITMENTS AND CONTINGENCIES
Legal proceedings
In the ordinary course of business, we are involved from time to time in various claims and legal actions incident to our operations, both as a plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on the results of operations, financial position or cash flows. We intend to vigorously defend ourselves in these matters.
DMSH Unit Redemption Rights
The Amended and Restated Partnership Agreement includes provisions intended to ensure that the Company at all times maintains a one-to-one ratio between (i) the number of outstanding shares of Class A Common Stock (including the number of shares of Class A Common Stock into which all of the outstanding shares of Class C Common Stock are convertible in accordance with the Company Certificate of Incorporation) and (ii) the aggregate number of DMSH Units owned by DMS Inc., its subsidiaries and any consolidated, combined, unitary or similar group of entities that join in filing any tax return with DMS Inc.

NOTE 17. SUBSEQUENT EVENTS
On January 17, 2022, the sellers of SmarterChaos redeemed their remaining non-controlling interest held through DMSH Units in exchange for 154,000 shares of Class A Common Stock in DMS, Inc. The non-controlling interest held by the Sellers of SmarterChaos did not include related Class B Common Stock to be retired upon redemption.

SCHEDULE II
DIGITAL MEDIA SOLUTIONS, INC.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
SUPPLEMENTAL SCHEDULE
(IN THOUSANDS)
Description	Year Ended	Balance at Beginning of Period	Charge to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Accounts receivable reserves	2020	$941	$3,039	$—	$859	$3,121
	2021	$3,121	$4,798	$—	$2,989	$4,930

72,291,202 Shares of Class A Common Stock
4,000,000 Warrants to Purchase Class A Common Stock

PROSPECTUS

   , 2022

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.
SEC registration fee	$ **
FINRA filing fee	*
Printing fees and expenses	*
Registrar and transfer agent fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$*

*	Estimates not presently known.
**	SEC fees in amount of $54,948.28 were paid at the time of the original filing of the Registration Statement on July 31, 2020.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 14.	Indemnification of Directors and Officers.
Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
The Certificate of Incorporation limits the liability of the directors of DMS to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of DMS or any of its subsidiaries or was serving at DMS’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.
During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.
On December 8, 2017 we issued 8,625,000 Class B ordinary shares to our Sponsor prior to our initial public offering. On February 15, 2018, we issued 4,000,000 Leo private placement warrants to our Sponsor concurrently with the closing of our initial public offering. On July 15, 2020, in connection with the Business Combination, we issued (i) 25,857,070 shares of Class B Common Stock, 17,937,954 shares of Class C Common Stock and 2,000,000 Private Placement Warrants to the Sellers pursuant to the Business Combination Agreement and (ii) the PIPE Shares to the PIPE Investors pursuant to the Subscription Agreements. On July 17, 2020, in connection with the Conversion, we issued the Conversion Shares to the Blocker Sellers pursuant to the Certificate of Incorporation.
On February 1, 2021, the Company completed the “PushPros Acquisition”. Aimtell and PushPros are mobile and web push notification technology and solutions companies and Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20.0 million upon closing of the transaction, consisting of $5.0 million cash and 1,293,103 shares of Class A Common Stock (valued at approximately $15 million). The transaction also includes up to $15.0 million in contingent consideration to be earned over the next three years, subject to the acquired companies reaching certain milestones. The contingent consideration can be paid in cash or stock at the election of the Company. The additions of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.
On April 1, 2021, the Company completed the acquisition of certain assets of Crisp Marketing LLC (“Crisp Results”) and its subsidiary Union Health, LLC (the “Crisp Results Acquisition”). The Crisp Results assets enable data-driven digital performance advertising solutions with a focus on the insurance industry, including the Medicare insurance category. The Company paid consideration of $40 million upon closing of the transaction, consisting of $20 million cash and 1,595,100 shares of the Company’s Class A Common Stock. The transaction also includes up to $10 million in contingent consideration to be earned over the next twelve months, subject the operation of the acquired assets reaching certain milestones and a $5 million deferred payment. The contingent consideration and the deferred cash payment can each be paid in cash or stock at the election of the Company. The Crisp Results Acquisition is expected to present multiple areas of identified cost savings and a number of cross-sell opportunities across multiple insurance segments.
On July 16, 2020, the Company acquired SmarterChaos.com, LLC, a premier digital marketing and online performance management marketer, along with She Is Media, a female-centric performance ad network (collectively, “SmarterChaos”), for cash and equity of DMSH totaling approximately $5.8 million, net of cash, which was subject to a working capital adjustment that was finalized December 31, 2020. DMSH issued the SmarterChaos sellers approximately 307,000 DMSH Units, which were convertible to Class A Common Stock, with an aggregate total value of $3.0 million based on the Company’s Class A Common Stock price on July 15, 2020. The SmarterChaos sellers also became parties to the Amended Partnership Agreement. In conjunction with this acquisition, during the third quarter of 2020, we incurred approximately $0.4 million of legal and other acquisition-related expenses, which were recorded as Acquisition costs in the audited consolidated statements of operations. On June 30, 2021, SmarterChaos sellers elected to redeem 154,000 DMSH units. We elected to exchange those for shares of Class A Common Stock, with an aggregate capital contribution to DMSH of approximately $3.0 million.
The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the initial public offering, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.
Item 16.	Exhibits and Financial Statement Schedules.
(1)	Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.
(1)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned Registrant hereby undertakes that:
(A)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2.1+
Business Combination Agreement, dated April 23, 2020, by and among Leo Holdings Corp., Digital Media Holdings, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K/A filed with the SEC on April 24, 2020).

2.2	Amendment No. 1 to Business Combination Agreement, dated July 2, 2020 (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

3.1
Certificate of Incorporation of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

3.2	Bylaws of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.1
Form of Specimen Class A Common Stock Certificate of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 4.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.2
Form of Specimen Warrant Certificate of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 4.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.3
Amended and Restated Warrant Agreement, dated July 15, 2020, by and among Leo Holdings Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

4.4
Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.4 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K filed with the SEC on March 16, 2022).

5.1
Opinion of Counsel (incorporated by reference to Exhibit 5.1 to Post-Effective Amendment No. 1 to Digital Media Solutions, Inc.’s Registration Statement on Form S-1 filed with the SEC on March 26, 2021).

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Leo Holdings, Corp.’s Current Report on Form 8-K/A filed with the SEC on April 24, 2020).

10.2
Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated as of June 22, 2020, by and among Leo Holdings Corp., Leo Investors Limited Partnership and other parties thereto (incorporated by reference to Exhibit 10.1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on June 22, 2020).

10.3+
Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC, dated July 15, 2020 (incorporated by reference to Exhibit 10.3 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

Exhibit Number	Description
10.4
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC, dated January 19, 2021 (incorporated by reference to Exhibit 10.4 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K filed with the SEC on March 16, 2022).

10.5
Director Nomination Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., Leo Investors Limited Partnership, Lion Capital (Guernsey) Bridgeco Limited, Clairvest Group Inc. and Prism Data, LLC (incorporated by reference to Exhibit 10.4 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

10.6
Amended and Restated Registration Rights Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., as successor to Leo Holdings, Corp., and the other parties thereto (incorporated by reference to Exhibit 10.5 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

10.7
Tax Receivable Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., CEP V DMS US Blocker Company, Prism Data, LLC, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, CEP V Co-Investment Limited Partnership and Clairvest GP Manageco Inc. (incorporated by reference to Exhibit 10.6 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.9#
Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

10.10#
Form of Restricted Share Unit Award Agreement (Employee) (incorporated by reference to Exhibit 10.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on November 3, 2020).

10.11#
Form of Restricted Share Unit Award Agreement (Director) (incorporated by reference to Exhibit 10.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on November 3, 2020).

10.12#	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.3 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on November 3, 2020).

10.13#
Letter Agreement, dated July 8, 2020, by and between Digital Media Solutions, LLC and Joey Liner (incorporated by reference to Exhibit 10.10 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

10.14#
Letter Agreement, dated March 16, 2021, by and between Digital Media Solutions, Inc. and Randall Koubek. (incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 1 to Digital Media Solutions, Inc.’s Registration Statement on Form S-1 filed with the SEC on March 26, 2021).

10.15#
Offer Letter, dated November 21, 2018, by and between Digital Media Solutions, LLC and Joey Liner (incorporated by reference to Exhibit 10.12 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 20, 2020).

Exhibit Number	Description
10.16#
Offer Letter, dated February 13, 2021, by and between Digital Media Solutions, Inc. and Vasundara Srenivas (incorporated by reference to Exhibit 10.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on February 19, 2021).

10.17
Credit Agreement, dated as of May 25, 2021, by and among Digital Media Solutions, LLC, as borrower, Digital Media Solutions Holdings, LLC, the lenders and issuing banks named therein, and Truist Bank, as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.1 to Digital Media Solutions, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 31, 2021).

10.18
Asset Purchase Agreement, dated April 1, 2021, by and among Digital Media Solutions, Inc., Edge Marketing, LLC. and wholly owned subsidiary of Digital Meida Solutions, LLC, Crisp Marketing, LLC d/b/a Crisp Results, and Union Helath, LLC, a Flordia limited liability company, and Justin Ferreira, in his capacity as Sellers’ representative (incorporated by reference to Exhibit 10.1 to Digital Media Solutions, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K filed with the SEC on March 16, 2022).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3
Consent of Anthony Saldana, General Counsel, Executive Vice President of Legal and Compliance and Secretary of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 5.1 to Post-Effective Amendment No. 1 to Digital Media Solutions, Inc.’s Registration Statement on Form S-1 filed with the SEC on March 26, 2021).

24.1	Powers of Attorney (incorporated by reference to Digital Media Solutions, Inc. Registration Statement on Form S-1 filed with the SEC on July 31, 2020).

101
The following financial information for the period ended December 31, 2021, formatted in Inline XBRL: (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statements of Changes in Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Documents filed herewith.
**
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

+	Certain schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.
#	Management contract and compensatory plan and arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on March 30, 2022.
DIGITAL MEDIA SOLUTIONS, INC.

By:	/s/ Joseph Marinucci
	Name:	Joseph Marinucci
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date

/s/ Joseph Marinucci	Chief Executive Officer, President and Director (Principal Executive Officer)	March 30, 2022
Joseph Marinucci

/s/ Vasundara Srenivas	Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2022
Vasundara Srenivas

*	Chairperson of the Board	March 30, 2022
Mary Minnick

*	Director	March 30, 2022
Fernando Borghese

*	Director	March 30, 2022
Robbie Isenberg

*	Director	March 30, 2022
James H. Miller

*	Director	March 30, 2022
Lyndon Lea

*	Director	March 30, 2022
Robert Darwent
*By:	/s/ Joseph Marinucci
Joseph Marinucci
Attorney-in-Fact